      As filed with the Securities and Exchange Commission on June 19, 1998

                                                 Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           UNION PLANTERS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

            TENNESSEE                    6712                   62-0859007
(State or Other Jurisdiction of  (Primary Standard           (I.R.S. Employer
 Incorporation or Organization)       Industrial            Identification No.)
                                   Classification
                                    Code Number)

                           7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6000
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                            E. JAMES HOUSE, JR, ESQ.,
                SECRETARY AND MANAGER OF THE LEGAL DEPARTMENT OF
                           UNION PLANTERS CORPORATION
                           7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:

    J. ALLEN ROBERTS, ESQ.                       NORMAN L. EZELL, PRESIDENT AND
    Wyatt, Tarrant & Combs                           CHIEF EXECUTIVE OFFICER
6075 Poplar Avenue, Suite 650                            Duck Hill Bank
  Memphis, Tennessee 38119                            101 South State Street
      (901) 537-1000                               Duck Hill, Mississippi 38925
                                                          (601) 565-2416

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES TO BE       AMOUNT TO BE       PROPOSED MAXIMUM      PROPOSED MAXIMUM       AMOUNT OF
              REGISTERED                      REGISTERED(1)     OFFERING PRICE PER    AGGREGATE OFFERING   REGISTRATION FEE
                                                                       UNIT(2)              PRICE(2)

----------------------------------------------------------------------------------------------------------------------------
Common Stock, $5.00, par value per share,        42,403                $49.30              $2,090,274           $616.63
(and associated Preferred Share Rights)       Shares (with
                                             Preferred Share
                                                 Rights)

------------------------------

(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant which is expected to be issued in connection with the merger described herein.

(2) Estimated solely for the purpose of calculating the registration fee and based, pursuant to Rule 457(f)(2) under the Securities Act on the book value per share of the Common Stock of Duck Hill Bank as of the latest practicable date prior to filing this Registration Statement.

                               DELAYING AMENDMENT

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 DUCK HILL BANK
                             101 SOUTH STATE STREET
                          DUCK HILL, MISSISSIPPI 38925


TO THE SHAREHOLDERS OF DUCK HILL BANK:                             June __, 1998

         You are cordially invited to attend a special meeting of the shareholders (the "Special Meeting") of Duck Hill Bank ("DHB") to be held at DHB's offices located at 101 South State Street, Duck Hill, Mississippi 38925, at 4:00 p.m., local time, on July 29, 1998, notice of which is enclosed.

         At the Special Meeting, you will be asked to consider and vote on a proposal to approve the Reorganization Agreement and Agreement to Merge (the "Agreement") and a related Agreement to Merge (the "Agreement to Merge") by and between DHB, Union Planters Corporation, a Tennessee corporation ("UPC"), Union Planters Bank, National Association, a national banking association ("UPB"), and Union Planters Holding Corporation, a Tennessee corporation which is a wholly-owned subsidiary of UPC and the owner of all of the issued and outstanding shares of UPB ("UPHC"). Pursuant to the Agreement and the Agreement to Merge, DHB will merge (the "Merger") with and into UPB, with the effect that UPB will be the surviving association resulting from the Merger. Upon consummation of the Merger, each share of DHB common stock issued and outstanding (excluding shares held by DHB or UPC, UPC's subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive 10.6008 shares of UPC common stock and the associated "Preferred Share Rights" (as defined in the accompanying Proxy Statement/Prospectus), subject to possible adjustment as described in the accompanying Proxy Statement/Prospectus, with cash being paid in lieu of issuing fractional shares. Under certain circumstances more fully described in the accompanying Proxy Statement/Prospectus, DHB may terminate the Merger if the average closing price of UPC Common Stock on the New York Stock Exchange falls below $47.25. The Board of Directors of DHB has no current intention of waiving its right to terminate the Merger in such circumstances without resoliciting the shareholders of DHB. The accompanying Proxy Statement/Prospectus sets forth certain of the factors which the Board of Directors of DHB will consider on deciding whether to exercise its right to terminate under those circumstances.

         Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus, (iii) proxy card for the Special Meeting and (iv) pre-addressed return envelope for the proxy card. The Proxy Statement/Prospectus describes in more detail the Agreement, the Agreement to Merge and the proposed Merger, including a description of your rights as a shareholder of DHB to exercise statutory dissenters' rights, the conditions to consummation of the Merger and the effects of the Merger on the rights of DHB's shareholders. Please read these materials carefully and consider thoughtfully the information set forth in them.

         THE BOARD OF DIRECTORS OF DHB HAS UNANIMOUSLY APPROVED AND ADOPTED THE AGREEMENT AND THE AGREEMENT TO MERGE AND CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT AND THE AGREEMENT TO MERGE.

         Approval of the Agreement and the Agreement to Merge will require the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of DHB Common Stock entitled to be voted at the Special Meeting. Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person even if you previously returned your proxy card. The proposed Merger with UPC is a significant step for DHB and your vote on this matter is of great importance.

         ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR ADOPTION OF THE AGREEMENT AND THE AGREEMENT TO MERGE BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

         I look forward to seeing you at the Special Meeting.

                                    Sincerely,



                                    Norman L. Ezell,
                                    President and Chief Executive Officer

                                 DUCK HILL BANK
                             101 SOUTH STATE STREET
                          DUCK HILL, MISSISSIPPI 38925

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD AT 4:00 P.M. ON JULY 29, 1998

         NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the "Special Meeting") of Duck Hill Bank ("DHB") will be held at DHB's offices located at 101 South State Street, Duck Hill, Mississippi 38925 on Wednesday, July 29, 1998, at 4:00 p.m., local time, for the following purposes:

         1. MERGER. To consider and vote upon a proposal to approve the Reorganization Agreement and Agreement to Merge, dated as of November 6, 1997 (the "Agreement"), and the related Agreement to Merge (the "Agreement to Merge"), by and between DHB, Union Planters Corporation, a Tennessee corporation ("UPC"), Union Planters Bank, National Association, a national banking association ("UPB"), and Union Planters Holding Corporation, a Tennessee corporation which is a wholly-owned subsidiary of UPC and which owns all of the outstanding and issued shares of UPB ("UPHC"), pursuant to which (i) DHB will merge (the "Merger") with and into UPB, with the effect that UPB will be the surviving association resulting from the Merger, and (ii) each share of the $50.00 par value common stock of DHB ("DHB Common Stock") issued and outstanding at the effective time of the Merger (excluding shares held by DHB or UPC, or UPC's subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive 10.6008 shares of the $5.00 par value common stock of UPC, and the associated "Preferred Share Rights" (as defined in the accompanying Proxy Statement/Prospectus), subject to possible adjustment, and cash in lieu of issuing any fractional share. A copy of each of the Agreement and the Agreement to Merge is set forth as Appendix A and Appendix B, respectively, to the accompanying Proxy Statement/Prospectus and is incorporated by reference therein.

         2. OTHER BUSINESS. To transact such other business as may come properly before the Special Meeting or any adjournments or postponements of the Special Meeting.

         Only shareholders of record at the close of business on June 26, 1998 will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. APPROVAL OF THE AGREEMENT AND THE AGREEMENT TO MERGE REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF DHB COMMON STOCK ENTITLED TO BE VOTED AT THE SPECIAL MEETING.

         DHB shareholders have the right to dissent from the Merger and to receive the "fair value" of their shares of DHB Common Stock in cash, provided the proper steps are taken to properly "perfect" statutory dissenters' rights. Statutory dissenters' rights are more fully discussed in various sections of the accompanying Proxy Statement/Prospectus, and a copy of Article 13 of the Mississippi Business Corporation Act governing statutory dissenters' rights is attached thereto as Appendix C. DHB shareholders considering the exercise of their dissenters' rights should carefully review these materials and information before voting with respect to the Agreement and the Agreement to Merge.

         THE BOARD OF DIRECTORS OF DHB UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE AGREEMENT TO MERGE.

                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    Norman L. Ezell,
                                    President and Chief Executive Officer
June ____, 1998
Duck Hill, Mississippi


 WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE,
   AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
    POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE
                      REPRESENTED AT THE SPECIAL MEETING.

                                   PROSPECTUS

                         COMMON STOCK, $5.00 PAR VALUE
                           UNION PLANTERS CORPORATION

                                PROXY STATEMENT

                     FOR SPECIAL MEETING OF SHAREHOLDERS OF
                                 DUCK HILL BANK

         This Prospectus of Union Planters Corporation, a bank holding company organized and existing under the laws of the State of Tennessee ("UPC"), relates to the issuance of 42,403 shares of common stock, $5.00 par value, of UPC (together with associated "Preferred Share Rights" (as defined herein) "UPC Common Stock"), which are issuable to the shareholders of Duck Hill Bank, a Mississippi banking corporation ("DHB"), upon consummation of the proposed merger (the "Merger") of DHB with and into Union Planters Bank, National Association, a national banking association organized under the laws of the United States of America ("UPB"), and a wholly-owned subsidiary of Union Planters Holding Corporation, a Tennessee corporation which is a wholly-owned subsidiary of UPC ("UPHC"), with the effect that UPB will be the surviving association of the Merger. The Merger will be consummated pursuant to the terms of the Reorganization Agreement and Agreement to Merge, dated as of November 6, 1997 (the "Agreement"), and the related Agreement to Merge (the "Agreement to Merge"), by and between UPC, DHB and UPHC. At the effective time of the Merger (the "Effective Time"), except as described herein, each issued and outstanding share of common stock, par value $50.00 per share, of DHB ("DHB Common Stock") will be converted into and exchanged for the right to receive 10.6008 shares of UPC Common Stock, subject to certain possible adjustments described herein (the "Exchange Ratio"). Cash (without interest) will be paid in lieu of the issuance of any fractional shares of UPC Common Stock.

         The Exchange Ratio is adjustable upward only if certain conditions are met concerning the quoted price of UPC Common Stock. The Board of Directors of DHB (the "DHB Board"), would likely invoke the adjustment mechanism in the Agreement if the conditions permit by giving notice of its election to terminate, in which case UPC must determine whether to proceed with the Merger at a higher Exchange Ratio and avoid termination. In making this determination, the principal factors UPC will consider include the projected effect of the Merger on UPC's pro forma earnings per share and whether UPC's assessment of DHB's earning potential as part of UPC justifies the issuance of an increased number of shares of UPC Common Stock. If UPC declines to adjust the Exchange Ratio, DHB may elect to proceed without the adjustment by withdrawing its election to terminate, although it has no current intention to so elect without resoliciting the approval of DHB's shareholders. In making such determination, the DHB Board will consider whether the Merger remains in the best interest of DHB and its shareholders, despite a decline in the price of UPC Common Stock, and whether the consideration to be received by the holders of DHB Common Stock remains fair from a financial point of view. See "DESCRIPTION OF TRANSACTION - Possible Adjustment of Exchange Ratio."

         This Prospectus also serves as the Proxy Statement of DHB, and is being furnished to the shareholders of DHB in connection with the solicitation of proxies by the DHB Board for use at its special meeting of shareholders (including any adjournment or postponement thereof, the "Special Meeting"), to be held on Wednesday, July 29, 1998, to consider and vote upon the Agreement and the Agreement to Merge and the transactions contemplated therein. This Proxy Statement/Prospectus ("Proxy Statement") and related materials enclosed herewith are being mailed to shareholders of DHB on or about June __, 1998.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                     GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                              ---------------

                The date of this Proxy Statement is June __, 1998

                              AVAILABLE INFORMATION

         UPC is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy and information statements, and other information can be inspected and copied at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The shares of UPC Common Stock are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "UPC," and reports, proxy and information statements, and other information concerning UPC also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The shares of DHB Common Stock are not traded on any exchange or system, and DHB is not required to, and does not, file reports or information with the SEC or any securities exchange or system.

         This Proxy Statement constitutes part of the Registration Statement on Form S-4 of UPC (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about UPC, DHB and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

         All information contained in this Proxy Statement or incorporated herein by reference with respect to UPC was supplied by UPC, and all information contained in this Proxy Statement with respect to DHB was supplied by DHB.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR DHB OR THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE OF THIS PROXY STATEMENT.

         THIS PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND BUSINESS OF UPC AND DHB, AND UPC FOLLOWING THE CONSUMMATION OF THE MERGER AND OTHER ACQUISITIONS (AS DEFINED UNDER "BUSINESS OF UPC -- RECENT DEVELOPMENTS"), INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND THE OTHER ACQUISITIONS AND THE EXPECTED IMPACT OF THE MERGER AND THE OTHER ACQUISITIONS ON UPC'S FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHER THINGS, THE FOLLOWING POSSIBILITIES: (I) EXPECTED COST SAVINGS FROM THE MERGER AND THE OTHER ACQUISITIONS CANNOT BE FULLY REALIZED; (II) DEPOSIT ATTRITION, CUSTOMER LOSS, OR REVENUE LOSS FOLLOWING THE MERGER AND THE OTHER ACQUISITIONS IS GREATER THAN EXPECTED; (III) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (IV) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF UPC AND THE INSTITUTIONS TO BE ACQUIRED ARE GREATER THAN EXPECTED; (V) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (VI) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (VII) CHANGES OCCUR IN THE REGULATORY ENVIRONMENT; (VIII) CHANGES OCCUR IN BUSINESS CONDITIONS AND INFLATION; (IX) CHANGES

OCCUR IN THE SECURITIES MARKETS; AND (X) DISRUPTIONS OF THE OPERATIONS OF UPC OR ANY OF ITS SUBSIDIARIES, OR ANY OTHER GOVERNMENTAL OR PRIVATE ENTITY AS A RESULT OF THE "YEAR 2000 PROBLEM." THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN THIS PROXY STATEMENT HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF UPC OR DHB, NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF UPC AFTER THE MERGER AND THE OTHER ACQUISITIONS IS INCLUDED IN THE SEC FILINGS INCORPORATED BY REFERENCE HEREIN.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC by UPC pursuant to the Exchange Act are hereby incorporated by reference herein (SEC File No. 1-10160):

         (a) UPC's Annual Report on Form 10-K for the year ended December 31, 1997 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i),
                  (k), or (1) of Regulation S-K of the SEC shall not be deemed to be incorporated herein and is not part of the Registration Statement)(the "UPC 1997 Form 10-K");

         (b) UPC's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 and its amendment to such form on Form 10-Q/A (the "UPC March 31, 1998 Form 10-Q");

         (c) UPC's Current Reports on Form 8-K dated January 15, 1998, February 23, 1998, and April 16, 1998.

         (d) The description of the current management and Board of Directors of UPC contained in the Proxy Statement of UPC (the "UPC Annual Meeting Proxy Statement") filed pursuant to
                  Section 14(a) of the Exchange Act with respect to UPC's Annual Meeting of Shareholders held on April 16, 1998;

         (e) UPC's Registration Statement on Form 8-A dated January 19, 1989, filed on February 1, 1989; (SEC File No. 0-6919) in connection with UPC's designation and authorization of its Series A Preferred Stock; and

         (f) The description of the UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.

         All documents filed by UPC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to final adjournment of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

         UPC will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to UPC that has been incorporated by reference in the Registration Statement. Such requests should be directed to E. James House, Jr., Secretary and Manager of the Legal Department, Union Planters Corporation, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018 (telephone (901) 580-6000). In order to ensure timely delivery of the documents, any request should be made by July 24, 1998.

                                TABLE OF CONTENTS

                                                                                                        PAGE
                                                                                                        ----
SUMMARY...................................................................................................1
     THE PARTIES..........................................................................................1
     MEETING OF SHAREHOLDERS..............................................................................2
     THE MERGER...........................................................................................3
     COMPARATIVE MARKET PRICES OF COMMON STOCK............................................................7
     HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA..................................................7
     SELECTED FINANCIAL DATA..............................................................................10
SPECIAL MEETING OF DHB SHAREHOLDERS.......................................................................15
     DATE, PLACE, TIME, AND PURPOSE.......................................................................15
     RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES...............................15
     SOLICITATION OF PROXIES..............................................................................16
     DISSENTERS' RIGHTS...................................................................................16
     RECOMMENDATION.......................................................................................17
DESCRIPTION OF TRANSACTION................................................................................17
     GENERAL..............................................................................................17
     POSSIBLE ADJUSTMENT OF EXCHANGE RATIO................................................................17
     BACKGROUND OF AND REASONS FOR THE MERGER.............................................................19
     EFFECTIVE TIME OF THE MERGER.........................................................................22
     DISSENTERS' RIGHTS...................................................................................22
     DISTRIBUTION OF UPC STOCK CERTIFICATES...............................................................24
     LIMITATION ON NEGOTIATIONS...........................................................................25
     CONDITIONS TO CONSUMMATION OF THE MERGER.............................................................25
     REGULATORY APPROVAL..................................................................................26
     WAIVER, AMENDMENT, AND TERMINATION...................................................................27
     CONDUCT OF BUSINESS PENDING THE MERGER...............................................................27
     MANAGEMENT AND OPERATIONS AFTER THE MERGER...........................................................29
     INTERESTS OF CERTAIN PERSONS IN THE MERGER...........................................................29
     MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER...............................................30
     ACCOUNTING TREATMENT.................................................................................32
     EXPENSES AND FEES....................................................................................32
     RESALES OF UPC COMMON STOCK..........................................................................32
EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS............................................................33
     ANTI-TAKEOVER PROVISIONS GENERALLY...................................................................33
     AUTHORIZED CAPITAL STOCK.............................................................................34
     PREEMPTIVE RIGHTS....................................................................................35
     AMENDMENT OF CHARTER AND BYLAWS......................................................................35
     CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING.......................................35
     DIRECTOR REMOVAL AND VACANCIES.......................................................................36
     INDEMNIFICATION......................................................................................36
     SPECIAL MEETINGS OF SHAREHOLDERS.....................................................................38
     ACTIONS BY SHAREHOLDERS WITHOUT A MEETING............................................................38
     SHAREHOLDER NOMINATIONS AND PROPOSALS................................................................38
     BUSINESS COMBINATIONS................................................................................38
     LIMITATIONS ON ABILITY TO VOTE STOCK.................................................................40
     DISSENTERS' RIGHTS OF APPRAISAL......................................................................40
     SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS....................................................41
     DIVIDENDS............................................................................................41
COMPARATIVE MARKET PRICES AND DIVIDENDS...................................................................42
BUSINESS OF UPC...........................................................................................43
     GENERAL..............................................................................................43
     RECENT DEVELOPMENTS..................................................................................44

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION....................................................46
BUSINESS OF DHB...........................................................................................53
     BUSINESS OF DHB......................................................................................53
     PRIMARY SERVICE AREA.................................................................................53
     OFFICES..............................................................................................53
     COMPETITION..........................................................................................53
     EMPLOYEES............................................................................................53
     LEGAL PROCEEDINGS....................................................................................53
     PRINCIPAL HOLDERS OF COMMON STOCK....................................................................53
     COMMON STOCK OWNED BY MANAGEMENT.....................................................................54
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS OF DHB.........................................................................55
     RESULTS OF OPERATIONS, THREE MONTHS ENDED MARCH 31, 1998, COMPARED TO
         MARCH 31, 1997...................................................................................55
     RESULTS OF OPERATIONS, 1997 COMPARED TO 1996.........................................................55
     FINANCIAL CONDITION, MARCH 31, 1998, COMPARED TO DECEMBER 31, 1997...................................56
     FINANCIAL CONDITION, 1997 COMPARED TO 1996...........................................................57
     SOURCES AND USES OF FUNDS............................................................................58
     LIQUIDITY AND INTEREST RATE RISK.....................................................................58
     IMPACT OF INFLATION..................................................................................60
CERTAIN REGULATORY CONSIDERATIONS.........................................................................62
     GENERAL..............................................................................................62
     PAYMENT OF DIVIDENDS.................................................................................63
     CAPITAL ADEQUACY.....................................................................................64
     SUPPORT OF SUBSIDIARY INSTITUTIONS...................................................................65
     PROMPT CORRECTIVE ACTION.............................................................................65
DESCRIPTION OF UPC CAPITAL STOCK..........................................................................66
     UPC COMMON STOCK.....................................................................................67
     UPC PREFERRED STOCK..................................................................................67
OTHER MATTERS.............................................................................................68
SHAREHOLDER PROPOSALS.....................................................................................68
EXPERTS...................................................................................................68
OPINIONS..................................................................................................68

APPENDICES:

    APPENDIX A -- AGREEMENT AND AGREEMENT TO MERGE, DATED AS OF NOVEMBER 6,
                  1997, BY AND BETWEEN UNION PLANTERS CORPORATION, UNION PLANTERS HOLDING CORPORATION, UNION PLANTERS BANK, NATIONAL ASSOCIATION AND DUCK HILL BANK.

    APPENDIX B -- AGREEMENT TO MERGE OF DUCK HILL BANK INTO AND WITH UNION
                  PLANTERS BANK, NATIONAL ASSOCIATION

    APPENDIX C -- COPY OF ARTICLE 13 OF THE MISSISSIPPI BUSINESS CORPORATION ACT
                  REGARDING DISSENTER'S RIGHTS.

    APPENDIX D -- AUDITED FINANCIAL STATEMENTS OF DUCK HILL BANK AS OF AND FOR
                  THE YEAR ENDED DECEMBER 31, 1997 AND THE UNAUDITED FINANCIAL STATEMENTS OF DUCK HILL BANK AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996 (AND NOTES THERETO), AND UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (AND NOTES THERETO).

                                     SUMMARY


         THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE MATTERS COVERED IN THIS PROXY STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT, INCLUDING THE APPENDICES. AS USED IN THIS PROXY STATEMENT, THE TERMS "UPC" AND "DHB" REFER TO UNION PLANTERS CORPORATION AND DUCK HILL BANK, RESPECTIVELY, AND, WHERE THE CONTEXT REQUIRES, TO THOSE ENTITIES AND THEIR RESPECTIVE SUBSIDIARIES.

THE PARTIES

         DHB. DHB is a Mississippi banking corporation which operates from its main office in Duck Hill, Montgomery County, Mississippi and from a branch office in Elliott, Grenada County, Mississippi. As of March 31, 1998, DHB had total assets of approximately $20 million, total loans of approximately $5 million, total consolidated deposits of approximately $18 million, and total consolidated shareholders' equity of approximately $2 million.

         The principal executive offices of DHB are located at 101 South State Street, Duck Hill, Mississippi 38925, and its telephone number at such address is (601) 565-2416. Additional information with respect to DHB and is included elsewhere herein under various headings, including, but not limited to, "BUSINESS OF DHB" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DHB," and in the audited financial statements of DHB for the year ended December 31, 1997, the unaudited financial statements of DHB for the year ended December 31, 1996, (and notes thereto), and the unaudited financial statements of DHB as of and for the three months ended March 31, 1998 and 1997, copies of which are attached hereto collectively as Appendix D.

         UPC. UPC, a Tennessee corporation, is a bank holding company registered with the Board of Governors of the Federal Reserve System ("Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As of March 31, 1998, UPC had total consolidated assets of approximately $18.4 billion, total consolidated loans of approximately $12.7 billion, total consolidated deposits of approximately $13.6 billion, and total consolidated shareholders' equity of approximately $1.8 billion.

         UPC conducts its business activities through its principal bank subsidiary, the $15.7 billion asset Union Planters Bank, National Association ("UPB"), a multi-state national banking association headquartered in Memphis, Tennessee with branches in Alabama, Arkansas, Kentucky, Louisiana, Mississippi, Missouri and Tennessee, one federally-chartered savings association headquartered in Tennessee, two other Tennessee state-chartered banks headquartered in Tennessee, two recently acquired Arkansas state-chartered banks, and one Florida state-chartered bank headquartered in Miami, Florida (collectively with UPB, the "UPC Banking Subsidiaries"). Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates and maintains approximately 518 banking offices and 676 automated teller machines ("ATMs"). UPC's total deposits at March 31, 1998 are allocable by state (before consolidating adjustments) approximately as follows: $6.7 billion in Tennessee; $2.9 billion in Mississippi; $1.3 billion in Florida; $1.2 billion in Missouri; $596 million in Arkansas; $598 million in Louisiana; $412 million in Alabama; and $103 million in Kentucky.

         Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business strategy. UPC completed 13 acquisitions in 1994, three in 1995, seven in 1996, and six in 1997, adding approximately $3.8 billion in total assets in 1994, $1.3 billion in 1995, $4.2 billion in 1996 and $3.6 billion in 1997. Through June 1, 1998, UPC has completed the acquisition of two financial institutions with approximately $520 million in aggregate total assets as of March 31, 1998 (the "Recently Completed Acquisitions"). As of June 1, 1998, UPC was a party to definitive agreements to acquire ten financial institutions, in addition to DHB, and to purchase certain branch locations and assume deposit liabilities of California Federal Bank in Florida (the "CalFed

Branch Purchase") (collectively referred to herein as the "Other Pending Acquisitions"). The Other Pending Acquisitions had aggregate total assets of approximately $13.1 billion at March 31, 1998. For purposes of this Proxy Statement, the terms "Recently Completed Acquisitions" and "Other Pending Acquisitions" are referred to as "Other Acquisitions"). The largest of the Other Pending Acquisitions is UPC's pending acquisition of Magna Group, Inc. ("MGR"), St Louis, Missouri, which had total consolidated assets of approximately $7.3 billion at March 31, 1998. On May 1, 1998, MGR acquired Charter Financial, Inc., and its subsidiary, Charter Bank, S.B. (the "Charter Acquisition"). Charter is located in Sparta, Illinois and at the time of consummation had total assets of approximately $406 million, total deposits of approximately $309 million, and total stockholders' equity of approximately $67 million. The Charter Acquisition was accounted for as a purchase. For purposes of this Proxy Statement, including the historical and equivalent pro forma data, the term "Other Acquisitions" and "Other Pending Acquisitions" include the Charter Acquisition. For additional information, see "BUSINESS OF UPC -- Recent Developments" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION."

         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions and other entities engaged in lines of business permissible for banks and bank holding companies. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC Common Stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a description of the acquisitions in addition to the Mergers which are currently pending, see "BUSINESS OF UPC - RECENT DEVELOPMENTS."

         For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to acquisitions in the past three fiscal years, see the caption "Acquisitions" (on pages 10, 11 and 12) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in UPC's 1997 Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included as Exhibit 13 to UPC's 1997 Form 10-K, and Exhibit 13 is incorporated by reference herein to the extent indicated herein.

         The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to UPC and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE," and "BUSINESS OF UPC."

         UPHC. UPHC is a wholly-owned subsidiary of UPC. UPHC is a bank holding company itself which owns all of the common stock of UPB and other permissible investments. Certain of the directors and officers of UPHC are executive officers of UPC.

         UPB. UPB is a wholly-owned subsidiary of UPHC. UPB is the principal bank subsidiary of UPC and has offices in Alabama, Arkansas, Kentucky, Louisiana, Mississippi, Missouri and Tennessee.

MEETING OF SHAREHOLDERS

         This Proxy Statement is being furnished to the holders of DHB Common Stock in connection with the solicitation by the DHB Board of proxies for use at the Special Meeting at which DHB shareholders will be asked to vote upon (i) a proposal to approve the Agreement and the Agreement to Merge and (ii) such other business as may properly come before the Special Meeting but which is not now anticipated. The Special Meeting will be held at DHB's offices, located at 101 South State Street, Duck Hill, Mississippi, at 4:00, local time, on July 29, 1998. See "SPECIAL MEETING OF DHB SHAREHOLDERS -- Date, Place, Time, and Purpose."

         The DHB Board has fixed the close of business on June 26, 1998, as the record date (the "DHB Record Date") for determination of the shareholders entitled to notice of and to vote at the

Special Meeting. Only holders of record of shares of DHB Common Stock on the DHB Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of DHB Common Stock is entitled to one vote. On the DHB Record Date, there were 4,000 shares of DHB Common Stock outstanding. See "SPECIAL MEETING OF DHB SHAREHOLDERS -- Record Date, Voting Rights, Required Vote, and Revocability of Proxies."

         Approval of the Agreement and the Agreement to Merge and the transactions contemplated thereby requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of DHB Common Stock entitled to be voted at the Special Meeting. The directors and executive officers of DHB (including immediate family members and affiliated entities) owned, as of the DHB Record Date, 2,972 shares or approximately 74.3% of the outstanding shares of DHB Common Stock. Assuming all such shares of DHB Common Stock are voted "For" the Merger, then the requisite DHB shareholder approval will have been obtained.

         The directors and executive officers of UPC owned, as of the DHB Record Date, no shares of DHB Common Stock. As of the DHB Record Date, UPC held no shares of DHB Common Stock in a fiduciary capacity for others, or as a result of debts previously contracted, and DHB held no shares of DHB Common Stock in a fiduciary capacity for others. See "SPECIAL MEETING OF DHB SHAREHOLDERS -- Record Date, Voting Rights, Required Vote, and Revocability of Proxies."

         For information with respect to the number and percentage of shares of DHB Common Stock owned by directors and executive officers of DHB, as well as beneficial owners of 5% or more of the outstanding shares of DHB Common Stock, see "BUSINESS OF DHB -- Principal Holders of Common Stock."

THE MERGER

         GENERAL. The Agreement provides for the acquisition of DHB by UPC pursuant to the merger of DHB with and into UPB, a wholly-owned subsidiary of UPHC, which is a wholly owned subsidiary of UPC, with the effect that UPB will be the surviving association resulting from the Merger. At the Effective Time, each share of DHB Common Stock then issued and outstanding (excluding shares held by DHB, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive
10.6008 shares of UPC Common Stock, subject to possible adjustment as described below (the "Exchange Ratio").

         In the event both of the following conditions are satisfied, (i) the "Average Closing Price" (defined in the Agreement as the average of the daily last sale prices of UPC Common Stock quoted on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as reasonably selected by UPC) for the 20 consecutive full trading days on which such shares are traded on the NYSE ending at the close of trading on the later of the date of the Special Meeting and the date on which the consent of the Federal Reserve shall be received (the "Determination Date")) is less than $47.25 and (ii) (a) the quotient obtained by dividing the Average Closing Price by $59.06 (such quotient being the "UPC Ratio") is less than (b) the quotient obtained by dividing the weighted average of the closing prices (the "Index Price") of 17 bank holding companies designated in the Agreement (the "Index Group") on the Determination Date by the Index Price on July 29, 1998, less 15% (such quotient being the "Index Ratio"), then DHB will have the right to terminate the Agreement unless UPC elects to adjust the Exchange Ratio in the manner described under "DESCRIPTION OF TRANSACTION -- Possible Adjustment of Exchange Ratio."

         Under no circumstances would the Exchange Ratio be less than 10.6008 shares of UPC Common Stock for each share of DHB Common Stock. The possible upward adjustment of the Exchange Ratio depends on the factors mentioned above and is not subject to a contractual limit. See "DESCRIPTION OF TRANSACTION Possible Adjustment of Exchange Ratio." The DHB Board has no current intention of waiving its right to terminate the Merger in such circumstances without resoliciting shareholders of DHB. For a description of certain of the factors that the DHB Board will consider in deciding whether to exercise its rights to terminate the Merger in those circumstances. See "DESCRIPTION OF TRANSACTION - Possible Adjustment of Exchange Ratio."

         No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any DHB shareholder would otherwise be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the closing price of one share of UPC Common Stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as reasonably selected by UPC) on the last trading day preceding the Effective Time. See "DESCRIPTION OF TRANSACTION -- General."

         REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF DHB The DHB Board believes that the Agreement and the Merger are in the best interests of DHB and its shareholders. THE DHB BOARD UNANIMOUSLY RECOMMENDS THAT DHB SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE AGREEMENT TO MERGE. Among other things, the DHB Board believes that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources of DHB and UPC will provide an enhanced ability to compete in the changing and competitive financial services industry. Furthermore, the UPC Common Stock is traded on the NYSE, and accordingly, is more readily marketable than the DHB Common Stock. See "DESCRIPTION OF TRANSACTION -- Background of and Reasons for the Merger."

         In approving the Agreement and the Agreement to Merge, DHB's Board considered, among other things, DHB and UPC's financial conditions, the financial terms and income tax consequences of the Merger and the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay. See "DESCRIPTION OF TRANSACTION -- Background of and Reasons for the Merger."

         EFFECTIVE TIME. Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time specified in the Certificate of Merger to be issued by the Office of the Comptroller of the Currency (the "OCC"). Subject to the terms and conditions of the Agreement, unless otherwise agreed upon by DHB and UPC, the Agreement provides that the parties will use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPC within 30 days following the last to occur of (i) the effective date of the last consent of any regulatory authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of DHB approve the Agreement and the Agreement to Merge, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each party's obligations under the Agreement have been satisfied or waived (to the extent waivable by such party). It is anticipated that the Effective Time will occur on August 1, 1998, 3 days after the Special Meeting. See "DESCRIPTION OF TRANSACTION -- Effective Time of the Merger," "-- Conditions to Consummation of the Merger," and "-- Waiver, Amendment, and Termination."

         NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY SHAREHOLDER AND REGULATORY APPROVALS CAN BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. DHB AND UPC ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED ON OR ABOUT AUGUST 1, 1998. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

         DISTRIBUTION OF CONSIDERATION. Promptly after the Effective Time, UPC will cause UPB, acting in its capacity as exchange agent for UPC (the "Exchange Agent"), to mail to each holder of record of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of DHB Common Stock, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates in exchange for certificates representing shares of UPC Common Stock. Cash will be paid to the holders of DHB Common Stock in lieu of issuing any fractional shares of UPC Common Stock. In no event will the holder of any surrendered Certificate(s) be entitled to receive interest on any cash to be issued to such holder, and in no event will DHB, UPC, or the Exchange Agent be liable to any holder of DHB Common Stock for any UPC Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law. See "DESCRIPTION OF TRANSACTION - Distribution of Consideration."

         REGULATORY APPROVAL AND OTHER CONDITIONS. The Merger is subject to the prior approval of the Federal Reserve, the OCC and the Mississippi Department of Banking and Consumer Finance (the "Mississippi Department"). By letters dated May 14, 1998 and June 10, 1998, the Federal Reserve and the OCC advised UPC that the Merger had been approved. The Mississippi Department has raised no objection to the Merger.

         Consummation of the Merger is subject to various other conditions, including receipt of the required approval of the DHB shareholders and the receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other conditions at the Effective Time. See "DESCRIPTION OF TRANSACTION -- Regulatory Approval" and "-- Conditions to Consummation of the Merger."

         WAIVER, AMENDMENT, AND TERMINATION. The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual consent of the DHB Board and the Board of Directors of UPC (the "UPC Board"), or by the action of the Board of Directors of either company under certain circumstances, including, but not limited to, (i) if the Merger is not consummated by December 31, 1998, unless the failure to consummate by such date is due to a willful breach of the Agreement by the party seeking to terminate and (ii) by the DHB Board, in certain circumstances, if an adjustment is not made to the Exchange Ratio. To the extent permitted by law, the Agreement may be amended upon the written agreement of UPC and DHB without the approval of shareholders, whether before or after approval of the Agreement and the Agreement to Merge by DHB shareholders; provided, that after such approval by the DHB shareholders, there shall be no amendment that modifies in any material respect the consideration to be received by DHB shareholders without further approval of holders of DHB Common Stock. See "DESCRIPTION OF TRANSACTION -- Possible Adjustment of Exchange Ratio" and "-- Waiver, Amendment, and Termination."

         DISSENTERS' RIGHTS. Holders of DHB Common Stock have the right under
Article 13 of the Mississippi Business Corporation Act ("MBCA") to dissent to the Merger and, upon consummation of the Merger and such holders' further compliance with Article 13 of the MBCA, to be paid in cash for their shares of DHB Common Stock. See "DESCRIPTION OF TRANSACTION -- Dissenters' Rights", and Appendix C hereto, which is a copy of Article 13 of the MBCA.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain members of DHB's management and the DHB Board have interests in the Merger in addition to their interests as shareholders of DHB generally. These interests relate to the receipt by Norman L. Ezell, President and Chief Executive Officer of DHB, of a new employment contract with UPC upon the consummation of the Merger. See "DESCRIPTION OF TRANSACTION -- Interests of Certain Persons in the Merger."

         MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. It is intended that the Merger will be treated as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, for federal income tax purposes, no gain or loss will be recognized by a DHB shareholder upon the exchange of all of such shareholder's shares of DHB Common Stock solely for shares of UPC Common Stock (except with respect to cash received in lieu of a fractional share of UPC Common Stock). Consummation of the Merger is conditioned upon receipt by UPC of an opinion of Wyatt, Tarrant & Combs dated the date of the Effective Time, substantially to this effect (the "Tax Opinion"). The condition relating to the receipt of the Tax Opinion may be waived by both UPC and DHB. Neither UPC nor DHB currently intends to waive the condition relating to the receipt of the Tax Opinion. If the condition relating to the receipt of the Tax Opinion was waived and the material federal income tax consequences of the Merger was materially different from those described in this Proxy Statement, DHB would resolicit the approval of its shareholders prior to consummating the Merger. A dissenting holder of DHB Common Stock who perfects dissenters' rights will recognize gain or loss measured by the difference between the value received by such shareholder for shares of DHB Common Stock and the shareholder's tax basis in such stock. TAX CONSEQUENCES OF THE MERGER FOR INDIVIDUAL TAXPAYERS CAN VARY, HOWEVER, AND ALL DHB SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS. For a further discussion of the federal income tax consequences of the Merger including a description of the tax opinion issued as of the date of this Proxy Statement, see "DESCRIPTION OF TRANSACTION -- Certain Federal Income Tax Consequences of the Merger."

         ACCOUNTING TREATMENT. It is intended that the Merger will be accounted for as a purchase transaction for accounting and financial reporting purposes. See "DESCRIPTION OF TRANSACTION -- Accounting Treatment."

         CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS. At the Effective Time, DHB shareholders, whose rights are governed by DHB's Charter of Incorporation, as amended, (the "DHB Charter"), Bylaws (the "DHB Bylaws"), the MBCA and by the Mississippi banking laws ("MBL"), will automatically become UPC shareholders, and their rights as UPC shareholders will be governed by UPC's Restated Charter (the "UPC Charter"), Bylaws (the "UPC Bylaws"), and the Tennessee Business Corporation Act (the "TBCA"). The rights of UPC shareholders differ from the rights of DHB shareholders in certain important respects, including but not limited to: (i) anti-takeover provisions generally; (ii) authorized capital stock; (iii) preemptive rights; (iv) amendment of charter and bylaws; (v) classified board of directors and absence of cumulative voting; (vi) indemnification; (vii) special meeting of shareholders; (viii) shareholder nominations and proposals; (ix) business combinations; (x) dissenters rights of appraisal; (xi) shareholders' rights to examine books and records; and (xii) dividends. See "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

         LIMITATION ON NEGOTIATIONS. Pursuant to Section 6.3 of the Agreement, DHB is prohibited from soliciting or knowingly encouraging any "Acquisition Proposal," defined as any tender offer, agreement, understanding, or other proposal pursuant to which any corporation, partnership, person or other entity or group, other than UPC or its subsidiaries, would directly or indirectly (i) acquire or participate in a merger, share exchange, consolidation or any other business combination involving DHB; (ii) acquire the right to vote ten percent (10%) or more of DHB Common Stock; or (iii) acquire a significant portion of the assets or earning power of DHB ("Acquisition Proposal"). As protection against possible violation of this limitation, DHB has agreed, under certain circumstances, to pay to UPC the sum of $150,000 in immediately available funds in the event and at the time that DHB enters into a letter of intent or agreement with respect to an Acquisition Proposal or supports or indicates an intent to support an Acquisition Proposal other than pursuant to the Agreement. This provision would survive the termination of the Agreement under certain circumstances. See "DESCRIPTION OF TRANSACTION - Limitation on Negotiations".

         CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the Agreement, and subject to the exceptions as set forth therein, UPC has agreed that unless the prior written consent of DHB has been obtained, UPC will (i) continue to conduct its business and the business of its subsidiaries in a manner designed in UPC's reasonable judgement to enhance the long-term value of the UPC Common Stock and business prospects of UPC and its subsidiaries, and (ii) take no action which would (a) materially or adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement without imposition of a condition or restriction of the type referred to in the Agreement or (b) adversely affect the ability of either party to perform its covenants and agreements under the Agreement

         DHB has agreed that unless the prior written consent of UPC has been obtained, and except as otherwise expressly contemplated in the Agreement, DHB will (i) operate its business only in the usual, regular, and ordinary course,
(ii) preserve intact its business organization and assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement without imposition of a condition or restriction of the type referred to in the Agreement or (b) adversely affect the ability of either party to perform its covenants and agreements under the Agreement.

         In addition, DHB has agreed that until the earliest of the Effective Time or termination of the Agreement, DHB will not, except with the prior written consent of the chief executive officer or chief operating officer of UPC (which consent shall not be unreasonably withheld), agree or commit to take certain actions, including generally, but not limited to: (i) incurring, guaranteeing, or otherwise becoming responsible for, any additional debt obligation for borrowed money in excess of $25,000 other than in the ordinary course of business consistent with past practices; (ii) declare or pay any dividends, except that DHB was and is allowed to declare and pay regular cash dividends on the shares of DHB Common Stock at a rate not to exceed $10.00 per share, on or about December 15, 1997, and at a rate not to exceed $5.00 per share, on or after June 30, 1998; (iii) subject to certain exceptions, permit to become outstanding, any additional shares of DHB Common Stock, or any other capital stock of DHB or any rights to acquire such stock or any security convertible into such stock; (iv) subject to certain exceptions, acquire direct or indirect control of any other entity; (v) subject to certain exceptions set forth in the Agreement, grant any increase in compensation or benefits or pay any bonus to the employees or officers of DHB;

or (vi) subject to certain exceptions, enter into or amend any employment contract between DHB and any person, which DHB does not have an unconditional right to terminate without liability. See "DESCRIPTION OF TRANSACTION - Conduct of Business Pending the Merger."

COMPARATIVE MARKET PRICES OF COMMON STOCK

         Shares of UPC Common Stock are traded on the NYSE under the symbol "UPC." Shares of DHB Common Stock are not traded on any exchange or in the over-the-counter market. Management of DHB is aware of only a few transfers of DHB Common Stock since January, 1995. In many instances, when shares of DHB Common Stock are sold, management of DHB is not made aware of the price per share at which the DHB Common Stock did in fact trade. As to transactions of which DHB management is aware, the purchase price per share of DHB Common Stock has been in a range of from $210 to $250 per share.

         The following table sets forth the reported closing sale prices per share for UPC Common Stock and the equivalent per share prices giving effect to the Merger (as explained below) for DHB Common Stock on (i) November 6, 1997, the last trading day preceding the public announcement of the execution of the Agreement, and (ii) June 18, 1998, the latest practicable date prior to the mailing of this Proxy Statement.

                                       UPC              Equivalent Price
                                   Common Stock         Per DHB Share(1)
                                   ------------         ----------------
               November 6, 1997       $61.06                 $647.29
               June 18, 1998          $54.75                 $580.39


-------------------------------------

(1) The equivalent price per share of DHB Common Stock at each specified date represents the closing sale price of a share of UPC Common Stock on such date multiplied by an Exchange Ratio of 10.6008. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

There can be no assurance as to what the market price of the UPC Common Stock will be if and when the Merger is consummated, or anytime thereafter.

HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

         The following table sets forth certain comparative per share data relating to earnings before extraordinary items and accounting changes, cash dividends, and book value on: (i) a historical basis for UPC and DHB; (ii) a pro forma combined basis per share of UPC Common Stock, giving effect to the Merger and the Other Acquisitions; (iii) an equivalent pro forma basis per share of DHB Common Stock, giving effect to UPC only, and, (iv) an equivalent pro forma basis per share of DHB Common Stock, giving effect to the Merger and the Other Acquisitions. The UPC pro forma combined information and the DHB equivalent pro forma information give effect to the Merger and the Other Acquisitions and reflect an Exchange Ratio of 10.6008 shares of UPC Common Stock for each outstanding share of DHB Common Stock. Each of the Other Pending Acquisitions (with the exception of the Merger, the Charter Acquisition and the CalFed Purchase) are expected to be, and the Recently Completed Acquisition of Security Bancshares, Inc. was, accounted for using the pooling of interests method of accounting. The Recently Completed Acquisition of Sho-Me Financial Corp. and the Charter Acquisition were, and the Merger and the CalFed Branch Purchase are expected to be, accounted for using the purchase method of accounting. The pro forma information as of and for the three months ended March 31, 1998, and for 1997 reflect the acquisitions of DHB or the Other Acquisitions as of January 1, 1997. The pro forma information for 1996 and 1995 reflect only the acquisitions of MGR, Merchants Bancshares, Inc. ("Merchants"), Peoples First Corporation ("Peoples") and AMBANC Corp. ("AMBANC") because DHB and the Other Acquisitions (other than MGR, Merchants, Peoples, and AMBANC) are not individually or in the aggregate considered material to UPC from a financial statement presentation standpoint. Furthermore, the pro forma impact of the CalFed Branch Purchase on the pro forma statement of earnings for each of the periods presented has been excluded due to the lack of information available for operation of the branches on a historical basis. The pro forma data are presented for informational purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or each of the Other Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. The pro forma book value per share data reflects preliminary estimates by UPC of acquisition-related charges to be incurred in connection with consummation of the Merger and the Other Acquisitions; however, the earnings per share amounts do not reflect the estimated acquisition related charges. For additional information with respect to the estimated charges UPC anticipates it would incur in connection with the Merger and the Other Acquisitions, see "BUSINESS OF UPC -- Recent Developments." For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to its acquisition program over the past three fiscal years, see the caption "Acquisitions" (on pages 10, 11 and 12) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in the UPC 1997 Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included as Exhibit 13 to the UPC 1997 Form 10-K, and Exhibit 13 is incorporated by reference herein to the extent indicated herein. See "DOCUMENTS INCORPORATED BY REFERENCE."

         The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of UPC, including the notes thereto, incorporated by reference herein, and the financial statements of DHB for the three months ended March 31, 1998 and 1997 (and notes thereto) and for the years ended December 31, 1997 and 1996, including the notes thereto, copies of which are attached hereto collectively as Appendix D. See "DOCUMENTS INCORPORATED BY REFERENCE," "-- Selected Financial Data," "BUSINESS OF UPC -- Recent Developments," "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION," "BUSINESS OF DHB" -- "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF DHB."

                  UNION PLANTERS CORPORATION AND DUCK HILL BANK
               HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA


                                                  Three Months
                                                      Ended                 Years Ended December 31,(1)
                                                    March 31,         ---------------------------------------
                                                      1998             1997             1996            1995
                                                  ------------        ------           ------          ------
EARNINGS BEFORE EXTRAORDINARY ITEMS
  AND ACCOUNTING CHANGES

   UPC
      Basic..................................        $  .89           $ 2.54           $ 2.13          $ 2.79
      Diluted................................           .86             2.45             2.05            2.66

   DHB
      Earnings per common share..............         10.36            50.79            69.32           44.38

   UPC pro forma (all Other Acquisitions
     including DHB)
      Basic..................................           .80             2.52             2.24            2.56
      Diluted................................           .78             2.45             2.17            2.46

   DHB equivalent pro forma (UPC only)(1)
     Basic...................................          9.43            26.93            22.58           29.58
     Diluted.................................          9.12            25.97            21.73           28.20

   DHB equivalent pro forma (all Other
     Acquisitions including DHB)
     Basic...................................          8.48            26.71            23.75           27.14
     Diluted.................................          8.27            25.97            22.90           26.08

CASH DIVIDENDS PER SHARE
   UPC.......................................           .50            1.495             1.08             .98
   DHB.......................................            --            10.00            10.00            8.00
   DHB equivalent pro forma(1)...............          5.30            15.85            11.45           10.39


                                                  March 31,       December 31,
                                                     1998             1997
                                                  ---------       ------------
BOOK VALUE PER COMMON SHARE
   UPC......................................       $ 21.13          $ 20.72
   DHB......................................        518.50           506.50
   UPC pro forma (all Other Acquisitions
     And DHB)...............................         20.82            21.73
   DHB equivalent pro forma (UPC
     only) (1)..............................        223.99           219.65
   DHB equivalent pro forma (all Other
     Acquisitions including DHB)(1).........        220.71           230.36

------------------------------

(1) The equivalent pro forma per share data for DHB is computed by multiplying UPC's pro forma information by an Exchange Ratio of 10.6008.

SELECTED FINANCIAL DATA

         The following tables present selected consolidated financial data for UPC and DHB for the three months ended March 31, 1998 and 1997 and for the five-year period ended December 31, 1997. The information for UPC has been derived from the consolidated financial statements of UPC, including the unaudited consolidated financial statements of UPC incorporated in this Proxy Statement by reference to the UPC March 31, 1998 Form 10-Q, and the audited consolidated financial statements of UPC incorporated in this Proxy Statement by reference to the UPC 1997 Form 10-K, and should be read in conjunction therewith and with the notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE." The information for DHB has been derived from the financial statements of DHB, including the audited financial statements of DHB for the year ended December 31, 1997 and unaudited financial statements of DHB for the year ended December 31, 1996 and for the three months ended March 31, 1998 and 1997, copies of which are attached to this Proxy Statement collectively as Appendix D, and should be read in conjunction therewith and with the notes thereto. Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the respective management of UPC and DHB, all adjustments (which include only normal recurring adjustments) necessary to arrive at a fair statement of interim results of operations of UPC and DHB, have been included. With respect to UPC and DHB, results for the three months ended March 31, 1998 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. For additional information concerning UPC's Other Acquisitions, see BUSINESS OF UPC - Recent Developments" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION."

                     UPC SELECTED CONSOLIDATED FINANCIAL DATA

                                    THREE MONTHS ENDED
                                       MARCH 31,(1)                              YEARS ENDED DECEMBER 31,(2)
                                    ------------------       --------------------------------------------------------------------
                                    1998          1997          1997          1996          1995           1994          1993
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
    Net interest income........  $   190,707   $   190,590   $   770,385   $   744,852   $   669,451   $    627,439   $   558,036
    Provision for losses on
      loans....................       17,909        22,004       113,633        68,948        33,917         15,989        35,235
    Investment securities gains
      (losses).................        5,215           173         2,104         4,099         1,433        (21,302)        6,686
    Other noninterest income...       90,503        82,811       359,506       316,403       292,277        237,129       228,996
    Noninterest expense........      153,624       148,646       697,704       731,817       607,189        634,965       550,045
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Earnings before income
      taxes, extraordinary
      item, and accounting
      changes..................      114,892       102,924       320,658       264,589       322,055        192,312       208,438
    Applicable income taxes....       40,320        36,479       111,897        93,115       110,799         63,058        66,570
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Earnings before
      extraordinary item and
      accounting changes.......       74,572        66,445       208,761       171,474       211,256        129,254       141,868
    Extraordinary item and
      accounting changes, net
      of taxes.................           --            --            --            --            --             --         4,505
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Net earnings...............  $    74,572   $    66,445   $   208,761   $   171,474   $   211,256   $    129,254   $   146,373
                                 ===========   ===========   ===========   ===========   ===========   ============   ===========
PER COMMON SHARE DATA(3)
    Basic
        Earnings before
          extraordinary item
          and accounting
          changes..............  $       .89   $       .82   $      2.54   $      2.13   $      2.79   $       1.67   $      2.19
        Net earnings...........          .89           .82          2.54          2.13          2.79           1.67          2.27
    Diluted
        Earnings before
          extraordinary item
          and accounting
          changes..............          .86           .79          2.45          2.05          2.66           1.63          2.13
        Net earnings...........          .86           .79          2.45          2.05          2.66           1.63          2.21
    Cash dividends.............          .50           .32         1.495          1.08           .98            .88           .72
    Book value.................        21.13         20.00         20.72         19.57         18.34          15.28         14.50

(continued on following page)

                                    THREE MONTHS ENDED
                                       MARCH 31,(1)                              YEARS ENDED DECEMBER 31,(2)
                                    ------------------       --------------------------------------------------------------------
                                    1998          1997          1997          1996          1995           1994          1993
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT PERIOD
  END)
    Total assets...............  $18,413,614   $18,054,916   $18,105,079   $18,330,588   $17,182,861   $ 15,893,162   $14,180,524
    Loans, net of unearned
      income...................   12,727,659    12,560,838    12,658,564    12,578,571    10,917,307     10,074,458     8,077,152
    Allowance for losses on
      loans....................      223,837       192,943       225,389       189,118       179,968        174,604       172,330
    Investment securities......    3,287,664     3,449,824     3,247,680     3,387,217     3,970,036      4,016,506     4,124,679
    Total Deposits.............   13,581,227    13,386,397    13,440,269    13,514,144    13,047,488     12,506,212    11,732,707
    Short-term borrowings......      442,051       611,757       831,627       961,051       974,416        887,074       392,980
    Long-term debt(4)
        Parent company.........      373,242       373,468       373,746       373,459       214,758        114,790       114,729
        Subsidiary banks.......    1,630,693     1,473,599     1,176,158     1,332,534     1,087,273        819,982       481,193
    Total shareholders'
      equity...................    1,809,442     1,663,363     1,746,866     1,618,883     1,450,546      1,202,686     1,111,158
    Average assets.............   18,005,794    18,031,648    17,991,160    18,202,355    16,263,164     15,472,568    13,823,185
    Average shareholders'
      equity...................    1,760,458     1,615,979     1,690,992     1,533,348     1,334,995      1,226,852       973,087
    Average shares outstanding
      (in thousands)(3)
        Basic..................       83,379        78,904        80,336        77,240        72,512         71,678        56,169
        Diluted................       86,974        84,465        85,195        83,542        78,798         77,579        60,832
PROFITABILITY AND CAPITAL
  RATIOS
    Return on average assets...         1.68%         1.49%         1.16%          .94%         1.30%           .84%         1.06%
    Return on average common
      equity...................        17.50         17.16         12.54         11.38         16.56          10.74         15.88
    Net interest income
      (taxable-
      equivalent)/average
      earning assets(5)........         4.80          4.80          4.79          4.56          4.60           4.56          4.58
    Loans/deposits.............        93.72         93.83         94.18         93.08         83.67          80.56         68.84
    Common and preferred
      dividend payout ratio....        57.03         37.71         54.96         44.57         29.25          35.03         24.42
    Equity/assets (period
      end).....................         9.83          9.21          9.65          8.83          8.44           7.57          7.84
    Average shareholders'
      equity/average total
      assets...................         9.78          8.96          9.40          8.42          8.21           7.93          7.04
    Leverage ratio.............        10.72         10.05         10.48          9.50          8.11           7.56          7.73
    Tier 1
      capital/risk-weighted
      assets...................        15.66         14.88         15.51         14.92         13.28          12.58         13.65
    Total capital/risk-weighted
      assets...................        20.71         17.55         18.12         17.60         16.21          14.67         15.92
CREDIT QUALITY RATIOS(6)
    Allowance/period-end
      loans....................         1.95%         1.76%         1.99%         1.72%         1.82%          1.87%         2.27%
    Nonperforming loans/total
      loans....................          .81           .85           .92           .91           .85            .74          1.18
    Allowance/nonperforming
      loans....................          240           207           215           188           213            252           193
    Nonperforming assets/loans
      and foreclosed
      properties...............         1.01          1.14          1.13          1.21          1.09           1.08          1.76
    Provision/average loans....          .62           .81          1.01           .65           .35            .19           .47
    Net charge-offs/average
      loans....................          .79           .67           .72           .61           .32            .27           .34

---------------
(1) Interim period ratios have been annualized were applicable.

(2) Reference is made to "Basis of Presentation" in Note 1 to UPC's consolidated financial statements contained in UPC's 1997 Annual Report to Shareholders.

(3) Share and per share amounts have been retroactively restated for significant acquisitions accounted for as poolings of interests and to reflect the change in presentation of EPS as discussed in Notes 2 and 16 to the consolidated financial statements contained in UPC's 1997 Annual Report to Shareholders.

(4) Long-term debt includes Medium-Term Bank Notes, Federal Home Loan Bank
    (FHLB) advances, Trust Preferred Securities, variable rate asset-backed certificates, subordinated notes and debentures, obligations under capital leases, mortgage indebtedness, and notes payable with maturities greater than one year.

(5) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale securities.

(6) FHA/VA government-insured/guaranteed loans have been excluded, since they represent minimal credit risk to UPC.

                           DHB SELECTED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                         Three Months Ended                      Years Ended
                                             March 31, (1)                       December 31,
                                          -----------------   -----------------------------------------------
                                            1998      1997      1997      1996      1995      1994      1993
                                          -------   -------   -------   -------   -------   -------   -------
INCOME STATEMENT DATA
    Net interest income                   $   180   $   175   $   750   $   691   $   671   $   623   $   599
    Provision for loan losses                  --        --        14        35        10         6        --
    Securities gains, net                      --        12        73       264       106        72        43
    Other noninterest income                   23        21        86        80        84       115       107
    Noninterest expense                       150       145       612       610       596       597       548
                                          -------   -------   -------   -------   -------   -------   -------
    Income before income taxes                 53        63       283       390       255       207       201
    Applicable income taxes                    11        17        80       113        77        54        52
                                          -------   -------   -------   -------   -------   -------   -------

    Net income                            $    42   $    46   $   203   $   277   $   178   $   153   $   149
                                          =======   =======   =======   =======   =======   =======   =======

PER COMMON SHARE DATA
    Primary earnings per share            $ 10.36   $ 11.46   $ 50.79   $ 69.32   $ 44.38   $ 38.34   $ 37.32
    Book value, excluding unrealized
       gain/loss on securities             495.23    455.54    484.87    444.08    384.76    348.39    318.04

(Continued on following page)

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                     Three Months Ended                Years Ended
                                                                        March 31, (1)                  December 31,
                                                                 -------------------------       -------------------------
                                                                    1998            1997            1997            1996
                                                                 ---------       ---------       ---------       ---------
BALANCE SHEET DATA
    Total assets                                                 $  19,719       $  19,713       $  20,633       $  19,146
    Loans, net of unearned income                                    5,487           5,358           6,205           5,481
    Reserve for loan losses                                             82              90              92              91
    Securities                                                      10,861          12,378          11,073          12,322
    Deposits                                                        17,521          17,661          18,453          16,979
    Total stockholders' equity                                       2,074           1,866           2,026           1,863
    Average assets                                                  20,716          19,430          19,890          19,371
    Average stockholder's equity                                     2,050           1,865           1,945           1,840
    Average number of shares outstanding                             4,000           4,000           4,000           4,000

PROFITABILITY AND CAPITAL RATIOS
    Return on average assets                                            .8%             .9%            1.0%            1.4%
    Return on average common equity                                    8.2%           10.0%           10.4%           15.1%
    Net interest income margin (2)                                     3.9%            3.9%            4.0%            3.9%
    Loans/deposits                                                    31.3%           30.3%           33.6%           32.3%
    Equity/assets                                                     10.5%            9.5%            9.8%            9.7%
    Average stockholder's equity/average assets                       10.2%            9.6%            9.7%            9.5%
    Leverage ratio                                                     9.7%            9.2%            9.5%            8.9%
    Tier 1 capital to risk-weighted assets                            30.1%           31.2%           27.1%           29.9%
    Total capital to risk-weighted assets                             31.4%           32.4%           28.4%           31.2%

ASSET QUALITY RATIOS
    Reserve/period end loans, net of unearned income                   1.5%            1.7%            1.5%            1.7%
    Nonperforming loans/total loans, net of unearned income             --              .7%             --              .3%
    Nonperforming assets/loans and foreclosed properties                --              .7%             --              .3%
    Provision/average loans, net of unearned income                     --              --              .3%             .7%
    Net charge-offs/average loans, net of unearned income               .2%             --              .2%             .7%



                                                                                Years Ended
                                                                                December 31,
                                                                 -----------------------------------------
                                                                    1995           1994             1993
                                                                 ---------       ---------       ---------
BALANCE SHEET DATA
    Total assets                                                 $  19,595       $  17,771       $  17,994
    Loans, net of unearned income                                    4,902           4,219           3,527
    Reserve for loan losses                                             90              85              83
    Securities                                                      12,534          12,184          12,221
    Deposits                                                        17,505          16,391          16,665
    Total stockholders' equity                                       1,817           1,297           1,272
    Average assets                                                  18,683          17,883          17,431
    Average stockholder's equity                                     1,557           1,285           1,213
    Average number of shares outstanding                             4,000           4,000           4,000

PROFITABILITY AND CAPITAL RATIOS
    Return on average assets                                           1.0%             .9%             .9%
    Return on average common equity                                   11.4%           11.9%           12.3%
    Net interest income margin (2)                                     3.9%            3.8%            3.8%
    Loans/deposits                                                    28.0%           25.7%           21.2%
    Equity/assets                                                      9.3%            7.3%            7.1%
    Average stockholder's equity/average assets                        8.3%            7.2%            7.0%
    Leverage ratio                                                     7.7%            7.3%            7.3%
    Tier 1 capital to risk-weighted assets                            28.6%           28.4%           28.1%
    Total capital to risk-weighted assets                             30.4%           29.8%           29.5%

ASSET QUALITY RATIOS
    Reserve/period end loans, net of unearned income                   1.8%            2.0%            2.4%
    Nonperforming loans/total loans, net of unearned income             --              --              .1%
    Nonperforming assets/loans and foreclosed properties                --              --              .1%
    Provision/average loans, net of unearned income                     .2%             .2%             --
    Net charge-offs/average loans, net of unearned income               .1%             .1%            (.1%)



(1) Income amounts have been annualized for calculation of ratios, if applicable.
(2) Calculated as net interest income divided by average earning assets.

                       SPECIAL MEETING OF DHB SHAREHOLDERS


DATE, PLACE, TIME, AND PURPOSE

         This Proxy Statement is being furnished to the holders of DHB Common Stock in connection with the solicitation by the DHB Board of proxies for use at the Special Meeting and at any adjournments or postponements thereof at which DHB shareholders will be asked to vote upon a proposal to approve the Agreement and the Agreement to Merge. The Special Meeting will be held at DHB's offices, located at 101 South State Street, Duck Hill, Mississippi, at 4:00 p.m., local time, on Wednesday, July 29, 1998. See "DESCRIPTION OF TRANSACTION."

RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES

         The close of business on June 26, 1998, has been fixed as the DHB Record Date for determining holders of outstanding shares of DHB Common Stock entitled to notice of and to vote at the Special Meeting. Only holders of DHB Common Stock of record on the books of DHB at the close of business on the DHB Record Date are entitled to notice of and to vote at the Special Meeting. As of the DHB Record Date, there were 4,000 shares of DHB Common Stock issued and outstanding held by approximately 37 holders of record.

         Each holder of record of shares of DHB Common Stock on the DHB Record Date is entitled to cast one vote per share on the proposal to approve the Agreement and the Agreement to Merge, and on any other matter properly submitted for the vote of the DHB shareholders at the Special Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of DHB Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

         DHB intends to count shares of DHB Common Stock present in person at the Special Meeting but not voting, and shares of DHB Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Approval of the Agreement and the Agreement to Merge requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of DHB Common Stock entitled to vote at the Special Meeting. Brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval of the Agreement and the Agreement to Merge without specific instructions from such customers. Given that the approval of the Agreement and the Agreement to Merge requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of DHB Common Stock entitled to vote thereon, any abstention, non-voting share or "broker non-vote" with respect to such shares of DHB Common Stock will have the same effect as a vote AGAINST the approval of the Agreement and the Agreement to Merge.

         Shares of DHB Common Stock represented by properly executed proxies, if such proxies are received prior to or at the Special Meeting and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AGREEMENT AND THE AGREEMENT TO MERGE AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE SPECIAL MEETING. IF NECESSARY, THE PROXY HOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE TIME OF THE SPECIAL MEETING. HOWEVER, NO PROXY HOLDER WILL VOTE ANY PROXIES VOTED AGAINST APPROVAL OF THE AGREEMENT AND THE AGREEMENT TO MERGE FOR A PROPOSAL TO ADJOURN THE SPECIAL MEETING.

         A DHB shareholder who has given a proxy solicited by the DHB Board may revoke it at any time prior to its exercise at the Special Meeting by either (i) giving written notice of revocation to the Corporate Secretary of DHB, (ii) properly submitting to DHB a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Duck Hill Bank, 101 South State Street, Duck Hill, Mississippi 38925; Attention: Betty Bowen, Executive Vice-President and Secretary.

         The directors and executive officers of DHB (including immediate family members and affiliated entities) owned, as of the DHB Record Date, 2,972 shares, or approximately 74.3% of the outstanding shares of DHB Common Stock. The directors and executive officers of DHB have indicated their intent to vote for approval of the Agreement and Agreement to Merge. Assuming that occurs, then the requisite shareholder approval necessary to approve the Agreement and Agreement to Merge shall have been obtained. Still, however, the vote of all shareholders of DHB is important. Furthermore, certain specific steps must be taken by any DHB shareholder desiring to exercise dissenters' rights. See " --Dissenters' Rights", "DESCRIPTION OF THE TRANSACTION -- Dissenters' Rights" and Appendix C hereto, which is a copy of the Mississippi statute governing dissenters' rights.

         The directors and executive officers of UPC owned, as of the DHB Record Date, no shares of DHB Common Stock. As of the DHB Record Date, UPC held no shares of DHB Common Stock in a fiduciary capacity for others, or as a result of debts previously contracted, and DHB held no shares of DHB Common Stock in a fiduciary capacity for others.

         For information with respect to beneficial owners of 5% or more of the outstanding shares of DHB Common Stock, and information with respect to the number and percentage of outstanding shares of DHB Common Stock beneficially owned by the directors and executive officers of DHB, see "BUSINESS OF DHB -- Principal Holders of Common Stock."

SOLICITATION OF PROXIES

         Proxies may be solicited by the directors, officers, and employees of DHB by mail, in person, or by telephone or telegraph. Such persons will receive no additional compensation for such services. DHB may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of DHB Common Stock held of record by such persons. Any such brokers, custodians, nominees, and fiduciaries will be reimbursed for the reasonable out-of-pocket expenses incurred by them for such services. All expenses associated with the solicitation of proxies, other expenses associated with the Special Meeting and expenses related to the printing and mailing of this Proxy Statement will be borne by UPC as provided in the Agreement. See "DESCRIPTION OF TRANSACTION -- Expenses and Fees."

DISSENTERS' RIGHTS

         Holders of DHB Common Stock have the right to dissent from the Merger and, assuming the Merger is consummated, to receive in cash an amount determined to be the "fair value" of their shares of DHB Common Stock. In order to be entitled to fully exercise dissenters' rights, a DHB shareholder choosing to dissent (a "Dissenting Shareholder") must NOT vote FOR approval of the Agreement and the Agreement to Merge and must take certain other procedural steps to "perfect" such Dissenting Shareholder's rights under Article 13 of the MBCA. See "DESCRIPTION OF TRANSACTION - Dissenters' Rights" and Appendix D hereto, which is a copy of Article 13 of the MBCA governing statutory dissenters' rights.

         It is not necessary for a DHB shareholder to vote against consummation of the Merger in order to perfect his or her right to dissent and demand appraisal. However, no such shareholder may vote for approval and adoption of the Agreement and the Agreement to Merge and thereafter demand his or her dissenters' rights. Because all proxies submitted which do not specify how such proxy is to be voted will be voted in favor of the adoption and approval of the Agreement and the Agreement to Merge, a DHB shareholder who desires to dissent from approval of the Merger should not submit such a proxy. A DHB shareholder who votes for approval and adoption of the Agreement and the Agreement to Merge or who submits a proxy which does not specify how such proxy is to be voted will waive any rights of dissent and appraisal. A vote against consummation of the Merger will not satisfy the statutory requirement that a DHB shareholder give notice of his or her intention to dissent and make demand for payment of his or her shares of DHB Common Stock.

RECOMMENDATION

         THE DHB BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT, THE AGREEMENT TO MERGE, AND THE MERGER CONTEMPLATED THEREBY, BELIEVES THAT THE PROPOSAL TO APPROVE THE AGREEMENT AND THE AGREEMENT TO MERGE IS IN THE BEST INTERESTS OF DHB AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE DHB SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE AGREEMENT TO MERGE.

                           DESCRIPTION OF TRANSACTION

         The following information describes material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement and the Agreement to Merge, which are attached as Appendices A and B, respectively, to this Proxy Statement and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

         The Agreement provides for the acquisition of DHB by UPC pursuant to the merger of DHB with and into UPB, a national banking association which is a wholly-owned subsidiary of UPHC, which is a wholly-owned subsidiary of UPC, with the effect that UPB will be the surviving corporation resulting from the Merger. At the Effective Time, each share of DHB Common Stock then issued and outstanding (excluding shares held by DHB, UPC, or UPC's subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted and shares held by dissenting shareholders) will be converted into and exchanged for the right to receive 10.6008 shares of UPC Common Stock, subject to possible adjustment as described below.

         No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share to which any DHB shareholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the closing price of such common stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as reasonably selected by UPC) on the last trading day preceding the Effective Time.

         As of the DHB Record Date, DHB had 4,000 shares of DHB Common Stock outstanding. Based upon the Exchange Ratio, upon consummation of the Merger, UPC will issue approximately 42,403 shares of UPC Common Stock.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

         Under certain circumstances described below, the Exchange Ratio could be adjusted pursuant to certain provisions of the Agreement. UNDER NO CIRCUMSTANCES WOULD THE EXCHANGE RATIO BE LESS THAN 10.6008 SHARES OF UPC COMMON STOCK FOR EACH SHARE OF DHB COMMON STOCK. An adjustment could occur if the DHB Board elects to terminate the Agreement pursuant to the provisions of the Agreement described below, and if UPC then elects to avoid termination of the Agreement by increasing the Exchange Ratio.

        DHB is not obligated to consummate the Merger with UPC if both:

    (a) the Average Closing Price, as defined below, is less than $47.25;

    and

    (b) (i) the quotient obtained by dividing the Average Closing Price by $59.06 (the "UPC Ratio") is less than (ii) the quotient obtained by dividing the weighted average of the closing prices of the common stock of the bank holding companies defined as the "Index Group" in the Agreement (the "Index Price") on the Determination Date as defined below by the Index Price on November 13, 1997 (the "Index Ratio"), less 15%.

         The Average Closing Price is the average of the daily last sales prices of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, or other authoritative source as chosen by
UPC) for the twenty (20) consecutive trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date. The Determination Date is the later of the date of the Special Meeting and the date on which consent of the Federal Reserve shall be received (without regard to any requisite waiting period thereof.)

         In such case, the DHB Board has the right to terminate the Agreement during the ten-day period commencing two days after the Determination Date by giving UPC prompt notice of that decision. DHB may withdraw its termination notice at any time during that ten-day period. During the five-day period after receipt of such notice, UPC has the option to increase the consideration payable to DHB shareholders by adjusting the Exchange Ratio in the manner described below. UPC IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO. Should UPC elect to adjust the Exchange Ratio, it must give DHB prompt notice of that election and of the adjusted Exchange Ratio, in which case no termination shall have occurred pursuant to such right of termination.

         These conditions reflect the parties' agreement that DHB shareholders will assume the risk of declines in the value of UPC Common Stock to $47.25. Any adjustment of the Exchange Ratio below a decline in the price of UPC Common Stock to $47.25 would be dependent on whether the Average Closing Price of UPC Common Stock lags behind the relative performance of the common stocks of the Index Group by more than 15%.

         If the Average Closing Price is less than $47.25 per share and the UPC Ratio is less than the Index Ratio, the DHB Board would likely elect to terminate the Agreement so as to require UPC to consider increasing the Exchange Ratio. If the DHB Board elects to terminate the Agreement, UPC would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors UPC will consider include the projected effect of the Merger on UPC's pro forma earnings per share and whether UPC's assessment of DHB's earning potential as part of UPC justifies the issuance of an increased number of shares of UPC Common Stock. If UPC declines to adjust the Exchange Ratio, DHB may elect to proceed without the adjustment, provided it does so within 12 days of the Determination Date, although it has no current intention to so elect without resoliciting the approval of the DHB shareholders. In making such determination, the DHB Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations and prospects of UPC (including the recent performance and the future prospects for UPC Common Stock following the Merger), the business, financial condition, results of operations and prospects of DHB, developments in the banking industry and the advice of its financial advisor and legal counsel. UPC IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO.

         The operation of the adjustment mechanism can be illustrated by three scenarios. (For purposes of the scenarios, it has been assumed that the initial Exchange Ratio is 10.6008, the Starting Price of UPC Common Stock is $59.06, and the Index Price, as of the Starting Date, is $100).

     (1) The first scenario occurs if the Average Closing Price is not less than $47.25. Under this scenario, regardless of any comparison between the UPC Ratio and the Index Ratio, there would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by DHB shareholders could have fallen from a pro forma $626.08 per share of DHB Common Stock as of the Starting Date (10.6008 multiplied by $59.06), to as low as $500.89 per share of DHB Common Stock, as of the Determination Date (10.6008 multiplied by $47.25).

     (2) The second scenario occurs if the Average Closing Price is less than $47.25, but does not represent a decline from the Starting Price of more (i.e. more than 15%) than the decline of the common stock prices of the Index Group. Under this scenario, there also would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by DHB shareholders would have fallen from a pro forma $626.08 per share of DHB Common Stock as of the Starting Date, to an amount based on the then lower Average Closing Price of UPC Common Stock, as of the Determination Date.

     (3) The third scenario occurs if both the Average Closing Price declines below $47.25 and the UPC Ratio is below the Index. Under this scenario, the adjustment in the Exchange Ratio is designed to ensure, subject to the DHB Board exercising its right to terminate the Agreement and the UPC Board electing to avoid such termination, that, if the Merger is consummated, the DHB shareholders receive shares of UPC Common Stock having a value (based upon the Average Closing Price) that corresponds to at least $47.25 or a 15% decline from the stock price performance reflected by the Index Group, whichever is the lesser amount.

         For example, if the Average Closing Price were $35.00, and the ending Index Price, as of the Determination Date, were $90, the UPC Ratio (.5926) [the result of dividing $35.00 by $59.06] would be below the Index Ratio (.75) [the result of dividing $90 by $100 =.90, less .15], DHB could terminate the Agreement unless UPC elected within five days to increase the Exchange Ratio to equal 13.4165, which represents the lesser of (a) 14.3111 [the result of dividing $500.89 (the product of $47.25 and the 10.6008 Exchange Ratio) by the Average Closing Price ($35.00), rounded to the nearest thousandth] and (b) 13.4165 [the result of dividing 7.9506 (the product of the Index Ratio (.75) and 10.6008) by the UPC Ratio (.5926), rounded to the nearest thousandth]. Based upon the assumed $35.00 Average Closing Price, the new Exchange Ratio would represent a value to the DHB shareholders of $469.58 per share of DHB Common Stock.

         If, on the other hand, the Average Closing Price were $45.00, and the ending Index Price, as of the Determination Date, were $100, the UPC Ratio (.7619) would be below the Index Ratio (.85) [the result of dividing $100 by $100 or 1.00, less .15). DHB could terminate the Agreement unless UPC elected within five days after its receipt from DHB of notice of intent to terminate, to increase the Exchange Ratio to equal 11.1309, which represents the lesser of (a) 11.1309 [the result of dividing $500.89 (the product of $47.25 and the 10.6008 Exchange Ratio) by the Average Closing Price ($45.00), rounded to the nearest thousandth] and (b) 11.8266 [the result of dividing 9.0107 (the product of the Index Ratio (.85) and 10.6008) by the UPC Ratio (.7619), rounded to the nearest thousandth]. Based upon the assumed $45.00 Average Closing Price, the new Exchange Ratio would represent a value to the DHB shareholders of $500.89 per share of DHB Common Stock.

The actual market value of a share of UPC Common Stock at the Effective Time, at the time certificates for those shares are delivered following surrender and exchange of Certificates for shares of DHB Common Stock and at any time thereafter, may be more or less than the Average Closing Price. DHB shareholders are urged to obtain current market quotations for UPC Common Stock. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

BACKGROUND OF AND REASONS FOR THE MERGER

        BACKGROUND OF THE MERGER. In the early 1990s, traditional banking began its transition into financial services. Many things contributed to this evolution:

    -   Proliferation and speed of the newer computers;
    -   An increasing need for specialized financing and leasing;
    -   Spread and availability of ATM shared networks;
    -   Sophistication and needs of the Baby Boomer generation of customers;
    - Higher salaried individuals for each of several financial services to be offered; and
    - Need for extensive training and experience in managing a bank's securities portfolio. (60% of the assets of DHB are in its securities portfolio).

        Based on this transition, DHB's Board and management began deep consideration of the future of DHB, as well as the future of most small banks. DHB operates mostly in a small, closed environment of small family businesses, small farms and a large elderly population. The needs and abilities of this customer base are necessarily limited. Therefore, DHB's management felt it could do little to increase loan interest or fee income. Furthermore, demographics of Grenada and Montgomery Counties, Mississippi do not offer much encouragement for a wide change in this pattern and outlook. DHB was, and is, surrounded by several large, well-run institutions that are able to offer the full range of requested services with qualified and knowledgeable specialist officers.

         In short, DHB's profit margin was getting harder to maintain each year and its options to improve it were diminishing. Additionally, in recent years, DHB has been operating in a low cost-of-interest environment. It was rather easy to produce a model scenario of DHB's future potential, if rates and the cost-of-deposits should rise two or three percentage points.

         In early 1994, President Norman Ezell was approached by a group of individuals who expressed an interest in purchasing all of the issued and outstanding shares of DHB (the "1994 Inquiry"). President Ezell advised the DHB Board of the inquiry and the matter of a sale was discussed at length. President Ezell was directed to continue the discussions to see what offer would be made and to examine the group's intention for DHB and its location. The group's ultimate offer was considered insufficient for DHB's perceived value by the DHB Board, and the discussions ended. However, the 1994 Inquiry prompted management and the DHB Board to again earnestly consider DHB's future, stockholder equity, and income and resulted in the DHB Board requesting that President Ezell make inquiries to ascertain a level of interest in a sale or merger. The DHB Board determined that it would only consider a sale or merger that would result in DHB continuing to be operated within its present community.

         Soon thereafter, President Ezell contacted DHB's accountants, T. E. Lott & Company, and a personal friend who is a retired CPA, for their opinion on DHB's consideration to merge. A lengthy discussion into details was held with each, and both advised DHB to consider a sale or merger. Thereafter, both were given permission by President Ezell to contact financial institutions with which they worked and inquire as to the specific institution's interest. At least three discussions resulted from these contacts.

         Additionally, President Ezell contacted two large financial institutions in both Jackson, Mississippi and Memphis, Tennessee to inquire as to the particular institution's interest in purchasing DHB. Neither expressed interest, but indicated that each would pass the information along to other financial institutions that might be interested.

         Since the 1994 Inquiry, serious discussions have been held with seven financial institutions and eight separate groups of individuals. In June 1996, DHB received its first formal offer from a large bank with interests in DHB's primary service area (the "June 1996 Offer"). This offer was for a stock exchange based upon a DHB stock price of about 98% of book value. The DHB Board declined the offer as insufficient. In February 1997, the June 1996 Offer was increased slightly, but it was rejected by the DHB Board in April 1997.

         In July 1996, DHB received an oral offer from a financial institution with plans to expand into DHB's primary service area. This offer would result in DHB stockholders receiving an amount equal to approximately book value for their DHB Common Stock. Their offer was likewise rejected as insufficient.

         On October 8, 1996, President Ezell called the President of Union Planters Bank of Grenada ("Grenada") to inquire as to UPC's interest level in acquiring DHB. Several meetings were held over a period of the following months, but resulted in no firm offer. Both sides agreed that the two institutions would fit well into DHB's primary service area as UPC had always maintained a small-bank feel for businesses and individuals. Furthermore, the demographics of both communities and the needs of both banks were similar.

         In June of 1997, DHB received a verbal offer from another bank within its geographical location. This offer was similar to the prior three. President Ezell and the DHB Board realized that DHB could not expect to receive a large premium above book value for the sale of DHB. The limited loan and financial services demand of DHB's primary service area reduced the prospects of much profit increase, and the downsize in a deteriorated economy could be significant. Furthermore, about this time, Year 2000 concerns began to surface in the news and within communications from banking regulators and hardware sales representatives. Investigation of DHB's aging computer and data hardware revealed that it would have to be replaced on or before January 1, 2000. DHB could anticipate an expenditure of approximately $200,000.00 to remedy the situation and survive into the coming millennium.

         In August of 1997, Grenada's President and President Ezell agreed on a tentative 1.20 times DHB book value as an exchange ratio. On that date, UPC Common Stock's closing price on the NYSE was $49.25 per share, meaning that UPC's offer on that date was approximately $650.00 per share of DHB Common Stock. During the next two months, both sides negotiated an agreement. In mid-October, President Ezell and Vice President Betty Bowen met at the Grenada office of Union Planters with Grenada's President and some of his staff to discuss DHB's concern about the changing valuation on DHB shares due to the continuing rise of UPC stock. The valuation was staying the same, but the number of shares would be reduced significantly, effecting dividends for shareholders dependent on this for income. Staff and operational considerations were also discussed.

         For various reasons, the Agreement was not executed until November 6, 1997. According to the Agreement, the amount of UPC Common Stock to be received by DHB shareholders was to be based upon the daily closing price for UPC Common Stock on the NYSE for 20 days prior to the execution of the Agreement. Thus, on November 6, 1997, the 20-day average closing price of UPC Common Stock on the NYSE was $61.30. The proposed Exchange Ratio was determined to be 10.6008 shares of UPC Common Stock for each share of DHB Common Stock, based upon a $650.00 per share valuation of DHB Common Stock.

         DHB'S REASONS FOR THE MERGER. In reaching its decision to approve the Agreement and the Merger, the DHB Board consulted its counsel, accountants and DHB's management. A number of factors were considered over this period, including the following:

    - DHB Board's familiarity with and review of DHB's business, operations, earnings, management depth, financial condition, future capital requirements, and earnings potential;
    -   The age and health of President and majority stockholder Norman L.
        Ezell;
    - The DHB Board's belief that the terms of the Agreement with UPC were attractive to DHB shareholders in that the Agreement would allow DHB shareholders to become shareholders of UPC, one of the largest bank holding company in the area, whose stock is traded on the NYSE, and because of the recent earnings performance of UPC;
    - UPC's dividend payment history in contrast to DHB's lack of potential for future dividend consistency;
    - The value being offered to DHB shareholders by UPC in relation to the market value, book value and earnings per share of DHB Common Stock;
    - UPC's long-standing philosophy of community banking which maintains local autonomy by use of local management and employees;
    - As the interest of most regional bank holding companies in DHB had decreased, UPC had been aggressive in merging and acquiring community banks. DHB desired to take advantage of UPC's philosophy as the DHB Board felt that UPC's desire to merge could change when interest rates rose;
    - The current and prospective economic and regulatory environment and competitive constraints facing the banking industry and small financial institutions in DHB's primary service area;
    - DHB Board's belief that, due to the reasons set forth above, UPC was the most attractive choice as a long-term affiliation partner of DHB; and
    - The expectation that the Merger would be a tax-free transaction to DHB and its shareholders.

         The DHB Board did not quantify or otherwise attempt to assign any specific or relative weight to any of the factors discussed above in its determination that the Agreement and the Merger are in the best interests of DHB shareholders.

         ACCORDINGLY, THE DHB BOARD UNANIMOUSLY RECOMMENDS THAT YOU EXECUTE THE ENCLOSED PROXY AND THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT AND THE AGREEMENT TO MERGE.

         UPC'S REASONS FOR THE MERGER. In adopting the Agreement, the Agreement to Merge, and the Merger, the UPC Board considered a number of additional factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the UPC Board considered the following additional material factors:

         (a) review, based in part on a presentation by UPC's management, of (i) the business, operations, earnings, and financial condition, including the DHB levels and asset quality, of DHB on a historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which DHB operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on a historical and prospective basis, and (iii) the results of UPC's due diligence review of DHB; and

         (b) a variety of factors affecting and relating to the overall strategic focus of UPC, including UPC's desire to expand into markets in Mississippi served by DHB.

EFFECTIVE TIME OF THE MERGER

         Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time stated in the Certificate of Merger to be issued by the OCC. Subject to the terms and conditions of the Agreement, unless otherwise agreed upon in writing by UPC and DHB, the Agreement provides that the parties will use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPC within 30 days following the last to occur of (i) the effective date of the last required consent of any regulatory authority having authority over and approving of exempting the Merger (including any requisite waiting period in respect thereof), (ii) the date on which the shareholders of DHB approve the Agreement and the Agreement to Merge, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each party's obligations under the Agreement have been satisfied or waived (to the extent waivable by such party). It is anticipated that the Effective Time will occur on August 1, 1998, 3 days after the Special Meeting.

         No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. DHB and UPC anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated on or about August 1, 1998. However, delays in the consummation of the Merger could occur.

         The Board of Directors of either DHB or UPC generally may terminate the Agreement and the Agreement to Merge if the Merger is not consummated by December 31, 1998, unless the failure to consummate the transactions contemplated by the Agreement on or before such date is caused by any willful breach of the Agreement by the party seeking termination or certain other specific conditions exist. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination."


DISSENTERS' RIGHTS

         Holders of record of DHB Common Stock who follow the procedures specified by Article 13 of the MBCA ("Article 13") will be entitled to the payment of the "fair value" of their DHB Common Stock immediately before the Effective Time, excluding any appreciation or depreciation resulting from the accomplishment or expectation of the Merger but including "a fair rate of interest" thereon.

         THE FOLLOWING SUMMARY OF THE PROVISIONS OF ARTICLE 13 IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS, THE FULL TEXT OF WHICH FOLLOWS IN APPENDIX C, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO.

         A holder of record of DHB Common Stock electing to exercise dissenters' rights (1) must deliver to DHB, before the vote at the DHB Special Meeting, a written demand for payment of such shares of common stock made by or on behalf of the record holder reasonably informing DHB of the identity of such holder and of such holder's intention to demand payment of such holder's DHB Common Stock if the Merger is effectuated (the "Objection Notice") and (2) must not vote in favor of the Agreement and the Agreement to Merge which provide for the Merger. The requirement of such written demand is in addition to and separate from the requirement that such shares not be voted in favor of the Agreement and the Agreement to Merge, and the requirement of such written demand is not satisfied by voting against the Agreement and the Agreement to Merge either in person or by proxy. The requirement that such shares not be voted in favor of the Agreement and the Agreement to Merge will be satisfied if no proxy is returned and such shares are not voted in person. Because a properly executed and delivered proxy which is left blank will, unless revoked, be voted FOR approval of the Agreement and the Agreement to Merge, in order to be assured that such holder's DHB Common Stock are not voted in favor of the Agreement and the Agreement to Merge, a holder of DHB Common Stock electing to exercise dissenters' rights who votes by proxy must not leave the proxy blank but must (i) vote AGAINST the approval of the Agreement and the Agreement to Merge or (ii) ABSTAIN from voting. NEITHER A VOTE AGAINST APPROVAL OF THE AGREEMENT AND THE AGREEMENT TO MERGE NOR AN ABSTENTION WILL SATISFY THE REQUIREMENT THAT A WRITTEN DEMAND FOR APPRAISAL BE DELIVERED TO DHB BEFORE THE VOTE ON THE AGREEMENT AND THE AGREEMENT TO MERGE AT THE SPECIAL MEETING.

         Any shareholder of DHB entitled to vote on the Agreement and Agreement to Merge has the right to receive payment of the fair value of his or her shares of DHB Common Stock. A DHB shareholder may not dissent as to less than all of the shares that he or she beneficially owns. A nominee or fiduciary may not dissent on behalf of a beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his or her behalf must notify DHB in writing of the name and address of the record holder of the shares, if known to him or her.

         If the Agreement and Agreement to Merge is approved by DHB's shareholders at the Special Meeting, each DHB shareholder who has filed an Objection Notice will be notified by DHB of such approval no later than ten (10) days after the Effective Time (the "Dissenter's Notice"). The Dissenters Notice will (i) state where the payment demand must be sent and where and when certificates for certificated shares of DHB Common Stock (the "Certificates") must be deposited, (ii) inform holders of uncertificated shares (if any) to what extent transfer of the shares will be restricted after the payment demand is received, (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of the shares before that date, (iv) set a date by which DHB must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the Dissenter's Notice was delivered, and (v) be accompanied by a copy of Article 13 of the MBCA.

         Within the time prescribed in the Dissenter's Notice, a DHB shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he or she (or the beneficial shareholder on whose behalf he or she is asserting dissenters' rights) acquired beneficial ownership of the shares of DHB Common Stock before November 7, 1997 (the date of the first public announcement of the terms of the Agreement), and deposit his or her Certificates in accordance with the terms of the Dissenter's Notice. Upon delivering the Payment Demand and depositing the Certificates in accordance with the Dissenter's Notice, the DHB shareholder will retain all other rights of a DHB shareholder until these rights are cancelled or modified by consummation of the Merger.

         FAILURE TO COMPLY SUBSTANTIALLY WITH THESE PROCEDURES WILL CAUSE THE DHB SHAREHOLDER TO LOSE HIS OR HER DISSENTERS' RIGHTS TO PAYMENT FOR THE SHARES IN CASH. CONSEQUENTLY, ANY DHB SHAREHOLDER WHO DESIRES TO EXERCISE HIS OR HER RIGHTS TO PAYMENT FOR HIS OR SHARES IS URGED TO CONSULT HIS OR HER LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

         As soon as the Merger is consummated, or upon later receipt of a timely Payment Demand, UPB, as the surviving corporation of the Merger, shall, pursuant to Section 79-4-13.25 of the MBCA, pay to each dissenting shareholders who has complied with the requirements of Section 79-4-13.23 of the MBCA the amount that UPB estimates to be the fair value of the shares of DHB Common Stock, plus accrued interest. Such payment must be accompanied by (i) certain DHB financial statements, (ii) a statement of UPB's estimate of the fair value of the shares,
(iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under Section 79-4-13.28 of the MBCA, and
(v) a copy of Article 13 of the MBCA. As authorized by Section 79-4-13.27 of the MBCA, UPB intends to delay any payments with respect to any shares (the "after-acquired shares") held by a dissenting shareholder which were not held by such shareholder on November 7, 1997, the date of the first public announcement of the terms of the Agreement. To the extent UPB should elect to withhold payment, after effecting the Merger, UPB as the surviving corporation in the Merger must estimate the fair value of the shares, plus accrued interest, and pay such amount to each dissenter who agrees to accept it in full satisfaction of this demand. UPB shall send with such payment a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand additional payment under Section 79-4-13.28 of the MBCA.

         If (i) a dissenter believes that the amount paid with respect to his or her shares or offered under Sections 79-4-13.25 or 79-4-13.27 is less than the fair value of his or her shares or that the interest due is incorrectly calculated, (ii) UPB fails to make payment under Section 79-4-13.25 within sixty
(60) days after the date set for demanding payment, or (iii) DHB, having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment, the dissenter may notify DHB (or UPB, if the Merger is consummated) in writing (which notice is invalid if not delivered to DHB, or UPB, if the Merger is consummated, within thirty (30) days after DHB or UPB made or offered payment for such shareholder's shares) of his or her own estimate of the fair value of the shares and the amount of interest due and may demand payment of the difference between his or her estimate of the fair value and the amount of any payment with respect to such shares already received by the shareholder. In the alternative, if payment has not yet been made by UPB or DHB, the shareholder may reject UPB's offer under Section 79-4-13.27 of the MBCA and demand payment of the fair value of his or her shares and interest due.

         If UPB cannot agree with such dissenter on a fair value within sixty
(60) days after UPB receives the Payment Demand, UPB will institute judicial proceedings in the Chancery Court of Montgomery County, Mississippi (the "Court"), naming all dissenters (whether or not Mississippi residents) whose demands remain unsettled as parties to the proceeding and serving such parties with a copy of the petition. The Court will then undertake to establish the fair value of the shares as of the point in time immediately prior to the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless the Court determines that the exclusion would be inequitable, and will determine the interest owing on the disputed amount. The fair value of a dissenter's shares of DHB Common Stock may be more than, less than or the same as the consideration provided for in the Agreement. The Court may, in its discretion, appoint one or more persons as appraisers to receive evidence and render a decision on the questions of fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount (if any) by which the Court finds the fair value of his or shares, plus accrued interest, exceeds the amount paid by UPB or the fair value, plus accrued interest, of his or her after-acquired shares for which UPB elected to withhold payment under Section 79-4-13.27 of the MBCA.

         The Court shall assess the costs and expenses of such proceeding (including reasonable compensation for, and expenses of the appraiser but excluding fees and expenses of counsel and experts) against UPB, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it should find that their demand for additional payment was arbitrary, vexatious or not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against UPB, if the Court finds that UPB or DHB did not comply substantially with the relevant requirements of the MBCA or (ii) against UPB or any dissenting shareholder if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

         FAILURE TO FOLLOW PROPERLY ALL PROCEDURES SPECIFIED IN ARTICLE 13 WILL RESULT IN A LOSS OF STOCKHOLDER'S APPRAISAL RIGHTS.

         For a discussion of the Federal income tax consequences of a receipt of cash for shares of DHB Common Stock, see "DESCRIPTION OF TRANSACTION - Certain Income Tax Consequences."

DISTRIBUTION OF UPC STOCK CERTIFICATES

         Promptly after the Effective Time, UPC and DHB will cause UPB, acting in its capacity as Exchange Agent, to mail to the former shareholders of DHB a letter of transmittal, together with instructions for the exchange of the Certificates representing shares of DHB Common Stock for certificates representing shares of UPC Common Stock.

         DHB SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

         Upon surrender to the Exchange Agent of Certificates for DHB Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of DHB Common Stock surrendering such items a certificate or certificates representing the number of shares of UPC Common Stock to which such holder is entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of such shares (without interest thereon), if any. UPC will not be obligated to deliver the consideration to which any former holder of DHB Common Stock is entitled as a result of the Merger until the holder surrenders such holder's Certificates representing the shares of DHB Common Stock. Whenever a dividend or other distribution is declared by UPC on UPC Common Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares issuable pursuant to the Agreement, but beginning 30 days after the Effective Time, no dividend or other distribution payable after the Effective Time with respect to UPC Common Stock will be paid to the holder of any unsurrendered DHB Common Stock Certificate until the holder duly surrenders such Certificate. Upon surrender of such DHB Common Stock Certificate, however, both the UPC Common Stock certificate, together with all undelivered dividends or other distributions (without interest) and any undelivered cash payment to be paid in lieu of a fractional share (without interest), will be delivered and paid with respect to the shares represented by such Certificate. In the event any DHB Common Stock Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the Certificate to be lost, stolen, or destroyed and, if required by UPC, the posting by such person of a bond in such amount as UPC may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the shares of UPC Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to the Agreement.

         At the Effective Time, other than with respect to holders of shares of DHB Common Stock who dissent from the Merger pursuant to Article 13 of the MBCA, the stock transfer books of DHB will be closed to holders of DHB Common Stock and no transfer of shares of DHB Common Stock by any such holder will thereafter be made or recognized. If Certificates representing shares of DHB Common Stock, are presented for transfer after the Effective Time, they will be canceled and exchanged for shares of UPC Common Stock and a check for the amount due in lieu of fractional shares and undelivered dividends, if any, deliverable in respect thereof.

LIMITATION ON NEGOTIATIONS

         Section 6.3 of the Agreement provides that DHB shall not solicit or knowingly encourage any Acquisition Proposal by any person. Furthermore, except to the extent necessary to comply with the fiduciary duties of the DHB Board, as advised by legal counsel, DHB is prohibited from furnishing any non-public information that it is not legally obligated to furnish, negotiating with respect to or entering into any agreement with respect to, any Acquisition Proposal. DHB must promptly notify UPC immediately following receipt of any Acquisition Proposal. As protection against possible violation of this limitation, DHB has agreed, under certain circumstances, to pay to UPC the sum of $150,000 in immediately available funds in the event and at the time that DHB enters into a letter of intent or agreement with respect to an Acquisition Proposal or supports or indicates an intent to support an Acquisition Proposal other than pursuant to the Agreement. The limitation would survive termination of the Agreement in certain circumstances. This provision may have, or may have had, the effect of discouraging competing offers to acquire or merge with DHB.

CONDITIONS TO CONSUMMATION OF THE MERGER

         Consummation of the Merger is subject to various conditions, including
(i) receipt of the approval of the shareholders of DHB of the Agreement and the Agreement to Merge, and the consummation of the transactions contemplated thereby, including the Merger, as and to the extent required by the law or by the provisions of any governing instrument, (ii) receipt of certain regulatory approvals required for consummation of the Merger, (iii) receipt by UPC of a written opinion of counsel from Wyatt, Tarrant & Combs to the tax-free nature of the Merger (except to the extent of cash received), (iv) receipt of approval of the shares of UPC Common Stock issuable pursuant to the Merger for listing on the NYSE, subject to official notice of issuance, (v) the Registration Statement being declared effective under the Securities Act, (vi) the accuracy, as of the date of the Agreement and as of the Effective Time, of the representations and warranties of DHB and UPC as set forth in the Agreement, (vii) the performance of all agreements and the compliance with all covenants of DHB and UPC as set forth in the Agreement, (viii) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on DHB or UPC, (ix) the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting, restricting, or making illegal the consummation of the transactions contemplated by the Agreement, (x) receipt by UPC of agreements from each affiliate of DHB (xi) satisfaction of certain other conditions, including the receipt of various certificates from the officers of DHB and UPC. See "-- Regulatory Approval" and "-- Waiver, Amendment, and Termination."

         No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. Except in limited circumstances, in the event the Merger is not effected on or before December 31, 1998, the Agreement may be terminated and the Merger abandoned by the Board of Directors of either DHB or UPC. See "-- Waiver, Amendment, and Termination."

REGULATORY APPROVAL

         THE MERGER MAY NOT PROCEED IN THE ABSENCE OF RECEIPT OF THE REQUISITE REGULATORY APPROVAL. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVAL WILL BE OBTAINED OR AS TO THE TIMING OF SUCH APPROVAL. APPLICATIONS FOR THE APPROVAL DESCRIBED BELOW HAVE BEEN SUBMITTED TO THE APPROPRIATE REGULATORY AUTHORITIES.

         It is a condition to the consummation of the Merger that UPC and DHB shall have received all applicable regulatory approvals to consummate the transactions contemplated by the Agreement. There can be no assurance that such approvals will not contain terms, conditions or requirements which cause such approvals to fail to satisfy such condition to the consummation of the Merger. By letters dated May 14, 1998 and June 10, 1998, the Federal Reserve and the OCC advised UPC that the Merger had been approved. As of the date of this Registration Statement, the Mississippi Department has not objected to the Merger.

         Neither DHB nor UPC are aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought.

         The Merger is subject to the prior approval of the Federal Reserve pursuant to Section 3 of the BHC Act. In evaluating the Merger, the Federal Reserve must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger if (i) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the 30th day (which the Federal Reserve may reduce to 15 days) following the date of the Federal Reserve approval, during which time the United States Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.

         The Merger also is subject to the approval of the OCC and the Mississippi Department who will both consider similar factors as the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION

         To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Board of Directors of each of the parties, whether before or after shareholder approval of the Agreement and the Agreement to Merge has been obtained; provided however, that after any such approval by the holders of DHB Common Stock, except as contemplated by the Agreement, there shall be made no amendment that modifies in any material respect the consideration to be received by DHB shareholders in the Merger without the further approval of the holders of DHB Common Stock. In addition, prior to or at the Effective Time, either DHB or UPC, or both, acting through their respective Boards of Directors, chief executive officers, or other authorized officers, may waive any default in the performance of any term of the Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement and may waive any of the conditions precedent to the obligations of such party under the Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless executed by a duly authorized officer of DHB or UPC, as the case may be.

         The Agreement and the Agreement to Merge may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by the mutual consent of the Boards of Directors of DHB and UPC; (ii) by the DHB Board or the UPC Board (a) in the event of any inaccuracy of any representation or warranty of the other party contained in the Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standards set forth in the Agreement (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (b) in the event of a material breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (c) if (1) any consent of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal or (2) the shareholders of DHB fail to vote their approval of the Agreement as required by the MBCA, the MBL and the Agreement at the Special Meeting, or (d) if the Merger is not consummated by December 31, 1998, provided that the failure to consummate is not caused by any willful breach of the Agreement by the party electing to terminate, or (iii) by the DHB Board pursuant to the relevant provisions of the Agreement described in " -- Possible Adjustment of Exchange Ratio."

         If the Merger is terminated as described above, the Agreement and the Agreement to Merge will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses, maintain the confidentiality of certain information obtained, and return all documents obtained from the other party under the Agreement, will survive. In addition, termination of the Agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. See "-- Expenses and Fees."

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Agreement, DHB has agreed that unless the prior written consent of UPC has been obtained, and except as otherwise expressly contemplated in the Agreement, DHB will (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement or prevent the transactions contemplated by the Agreement, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code (see "-Certain Federal Income Tax Consequences of the Merger"), or (b) materially or adversely affect the ability of any party to perform its covenants and agreements under the Agreement.

         In addition, DHB has agreed that, except as specifically permitted by the Agreement, prior to the earlier of the Effective Time or termination of the Agreement, DHB will not, except with the prior written consent of the chief executive officer or chief operating officer of UPC (which consent shall not be unreasonably withheld), agree or commit to do, any of the following: (i) amend the DHB Charter and Bylaws, or other governing instruments of DHB; (ii) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $25,000, except in the ordinary course of business of DHB consistent with past practices (which shall include the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any material asset of DHB of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the Agreement that were previously disclosed to UPC by DHB); (iii) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the DHB Common Stock, or declare or pay any dividend or make any other distribution in respect of any DHB Common Stock, provided that DHB had (or has) the right (to the extent legally and contractually permitted to do so), to declare and pay (a) on or about December 15, 1997, cash dividends on the shares of DHB Common Stock at a rate not in excess of $10.00 per share, and (b) on or after June 30, 1998, cash dividends on DHB Common Stock at a rate not in excess of $5.00 per share; (iv) except for the Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of DHB Common Stock, or any other capital stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; (v) adjust, split, combine, or reclassify any capital stock of DHB or issue or authorize the issuance of any other securities in respect of or in substitution for shares of DHB Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of DHB or any assets other than in the ordinary course of business for reasonable and adequate consideration; (vi) except for purchases of U.S. Treasury Securities or U.S. Government Agency Securities, which in either case have maturities of three years or less, or Federal Home Loan Bank Stock, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person, or otherwise acquire direct or indirect control over any person, with certain exceptions; (vii) grant any increase in compensation or benefits to the employees or officers of DHB, except in the ordinary course of business consistent with past practices as previously disclosed to UPC by DHB or as required by law; provided, however, that DHB was entitled to pay bonuses for 1997 in a single aggregate amount not to exceed Twenty-One Thousand Dollars ($21,000.00); pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Agreement and previously disclosed to UPC by DHB; enter into or amend any severance agreements with officers of DHB; grant any material increase in fees or other increases in compensation or other benefits to directors of DHB or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of DHB); (viii) enter into or amend any employment contract between DHB and any person (unless such amendment is required by law) that DHB does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; (ix) adopt any new employee benefit plan of DHB or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of DHB other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distribution from such employee benefit plans, except as required by law or the terms of the plans, or in a manner consistent with past practices; (x) make any material change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles; (xi) commence any litigation other than in accordance with past practice or settle any litigation involving any liability of DHB for material money damages or restrictions upon the operations of DHB; or (xii) enter into, modify, amend, or terminate any material contract (excluding any loan contract) or waive, release, compromise, or assign any material rights or claims.

         DHB has also agreed, that, except with respect to the Agreement, the Agreement to Merge, and the transactions contemplated thereby, neither DHB nor any representative thereof will, directly or indirectly, solicit or engage in negotiations concerning any Acquisition Proposal, or provide any confidential information or assistance to, or have any discussions with, any person with respect to an Acquisition Proposal; provided that DHB may, and may authorize and permit its representatives to, provide persons with confidential information, have discussions or negotiations with, or otherwise facilitate an effort by such person to make or implement an Acquisition Proposal not solicited in violation of the Agreement if DHB's Board, after having consulted with, and based upon the advice of, outside counsel, determines in good faith that the failure to take such actions could constitute a breach of the fiduciary duties of DHB's Board under applicable law, subject to the satisfaction of certain conditions.

         The Agreement also provides that from the date of the Agreement until the earlier of the Effective Time or the termination of the Agreement, UPC covenants and agrees that it will (i) continue to conduct its business and the business of its subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of the UPC Common Stock and the business prospects of UPC and its subsidiaries and (ii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement or prevent the transactions contemplated by the Agreement, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code (see "-- Certain Federal Income Tax Consequences of the Merger"), (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement, provided, that the foregoing shall not prevent UPC or any UPC subsidiary from acquiring any other assets or businesses or from discontinuing or disposing of any of its assets or business if such action is, in the reasonable judgment of UPC, desirable in the conduct of the business of UPC and the UPC subsidiaries and would not, in the reasonable judgment of UPC, likely delay the Effective Time to a date subsequent to December 31, 1998.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         Consummation of the Merger will not alter the present Board of Directors or management team of UPC or UPB immediately after the Merger is consummated. Information concerning the management of UPC is included in the documents incorporated herein by reference. See "DOCUMENTS INCORPORATED BY REFERENCE." For additional information regarding the interests of certain persons in the Merger, see "-- Interests of Certain Persons in the Merger."

         UPB will be the surviving association resulting from the Merger and shall continue to be governed by the laws of the United States of America and operate in accordance with its Articles of Association and Bylaws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GENERAL. Certain members of DHB's management and the DHB Board may be deemed to have interests in the Merger that are in addition to their interests as shareholders of DHB generally. The DHB Board was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

         EMPLOYMENT AGREEMENTS. Mr. Norman L. Ezell ("Ezell") will be offered an employment agreement with UPC after consummation of the Merger. The employment agreement will provide for an employment term which commences upon the Effective Time and terminates on December 31, 1998. The employment agreement will provide Ezell with a base salary in an amount commensurate with salaries of similarly situated employees of UPC, and Ezell will be entitled to participate in the various employee benefit plans offered by UPC. The employment agreement will provide that if the executive is terminated without cause anytime during the term of the employment agreement, he will be paid an amount equal to the greater of (i) his base salary for the remainder of the term, or (ii) six (6) months base salary. Beginning January 1, 1999, Ezell shall be retained as a consultant to UPC for a five (5) year period. Ezell shall perform these consulting services in exchange for an annual consulting


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


fee of $7,500.00 per annum. The employment agreement will also contain provisions prohibiting Ezell from competing with UPC or disclosing certain confidential information during the term of the employment agreement and the five (5) year consulting period.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The parties to the Merger have not and do not intend to seek a ruling from the Internal Revenue Service (the "IRS") as to the federal income tax consequences of the Merger. Instead, UPC has obtained the opinion of Wyatt, Tarrant & Combs, counsel to UPC ("WTC") (the "Tax Opinion"), as to the material federal income tax consequences of the Merger to DHB shareholders, a copy of which is attached as Exhibit 8.1 to the Registration Statement.

         The Tax Opinion does not address, among other matters: (i) state, local, foreign or other federal tax consequences of the Merger not specifically addressed therein; (ii) federal income tax consequences to shareholders of DHB subject to special rules under the Code such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who do not own such stock as a capital asset; (iii) federal income tax consequences affecting shares of DHB stock acquired upon exercise of stock options, stock purchase plan rights or otherwise as compensation; (iv) the tax consequences to holders of warrants, options or other rights to acquire shares of such stock; (v) the tax consequences of the parties to the Agreement of the inclusion in income of the amount of the bad-debt reserve maintained by DHB, if any, and any other amounts resulting from any required change in accounting methods; and (vi) the tax consequences of the parties to the Agreement of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code.

         The Tax Opinion represents WTC's best judgement as to the expected federal income tax consequences of the Merger and is not binding on the IRS or the courts. There is a lack of clear legal precedent dealing with the tax characterization of the Merger. The IRS may challenge the conclusions stated in the Tax Opinion and the shareholders of DHB may incur the cost and expense of defending positions taken by them with respect to the Merger. A successful challenge by the IRS could have material adverse consequences to the parties to the Merger, including shareholders of DHB and indirectly UPC.

         As of the date of this Proxy Statement and subject to the conditions, qualifications, representations and assumptions contained herein and in the Tax Opinion, WTC has opined that:

         (1) For federal income tax purposes, the Merger will be viewed as an acquisition by UPC of substantially all of the assets of DHB solely in exchange for UPC Common Stock and the assumption of all of the liabilities of DHB followed by (i) the transfer of the assets and all of the liabilities acquired from DHB by UPC to UPHC, and (ii) the transfer of the assets and all of the liabilities acquired from DHB by UPHC to UPB. Rev. Rul. 70-224, 1970-1 C.B. 79, Rev. Rul. 64-73, 1964-1 (Part 1) C.B.
                  142; Rev. Rul. 58-93, 1958-1 C.B. 188.

         (2) The acquisition by UPC of substantially all the assets and liabilities of DHB solely in exchange for UPC Common Stock will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code. Pursuant to Section 368(a)(2)(C), the Merger will not be disqualified by reason of the transfer of the DHB assets and liabilities from UPC to UPHC, or the transfer of the DHB assets and liabilities from UPHC to UPB, such transfers to be accomplished by the merger of DHB with and into UPB. Code Section 368(a)(2)(C) and Rev. Rul.
                  64-73, 1964-1 (Part 1) C.B. 142.

         (3) UPC and DHB will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (4) No gain or loss will be recognized by DHB as a result of the Merger.

         (5) No gain or loss will be recognized by UPC, UPHC or UPB as a result of the Merger.

         (6) No gain or loss will be recognized by the shareholders of DHB as a result of the exchange of DHB Common Stock for UPC Common Stock pursuant to the Merger, except that a gain or loss will be recognized on the receipt of any cash in lieu of a fractional share. Assuming that the DHB Common Stock is a capital asset in the hands of the respective DHB shareholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the DHB Common Stock allocable to the fractional share.

         (7) The tax basis of UPC Common Stock to be received by the shareholders of DHB will be the same as the tax basis of the DHB Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         (8) The holding period of the UPC Common Stock to be received by shareholders of DHB will include the holding period of the DHB Common Stock surrendered in exchange therefor, provided the DHB shares were held as a capital asset by the shareholders of DHB on the date of the exchange.

         The Tax Opinion is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements of the IRS, all existing and in effect on the date of this Registration Statement and all of which are subject to change at any time, possibly retroactively. Any such change could have a material impact on the conclusions reached in the Tax Opinion.

         In rendering the Tax Opinion, WTC has relied, as to factual matters, solely on the continuing accuracy of (i) the description of the facts relating to the Merger contained in the Agreement and Registration Statement and related documents and agreements, (ii) the factual representations and warranties contained in the Agreement and Registration Statement and related documents and agreements, and (iii) certain factual matters addressed by representations and warranties made by certain executive officers of UPC, UPHC, UPB and DHB, as further described in the Tax Opinion and Exhibits thereunder. Events occurring after the date of the Tax Opinion could alter the facts upon which the Tax Opinion is based, in which event the conclusions reached therein and in this summary could be materially impacted.

         Based upon the current ruling position of the IRS, cash received by a holder of DHB Common Stock in lieu of a fractional share interest in UPC Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of DHB Common Stock allocable to such fractional share interest. Such gain or loss will constitute capital gain or loss if DHB Common Stock was held as a capital asset at the Effective Time, and will be a long-term capital gain or loss if the holding period for such shares was greater than one year at the Effective Time. Any capital gain recognized as a result of the Merger will be taxed at rates applicable to capital gains. The tax rate applicable to capital gains of an individual taxpayer varies depending on the taxpayer's holding period for such shares. Pursuant to recently enacted legislation, in the case of an individual, any such capital gain will be subject to a maximum federal income tax rate of (A) 20% if the holder's holding period in such stock was more than 18 months on the date of the Effective Time and (B) 28% if the holder's holding period was more than one year but not more than 18 months on the date of the Effective Time. The deductibility of capital losses is subject to limitations for both individuals and corporations.

         A Dissenting Shareholder will recognize gain or loss measured by the difference between the value received by such shareholder of his or her shares of DHB Common Stock and his or her tax basis in such stock.

         ACCORDINGLY, FOR ALL OF THE ABOVE REASONS, SHAREHOLDERS OF DHB ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for as a purchase. Under the purchase method of accounting, the recorded amounts of assets and liabilities of DHB will be recorded at their fair market value at the date of acquisition. The excess of any consideration given over the aggregate fair market value of identifiable assets is recorded as goodwill. Income and other financial statements of UPC issued after consummation of the Merger will include DHB prospectively.

         For information concerning certain conditions to be imposed on the exchange of DHB Common Stock for UPC Common Stock in the Merger by affiliates of DHB and certain restrictions to be imposed on the transferability of the UPC Common Stock received by those affiliates in the Merger. See "--Resales of UPC Common Stock."

EXPENSES AND FEES

         The Agreement provides that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that UPC will bear and pay the filing fees payable in connection with the Registration Statement and this Proxy Statement and the printing costs and certain other third-party costs in connection with the Registration Statement and this Proxy Statement.

RESALES OF UPC COMMON STOCK

         UPC Common Stock to be issued to shareholders of DHB in connection with the Merger will be registered under the Securities Act. All shares of UPC Common Stock received by holders of DHB Common Stock and all shares of UPC Common Stock issued and outstanding immediately prior to the Effective Time will be freely transferable upon consummation of the Merger by those shareholders of DHB not deemed to be "Affiliates" of DHB or UPC. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with DHB or UPC at the time of the Special Meeting (generally, executive officers, directors, and 10% or greater shareholders).

         Rule 145 promulgated under the Securities Act restricts the sale of UPC Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Under the rule, during the one year period following the Effective Time, Affiliates of DHB or UPC may resell publicly the UPC Common Stock received by them in the Merger within certain limitations as to the amount of UPC Common Stock sold in any three-month period and as to the manner of sale. After the one-year period, such Affiliates of DHB who are not Affiliates of UPC may resell their shares without restriction. The ability of Affiliates to resell shares of UPC Common Stock received in the Merger under Rule 145 will be subject to UPC having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell UPC Common Stock received in the Merger. Affiliates also would be permitted to resell UPC Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement does not cover any Resales of UPC Common Stock received by persons who may be deemed to be Affiliates of DHB or UPC.

         DHB has agreed to use its reasonable efforts to cause each person who may be deemed to be an Affiliate of DHB to execute and deliver to UPC not later than 30 days prior to the Effective Time, an agreement (each, an "Affiliate Agreement") providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any DHB Common Stock held by such Affiliate except as contemplated by the Agreement or the Affiliate Agreement, and will not sell, pledge, transfer or otherwise dispose of any UPC Common Stock received by such Affiliate upon consummation of the Merger (i) except in compliance with the Securities Act and the rules and regulations thereunder and (ii) until such time as financial results covering 30 days of combined operations of UPC and DHB have been published. Shares of UPC Common Stock issued to such Affiliates of DHB in exchange for shares of DHB Common Stock will not be transferable until such time as financial results covering at least 30 days of combined operations of UPC and DHB have been published, regardless of whether each such Affiliate has provided an Affiliate Agreement (and UPC shall be entitled to place restrictive legends upon certificates for shares of UPC Common Stock issued to Affiliates of DHB). Certificates representing shares of DHB Common Stock surrendered for exchange by any person who is an Affiliate of DHB for purposes of Rule 145(c) under the Securities Act shall be exchanged for certificates representing share of UPC Common Stock as described under "--Distribution of UPC Stock Certificates," with the certificate representing such shares of UPC Common Stock containing a legend summarizing the foregoing restrictions. Prior to publication of such results, UPC will not transfer on its books any shares of UPC Common Stock received by an Affiliate pursuant to the Merger. See "-- Conditions to Consummation of the Merger."


                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         As a result of the Merger, holders of DHB Common Stock will be exchanging their shares of a Mississippi banking corporation governed by the MBL, MBCA and DHB's Charter and Bylaws, for shares of UPC, a Tennessee corporation governed by the TBCA and UPC's Charter and Bylaws. Certain significant differences exist between the rights of DHB shareholders and those of UPC shareholders. In particular, UPC's Charter and Bylaws contain several provisions that may be deemed to have an anti-takeover effect in that they could impede or prevent an acquisition of UPC unless the potential acquirer has obtained the approval of the UPC Board. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the MBL, MBCA and the TBCA as well as to UPC's Charter and Bylaws and DHB's Charter and Bylaws.

ANTI-TAKEOVER PROVISIONS GENERALLY

         The provisions of UPC's Charter and Bylaws described below under the headings, "-- Authorized Capital Stock," "-- Amendment of Charter and Bylaws," "-- Classified Board of Directors and Absence of Cumulative Voting," "-- Director Removal and Vacancies," "-- Limitations on Director Liability," "-- Indemnification," "-- Special Meeting of Shareholders," "-- Actions by Shareholders Without a Meeting," "-- Shareholder Nominations and Proposals" and "-- Business Combinations" are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist the UPC Board in playing a role if any group or person attempts to acquire control of UPC, so that the UPC Board can further protect the interests of UPC and its shareholders as appropriate under the circumstances, including, if the UPC Board determines that a sale of control is in the best interests of UPC's shareholders, by enhancing the UPC Board's ability to maximize the value to be received by the shareholders upon such a sale.

         Although UPC's management believes the Protective Provisions are, therefore, beneficial to UPC's shareholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, UPC may be able to avoid those expenditures of time and money.

         The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of UPC Common Stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of UPC Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of UPC through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for UPC's shareholders to replace the Board of Directors or management, even if a majority of the shareholders believe such replacement is in the best interests of UPC. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

         UPC. UPC's Charter currently authorizes the issuance of up to (i) 300,000,000 shares of UPC Common Stock, of which 84,970,899 shares were outstanding as of May 31, 1998, and (ii) 10,000,000 shares of no par value preferred stock ("UPC Preferred Stock" and, together with the UPC Common Stock, "UPC Capital Stock"), of which no shares of UPC Series A Preferred Stock, and 1,156,231 shares of UPC Series E Preferred Stock were issued and outstanding as of May 31, 1998. At the 1998 annual meeting of the shareholders of UPC, the UPC shareholders approved an amendment to the UPC Charter to increase the number of authorized shares of UPC Common Stock from 100,000,000 shares to 300,000,000 shares.

         The UPC Board may authorize the issuance of additional authorized shares of UPC Common Stock without further action by UPC's shareholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which UPC Capital Stock may be listed.

         With certain exceptions, the UPC Board may issue, without any further action by the shareholders, shares of UPC Preferred Stock, in one or more classes or series, with such voting, conversion, dividend, and liquidation rights specified in UPC's Charter. In providing for the issuance of such shares, the UPC Board may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of UPC Capital Stock, the voting powers if any of such series, and any other preferences, privileges, and powers of such series.

         In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of UPC, the holders of any series of UPC Preferred Stock will have priority over holders of UPC Common Stock.

         The authority to issue additional authorized shares of UPC Common Stock or UPC Preferred Stock provides UPC with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of UPC Common Stock and UPC Preferred Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of UPC. In addition, the sale of a substantial number of shares of UPC voting stock to persons who have an understanding with UPC concerning the voting of such shares, or the distribution or declaration of a dividend of shares of UPC voting stock (or the right to receive UPC voting stock) to UPC shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of UPC.

         In 1989, the UPC Board adopted a Share Purchase Rights Plan ("Preferred Share Rights Plan") and distributed a dividend of one Preferred Share Unit Purchase Right ("Preferred Share Right") for each outstanding share of UPC Common Stock. In addition, under the Preferred Share Rights Plan, one Preferred Share Right is to be automatically, and without further action by UPC, distributed in respect to each share of UPC Common Stock issued after adoption of the Preferred Share Rights Plan. The Preferred Share Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each shareholder on a fair and equal basis. Each Preferred Share Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Preferred Share Rights would separate from UPC Common Stock and each holder of a Preferred Share Right (other than the potential acquirer) would be entitled to purchase certain equity securities of UPC at prices below their market value. UPC has authorized 750,000 shares of Series A Preferred Stock for issuance under the Preferred Share Rights Plan and no shares have been issued as of the date of this Proxy Statement. Until a Preferred Share Right is exercised, the holder thereof, as such, has no rights of a shareholder of UPC, including the right to vote or receive dividends.

                  DHB. DHB's Charter authorizes the issuance of up to 4,000 shares of DHB Common Stock, par value $50.00 per share, of which 4,000 shares were issued and outstanding as of the Record Date. These are the only voting securities of DHB authorized to be issued.

                  Under MBL, DHB must obtain the approval of 2/3 of the outstanding DHB Common Stock, as well as the Commissioner of the Mississippi Department, to increase the number of authorized but unissued shares of stock. Provided, however, that the total amount of such additional authorized stock may not exceed 15% of the amount issued and outstanding shares of DHB Common Stock at the time shareholder approval is sought.

PREEMPTIVE RIGHTS

                  UPC. Pursuant to the TBCA, a shareholder of a corporation does not have a preemptive right to acquire a corporation's unissued shares except to the extent the charter of the corporation so provides. UPC's Charter does not grant its shareholders preemptive rights. However, see the discussion "--Authorized Common Stock" relating to the Share Purchase Rights Plan.

                  DHB. The shareholders of DHB have been granted preemptive rights. In any case where the amount of authorized stock of DHB is increased, DHB shareholders have a preference to purchase such additional stock in proportion to the shares currently held by them.

AMENDMENT OF CHARTER AND BYLAWS

         UPC. The Charter of UPC provides that amendments thereto may be adopted in any manner permitted by the TBCA. The TBCA provides that a corporation's charter may be amended by a majority of votes entitled to be cast on the amendment, subject to any condition the Board of Directors may place on its submission of the amendment to the shareholders. The UPC Charter requires a vote of two-thirds or more of the shares of capital stock entitled to vote in an election of directors to amend the articles of the Charter governing directors and to remove a director from office whether with or without cause. A two-thirds vote is also required to amend, alter, or repeal the article of the Charter relating to business combinations.

         The UPC Board may adopt, amend, or repeal the Bylaws by a majority vote of the entire Board of Directors. The Bylaws may also be amended or repealed by action of UPC's shareholders.

         UPC's Charter provides that all corporate powers of UPC shall be exercised by the Board of Directors except as otherwise provided by law. The Board of Directors may designate an executive committee consisting of five or more directors and may authorize such committee to exercise all of the authority of the Board of Directors, including the authority to adopt, amend and repeal the Bylaws, to submit any action to the shareholders, to fill vacancies on the Board of Directors or any committee, to declare dividends or other corporate distributions, and to issue or reissue any capital stock or any warrant, right or option to acquire capital stock of the corporation.

         DHB. Under the MBL, any amendment or renewal of the DHB Charter must be approved by a majority of all stock outstanding as well as the Commissioner of the Mississippi Department, the attorney general, the governor and the secretary of state. Pursuant to DHB's Bylaws, the power to amend, alter or repeal DHB's Bylaws is vested in DHB's shareholders. The Bylaws may be amended by the vote of two-thirds of the issued and outstanding shares of DHB.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

         UPC. The Charter of UPC provides that the UPC Board is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of UPC's having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for UPC's shareholders to change a majority of the members of the Board. The purpose of dividing the UPC Board into classes is to facilitate continuity and stability of leadership of UPC by ensuring that experienced personnel familiar with UPC will be represented on the

UPC Board at all times, and to permit UPC's management to plan for the future for a reasonable amount of time. However, by potentially delaying the time within which an acquirer could obtain working control of the UPC Board, this provision may discourage some potential mergers, tender offers, or takeover attempts.

         Pursuant to the Charter of UPC, each shareholder is entitled to one vote for each share of UPC Common Stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The shareholder has the right to distribute all of his votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate. Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it may be possible for minority shareholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of UPC Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining UPC voting capital stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a shareholder who acquires less than a majority of the shares of UPC Common Stock to obtain representation on the UPC Board.

         DHB. The DHB Board consists of five directors who serve for a one year term. Neither the DHB Charter nor Bylaws divide the DHB Board into classes.

         Pursuant to the DHB Charter, each shareholder is entitled to vote for each share of DHB Common Stock held. The MBCA provides that shareholders may cumulate their votes unless the corporation's articles of incorporation provides otherwise. Neither the DHB Charter nor DHB Bylaws addresses the issue of cumulative voting and the election of directors.

DIRECTOR REMOVAL AND VACANCIES

         UPC. UPC's Charter provides that a director may be removed by the shareholders only upon the affirmative vote of the holders of at least two-thirds of the voting power of all shares of capital stock entitled to vote generally in the election of directors. The purpose of this provision is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. Accordingly, the provision may have the effect of impeding efforts to gain control of the Board of Directors by anyone who obtains a controlling interest in UPC Common Stock. Vacancies on the Board of Directors may be filled by the Board of Directors or shareholders, as provided under the UPC Bylaws and the TBCA. The term of a director appointed to fill a vacancy expires at the next meeting of shareholders at which directors are elected.

         DHB. The DHB Charter and Bylaws do not address the issue of director removal. The MBCA provides that shareholders may remove one or more directors with or without cause unless the articles of incorporation provide otherwise. A director may be removed by the shareholders only at a meeting called for the purpose of removing him and a meeting notice must state that purpose. A majority vote of those shareholders entitled to vote is sufficient to remove a director. If cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect him under cumulative voting is voted against his removal. The Bylaws of DHB provide that, in case of a vacancy on the Board of Directors caused by resignation, death or removal, the remaining members of the Board at any regular meeting will elect a shareholder to fill the vacancy.

INDEMNIFICATION

         UPC. Under the TBCA, subject to certain exceptions, a Tennessee corporation may indemnify an individual made a party to a proceeding, because he or she is or was a director, against liability incurred in the proceeding if (i) he or she conducted himself or herself in good faith; (ii) he or she reasonably believed (a) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation, and (b) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful (the "Standard of Conduct"). Moreover, unless limited by its charter of incorporation, a

Tennessee corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of a written affirmation by the director of his or her good faith belief that he or she has met the Standard of Conduct, a written undertaking by or on behalf of a director to repay such amount if it shall ultimately be determined that he or she is entitled to be indemnified by the corporation against such expenses and a determination is made that the facts known to those making the determination would preclude indemnification. Before any such indemnification is made, it must be determined that such indemnification would not be precluded by the TBCA.

         A director of a Tennessee corporation may also apply for court-ordered indemnification under certain circumstances. Unless a Tennessee corporation's charter of incorporation provides otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; (ii) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director; and (iii) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter of incorporation, bylaws, general or specific action of its board of directors, or contract.

         UPC's Charter and Bylaws provide for the indemnification of its directors and officers, to the fullest extent permitted by Tennessee law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling UPC pursuant to the foregoing provisions, UPC has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         DHB. Under the MBCA, a corporation may indemnify a director who is a party to a proceeding against liability incurred in the proceeding if (i) he or she conducted himself in good faith; (ii) he or she reasonably believed that his or her conduct in his or her official capacity was in the best interests of the corporation, or in cases other than when acting in his or her official capacity, believed that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of a criminal proceeding, he or she had no reason to believe his or her conduct was unlawful. Furthermore, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party in his or her capacity as a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of a written affirmation by the director of his or her good faith belief that he or she has met the relevant standard of conduct, and a written undertaking by or on behalf of a director to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation against such expenses and it is ultimately determined that he or she has not met the relevant standard of conduct.

         A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the court. The court will order indemnification if the court determines that (i) the director is entitled to mandatory indemnification; or (ii) the corporation obligated itself to do so in its articles of incorporation, bylaws, by resolution, or by contract approved by its board of directors; or (iii) indemnification is fair and reasonable in view of all the circumstances. If a court determines that a director is entitled to indemnification, the court may also require the corporation to indemnify the director against the reasonable expenses incurred in obtaining the court ordered indemnification.

         A corporation may indemnify or advance expenses to a officer of the corporation (i) who is a party to a proceeding because he or she is a officer of the corporation, to the same extent as to a director and (ii) if the officer is not a director or is made a party to a proceeding on the basis of said officer's acts or omissions solely as on officer, to such further extent as is provided in the articles of incorporation, bylaws, resolutions by the board of directors or contract except for (a) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses or (b) liability arising out of conduct that constitutes (i) improper financial benefit
(ii) intentional acts.

         An officer of a corporation who is not a director is entitled to mandatory indemnification and may apply to a court for indemnification or an advance of expenses, in each case to the same extent to which a director may be entitled to indemnification or the advancement of expenses.

         DHB's Charter and Bylaws do not address the issue of indemnification.

SPECIAL MEETINGS OF SHAREHOLDERS

         UPC. UPC's Bylaws provide that special meetings of shareholders may be called, unless otherwise prescribed by law, for any purpose or purposes whatever at any time by the Chairman of the Board, the President, the Secretary, or the holders of not less than one-tenth of the shares entitled to vote at such meeting.

         DHB. The DHB Charter and Bylaws do not address the issue of special meetings of shareholders. The MBCA provides that a special meeting of shareholders may be called by a corporation's board of directors or by the persons authorized to call special meetings under the corporation's articles of incorporation and bylaws, or, unless the articles of incorporation provide otherwise, by written demand of the shareholders having at least 10% of all the votes entitled to be cast on an issue to be considered at the special meeting.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

         UPC. UPC's Charter and Bylaws provide that any action required or permitted to be taken by UPC shareholders at a duly called meeting of shareholders may be effected by the unanimous written consent of the shareholders entitled to vote on such action.

         DHB. The DHB Charter and Bylaws do not address the issue of actions of shareholders without a meeting. Under the MBCA, shareholders may act by written consent if all the shareholders entitled to vote on the action consent to taking such action without a meeting. Shareholders may act by written consent only if the action is taken by all the shareholders entitled to vote thereon.

SHAREHOLDER NOMINATIONS AND PROPOSALS

         UPC. UPC's Charter and Bylaws do not address whether a shareholder may nominate members of the Board of Directors.

         Holders of UPC Common Stock are entitled to submit proposals to be presented at an annual meeting of shareholders. UPC's Bylaws provide that any proposal of a shareholder which is to be presented at any annual meeting of shareholders shall be sent so as to be received by UPC not less than 120 days in advance of the date of the proxy statement issued in connection with the previous years annual meeting.

         DHB. DHB's Charter and Bylaws do not address whether a shareholder may nominate members of the Board of Directors nor the manner in which shareholder proposals are submitted.

BUSINESS COMBINATIONS

         UPC. UPC's Charter requires the affirmative vote of the holders of two-thirds or more of the outstanding UPC Common Stock for approval of a merger, consolidation, or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC. A two-thirds vote is not required for any merger or consolidation of UPC with or into any corporation or entity of which a majority of the outstanding shares of all classes of capital stock entitled to vote in the election of directors is owned by UPC or any UPC company.

         The requirement of a supermajority vote of shareholders to approve certain business transactions, as described above, may discourage a change in control of UPC by allowing a minority of UPC's shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the Board of Directors could cause a two-thirds vote to be required to approve a transaction thereby enabling management to retain control over the affairs of UPC and their positions with UPC. The primary purpose of the supermajority vote requirement, however, is to encourage negotiations with UPC's management by groups or corporations interested in acquiring control of UPC and to reduce the danger of a forced merger or sale of assets.

         As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which impose certain restrictions on business combinations, including, but not limited to, combinations with interested shareholders similar to those described above.

         The TBCA generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "interested shareholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an interested shareholder, unless the business combination or the transaction pursuant to which the interested shareholder became such was approved by the UPC Board before the interested shareholder became such, and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws. The TBCA also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

         The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") generally provides that any person or group of persons that acquires the power to vote more than specified levels (one-fifth, one-third, or a majority) of the shares of certain Tennessee corporations will not have the right to vote such shares unless granted voting rights by the holders of a majority of the votes entitled to be cast, excluding "interested shares." Interested shares are those shares held by the acquiring person, officers of the corporation, and employees of the corporation who are also directors of the corporation. If approval of voting power for the shares is obtained at one of the specified levels, additional shareholder approval is required when a shareholder seeks to acquire the power to vote shares at the next level. In the absence of such approval, the additional shares acquired by the shareholder may not be voted until they are transferred to another person in a transaction other than a control share acquisition. The Tennessee CSAA applies only to those Tennessee corporations whose charters or bylaws contain an express declaration that control share acquisitions in respect of the shares of such corporations are governed by and subject to the provisions of such act. UPC's Charter and Bylaws do not currently contain such an express declaration.

         The Tennessee Greenmail Act ("Tennessee GA") prohibits a Tennessee corporation having a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price of such shares during the 30 trading days preceding the purchase or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

         The TBCA provides that no Tennessee corporation having any class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act or any of its officers or directors may be held liable at law or in equity for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder's share acquisition date, or for seeking to enforce or implement the provisions of the TBCA or the Tennessee CSAA, or for failing to adopt or recommend any charter or bylaw amendment or provision in respect of any one or more of these acts or the Tennessee GA, or for opposing any merger, exchange, tender offer, or significant disposition of the assets of the resident domestic corporation or any subsidiary of such corporation because of a good faith belief that such merger, exchange, tender offer, or significant disposition of assets would adversely affect the corporation's employees, customers, suppliers, the communities in which the corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the corporation's charter in connection with the merger, exchange, tender offer or significant disposition of assets.

         The acts described above along with the provisions of UPC's Charter regarding business combinations might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than 66-2/3% of the outstanding shares of UPC Common Stock, the acquiror would not thereby obtain the ability to replace a majority of the UPC Board until at least the second annual meeting of shareholders following the acquisition, and furthermore the acquiror would not obtain the ability immediately to effect a merger, consolidation, or other similar business combination unless the described conditions were met.

         As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's shareholders to replace the UPC Board or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board and management.

         DHB. As a Mississippi state banking corporation, DHB is or could be subject to various legislative acts set forth in the MBL and the MBCA which impose certain restrictions on business combinations. The Mississippi Shareholder Protection Act (the "MSPA") imposes certain requirements in connection with certain business combinations with interested shareholders (as defined in the MSPA), but does not apply to state banks or corporations with less than 500 shareholders (DHB has approximately 37 shareholders).

         The Mississippi Control Share Act, the purpose of which is similar to the Tennessee Control Share Act described above, excludes state banks, such as DHB, from its coverage unless such bank elects to be covered thereby by amending its charter to so provide; DHB has not so amended the DHB Charter.

LIMITATIONS ON ABILITY TO VOTE STOCK

         UPC. UPC's Charter and Bylaws do not contain any provision restricting a shareholder's ability to vote shares of UPC voting stock.

         DHB. DHB's Articles of Incorporation and Bylaws do not contain any provision restricting a shareholder's ability to vote shares of DHB voting stock.

DISSENTERS' RIGHTS OF APPRAISAL

         UPC. Under the TBCA, a shareholder is generally entitled to dissent from a corporate action, and obtain payment of the fair value of his or her shares in the event of: (i) consummation of a plan of merger to which the corporation is a party, unless shareholder approval is not required by the TBCA;
(ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of substantially all of the corporation's property other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or to a plan by which substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale; (iv) an amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it (a) alters or abolishes a preferential right of the shares, (b) creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares, (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities, (d) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights, or (e) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under the TBCA; or (v) any corporate action taken pursuant to a shareholder vote, to the extent the charter, bylaws, or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares. UPC's Charter and Bylaws do not provide for any such additional dissenters' rights. Under Tennessee law, no shareholder who holds shares of a security which is listed on an exchange registered under ss. 6 of the Securities Exchange Act of 1934 (the "34 Act") or is a "national market system security," as defined in the rules promulgated by the 34 Act, has the right to dissent and obtain fair value for his or her shares from any of the aforementioned corporate actions.

         DHB. For a discussion of dissenters' rights under the MBCA, see "-- SPECIAL MEETING OF DHB SHAREHOLDERS - Dissenters' Rights.". Appendix C of this Registration Statement contains the full text Article 13.

SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         UPC. The TBCA provides that a shareholder of a Tennessee corporation may inspect and copy books and records during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareholder desires to inspect.

         DHB. Similarly, under the MBCA, a shareholder of a corporation is entitled to inspect and copy books and records during regular business hours at the corporation's principal office if he or she gives the corporation written notice of his demand at least five business days before the date he or she wishes to inspect or copy. A shareholder may inspect such records only if: (i) his or her demand is made in good faith and for a proper purpose; (ii) he or she describes with reasonable particularity the purpose and the records he or she desires to inspect; and (iii) the records are directly connected with his or her purpose. Some of the records eligible for inspection and copying include: excerpts from minutes of any meeting of the board of directors, records of any action of a committee of the board of directors while acting in place of the board of directors on behalf of the corporation, minutes of any meeting of the shareholders, and the records of action taken by the shareholders without a meeting.

DIVIDENDS

         UPC. UPC's ability to pay dividends on UPC Capital Stock is governed by Tennessee corporate law. Under Tennessee corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

         There are various statutory limitations on the ability of the UPC banking subsidiaries to pay dividends to UPC, as the case may be. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

         DHB. The Bylaws of DHB provide that the profits of the business of the Bank shall be ascertained at the close of each fiscal year, and the directors shall order such dividends to be declared as they may deem proper, and the terms of paying same, and any surplus profits in excess of the dividend paid, shall be transferred to the reserve fund on the books of the Bank.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

         UPC Common Stock is traded on the NYSE under the symbol "UPC." DHB Common Stock is not traded on any exchange or quoted on any market system. The shares of DHB Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. Management of DHB is aware of certain transactions in shares of Common Stock of DHB that have occurred since January, 1995, although the prices of all stock transactions are not known. During that time, management of DHB is aware that approximately 30 shares have changed hands in privately negotiated sales at prices ranging from $210 to $250 per share. The most recent sale of which management is aware took place on March 31, 1995 when 20 shares were sold at $210 per share.

                  Dividends, when paid by DHB, are normally paid after the close of DHB fiscal year, which begins on the first Thursday in January, and for the previous quarter. During 1996 and 1997, DHB paid annual cash dividends of $10 per share. DHB was permitted by UPC to pay a cash dividend of $5.00 per share in June, 1998.

                  The following table sets forth, for the indicated periods, the high and low closing sale prices for the UPC Common Stock as reported by the NYSE, and the cash dividends declared per share of UPC Common Stock and DHB Common Stock for the indicated periods. The stock prices do not include retail mark-ups, mark-downs or commissions.


                                           UPC
                              -------------------------------
                                                       Cash
                                                     Dividends
                                   Price Range        Declared
                              -------------------       Per
                                High        Low        Share
------------------------      -------      ------      ------
1998
------------------------
  First Quarter ........      $ 67.31      $58.38      $  .50
                                                       ------
  Second Quarter
  (through June 18, 1998)
  Total ................      $ 62.56      $54.75         .50

                                                       $ 1.00
                                                       ======
1997
------------------------
   First Quarter .......      $ 47.75      $38.38      $0.320
   Second Quarter ......        52.13       41.25        .375
   Third Quarter .......        56.50       49.25        .400
                                                       ------
   Fourth Quarter ......        67.88       57.00        .400
                                                       ------
     Total .............                               $1.495
                                                       ======

1996
------------------------
   First Quarter .......      $ 31.75      $29.00      $ 0.27
   Second Quarter ......        31.25       29.63        0.27
   Third Quarter .......        36.25       28.63        0.27
   Fourth Quarter ......        41.38       34.63        0.27
                                                       ------
     Total .............                               $ 1.08
                                                       ======



         On June 18, 1998, the last sale price of UPC Common Stock as reported on the NYSE was $54.75 per share. On November 6, 1997, the last business day prior to public announcement of the Merger, the last sale price of the UPC Common Stock as reported by the NYSE was $61.06.

         The holders of UPC Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Although UPC currently intends to continue to pay quarterly cash dividends on the UPC Common Stock, there can be no assurance that UPC's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the UPC Board's consideration of other relevant factors. The Agreement provides that DHB may not declare and pay cash dividends prior to the Effective Time or the termination of the Agreement, although DHB was permitted to declare a dividend of up to $10.00 per share on or about December 15 1997, and up to $5.00 per share on or after June 30, 1998.

UPC is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary depository institutions. UPC's subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."


                                 BUSINESS OF UPC

GENERAL

         UPC, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of March 31, 1998, UPC had total consolidated assets of approximately $18.4 billion, total consolidated loans of approximately $12.7 billion, total consolidated deposits of approximately $13.6 billion, and total consolidated shareholders' equity of approximately $1.8 billion.

         UPC conducts its business activities through its principal bank subsidiary, the $15.7 billion asset UPB, founded in 1869, headquartered in Memphis, Tennessee, with branches in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky. UPC also had, as of January 1, 1998, six other financial institution subsidiaries, the largest of which being Union Planters Bank of Florida, Miami, Florida, which had total consolidated assets as of March 31, 1998 of approximately $2.2 billion. UPC undertook a corporate reorganization plan in the fourth quarter of 1997, the primary purpose of which was to consolidate substantially all of its bank subsidiaries into UPB. This corporate reorganization was completed January 1, 1998. It is likely that UPC will continue to consolidate its various bank subsidiaries into UPB in the future, to the extent allowed by law. Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates and maintains approximately 518 banking offices and 676 ATMs. UPC's total deposits at March 31, 1998 are allocable by state to its banking offices (before consolidating adjustments) approximately as follows: $6.7 billion in Tennessee; $2.9 billion in Mississippi; $1.3 billion in Florida; $1.2 billion in Missouri; $596 million in Arkansas; $598 million in Louisiana; $412 million in Alabama; and $103 million in Kentucky.

         Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business. UPC completed three acquisitions in 1995, seven in 1996, and six in 1997, adding approximately $1.3 billion in total assets in 1995, $4.2 billion in 1996 and $3.6 billion in 1997. Through June 1, 1998, UPC has completed the acquisitions of two financial institutions with approximately $520 million in aggregate total assets as of March 31, 1998 (the "Recently Completed Acquisitions"). As of June 1, 1998, UPC was a party to definitive agreements to acquire ten financial institutions, in addition to DHB, and to the proposed purchase of twenty-four branch locations and assumption of $1.5 billion of deposits of California Federal Bank, a Federal savings bank, located in Florida, (the "CalFed Bank Purchase"), all of which had aggregate total assets of approximately $13.1 billion at March 31, 1998 (the CalFed Bank Purchase, the Recently Completed Acquisitions and the Other Pending Acquisitions are collectively referred to herein as the "Other Acquisitions") The largest of the Other Pending Acquisitions is UPC's proposed acquisition of Magna Group, Inc., ("MGR"), St Louis, Missouri, which had total consolidated assets of approximately $7.3 billion at March 31, 1998. On May 1, 1998, MGR consummated the acquisition of Charter, Inc., and its subsidiary, Charter Bank, S.B. (the "Charter Acquisition"). Charter is located in Sparta, Illinois and at the time of the consummation had total assets of approximately $406 million, total deposits of approximately $309 million, and total stockholders' equity of approximately $67 million. The Charter Acquisition was accounted for as a purchase. For purposes of this Proxy Statement, including the historical and equivalent pro forma data, the terms "Other Acquisitions" and "Other Pending Acquisitions" include the Charter Acquisition. For information with respect to these Other Acquisitions, see "-- Recent Developments" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION." For a discussion of UPC's acquisition program, see the caption "Acquisitions" (on pages 10, 11 and 12) in UPC's Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and

50) contained in such Annual Report to Shareholders. UPC's Annual Report to Shareholders is included as Exhibit 13 to the UPC 1997 Form 10-K and Exhibit 13 is incorporated by reference herein to the extent indicated herein.

         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions and other entities engaged in lines of business permissible for banks and bank holding companies. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC capital stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a description of the acquisitions in addition to the Merger which are currently pending, see "-- Recent Developments."

         The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to UPC and its subsidiary is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

RECENT DEVELOPMENTS

         RECENTLY COMPLETED ACQUISITIONS. Since December 31, 1997, UPC has completed the acquisitions of two institutions (the "Recently Completed Acquisitions").


                                                                Asset Size
                          Institution                          (In Millions)         Type of Consideration
           --------------------------------------------------  -------------         ---------------------
           Sho-Me Financial Corp, Mt. Vernon, Missouri,            $   374        1,153,459 shares
              and its subsidiary, 1st Savings Bank, f.s.b.,                        of UPC Common Stock
              Mt. Vernon, Missouri.
           Security Bancshares, Inc., Des Arc, Arkansas and            146        490,821 shares
              its subsidiaries, Farmers & Merchants Bank           -------         of UPC Common Stock
              Des Arc, Arkansas and Merchants & Farmers
              Bank, West Helena, Arkansas.

           TOTAL                                                   $   520
                                                                   =======

         OTHER PENDING ACQUISITIONS. UPC has entered into definitive agreements to acquire the following financial institutions in addition to DHB (collectively, the "Other Pending Acquisitions" and, together with the Recently Completed Acquisitions, the "Other Acquisitions") which UPC's management considers probable of consummation and which are expected to close in 1998. For purposes of this Proxy Statement, including the pro forma financial information included herein, the term "Other Pending Acquisitions" includes the Charter Acquisition.


                                                       Asset Size                                        Projected
                      Institution                   (In Millions)(1)    Type of Consideration(s)        Closing Date
      --------------------------------------------- ----------------   --------------------------       ------------

      Magna Group, St. Louis, Missouri and its           $7,657        Approximately 35.4 million       Third Quarter
      subsidiaries, including Magna Bank, N.A., St.                    shares of UPC Common Stock            1998
      Louis, Missouri (3)                                              and $39,620 in cash

      Peoples First Corporation, Paducah, Kentucky        1,493        Approximately 6,338,000 shares   Third Quarter
      and its subsidiaries, including Peoples First                    of UPC Common Stock                   1998
      National Bank, Paducah, Kentucky

      Purchaser of 24 branches and deposits of            1,465        $110 million deposit premium in   Third Quarter
      California Federal Bank in Florida ("CallFed                     cash                                  1998
      Branch Purchase")

      AMBANC Corp., Vincennes Indiana, and its              734        Approximately 3,398,000 shares    Third Quarter
      subsidiaries, AMBANC Illinois, N.A.,                             of UPC Common Stock                   1998
      AMBANC Indiana and American National
      Realty Corp.

      Merchants Bancshares, Inc., Houston, Texas,           552        Approximately 2,000,000 shares    Third Quarter
      and its subsidiary, Merchants Bank, Houston                      of UPC Common Stock                   1998
      Texas


      Transflorida Bank, Boca Raton, Florida                318        Approximately 1,655,000 shares    Fourth Quarter
                                                                       of UPC Common stock                   1998

      CB & T, Inc., McMinnville, Tennessee, and             271        Approximately 1,450,000 shares    Third Quarter
      its subsidiary, City Bank & Trust Company,                       shares of UPC Common Stock            1998
      McMinnville, Tennessee

      Capital Savings Bancorp, Inc., Jefferson City,        232        Approximately 801,000 shares of   Third Quarter
      Missouri, and its subsidiary, Capital Savings                    UPC Common Stock                      1998
      Bank, FSB, Jefferson City, Missouri

      First National Bancshares of Wetumpka, Inc.,          217        Approximately 836,000 shares of   Third Quarter
      Wetumpka, Alabama, and its subsidiary, First                     UPC Common Stock                      1998
      National Bank, Wetumpka, Alabama

      Alvin Bancshares, Inc., Alvin, Texas, and its         121        Approximately 425,000 shares of   Third Quarter
      subsidiary, Alvin State Bank, Alvin, Texas                       UPC Common Stock                      1998

      First Community Bancshares, Inc., Middleton,           41        Approximately 129,000 shares of   Third Quarter
      TN, and its subsidiary, Bank of Middleton,                       UPC Common Stock                      1998
      Middleton, Tennessee
                                                        -------
               TOTALS                                   $13,101
                                                        =======

(1) Approximate total assets at March 31, 1998.

(2) Assumes no adjustment to shares pursuant to exchange ratio adjustment mechanisms.

(3) Includes the pro forma impact of Charter Acquisition.


         EARNINGS CONSIDERATIONS RELATED TO THE MERGER AND THE OTHER ACQUISITIONS. It is expected that either UPC or the institutions to be acquired in connection with the Merger and the Other Acquisitions will incur charges arising from such acquisitions and from the assimilation of those institutions into the UPC organization. Most of the charges are expected to relate to the MGR and Peoples acquisitions and the CalFed Branch Purchase. Anticipated charges would normally arise from matters such as, but not limited to: (i) legal, accounting, financial, advisory and consulting fees; (ii) payment of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits; (iii) costs associated with elimination of duplicate facilities and branch consolidations; (iv) data processing charges; (v) cancellation of vendor contracts and (vi) other contingencies and similar costs which normally arise from the consolidation of operational activities.

         For a discussion of the significant charges UPC has incurred over the past three years incidental to its acquisition program, see the caption "Acquisitions" (on page 10) in UPC's Annual Report to Shareholders and note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996 and 1995 (on pages 49 and 50) contained in such Annual Report to Shareholders. UPC's Annual Report to Shareholders is included as Exhibit 13 to UPC's 1997 Form 10-K and Exhibit 13 is incorporated by reference herein to the extent indicated herein.

         Each of the Other Pending Acquisitions, (with the exception of the Merger, the Charter Acquisition and the CalFed Branch Purchase) are expected to be, and the Recently Completed Acquisition of Security Bancshares, Inc., was, accounted for as a pooling of interests. The Recently Completed Acquisition of Sho-Me Financial Corp. and the Charter Acquisition were, and the Merger and the CalFed Branch Purchase are expected to be, accounted for as purchases. UPC currently estimates incurring aggregate pretax charges in the range of $100 million to $115 million (approximately $91 million related to MGR) before taxes in connection with the consummation of the Merger and the Other Acquisitions. On an after tax basis these anticipated charges are estimated to be in the range of $75 million to $80 million (approximately $61 million related to MGR). To the extent that UPC's recognition of these merger-related charges is contingent upon consummation of a particular transaction, those charges would be recognized in the period in which such transaction closes. The pro forma impact of these anticipated charges are included in the pro forma balance sheet information included in this Proxy Statement. See "SUMMARY--Historical and Pro Forma Per Share Data" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION."

         The range of anticipated charges to be incurred in connection with consummating the Merger and the Other Acquisitions is a preliminary estimate of the significant charges which may, in the aggregate, be required and should be viewed accordingly. The anticipated charges are reflected in the pro forma consolidated balance sheet included in this Proxy Statement. Moreover, this range has been based on the due diligence that has been performed to date in connection with the Merger and the Other Acquisitions and the range may be subject to change and the actual charges incurred may be higher or lower than what is currently contemplated, once these institutions are assimilated from an operational perspective and various contingencies are either satisfied or eliminated. Furthermore, the range of anticipated charges will change if additional entities are acquired. UPC regularly evaluates the potential acquisition of, and holds discussions with, various potential acquisition candidates. As a general rule, UPC will publicly announce such acquisitions only after a definitive agreement has been reached, and only then if UPC considers the acquisition to be of such a size as to be a significant acquisition. Since the range of anticipated acquisition-related charges is likely to change with additional acquisitions, and since UPC regularly engages in acquisitions, such range could change, and DHB's shareholders should view such information accordingly.

         For information with respect to the pro forma effect of the Acquisition on the historical financial statements of UPC, See "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION".


             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The following tables contain unaudited pro forma condensed consolidated financial statements including a balance sheet as of March 31, 1998 and statements of earnings for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996, and 1995. These statements present on a pro forma basis historical results for (i) UPC for all periods, (ii) UPC and MGR for all periods, (iii) UPC, MGR, DHB and the Other Acquisitions for the three months ended March 31, 1998 and the year ended December 31, 1997, and (iv) UPC, MGR, Peoples, AMBANC, and Merchants for the years ended December 31, 1996 and 1995 (see "BUSINESS OF UPC -- Recent Developments--Other Pending Acquisitions").

         Except for the Merger and three of the Other Acquisitions, the Other Acquisitions are expected to be accounted for using the pooling-of-interests method of accounting. The pro forma information as of March 31, 1998 and for the three months ended March 31, 1998, and for the year ended December 31, 1997, reflect the acquisition of MGR and the Other Acquisitions as of January 1, 1997. The pro forma information for the years ended December 31, 1996 and 1995, reflect only the acquisition of MGR, Peoples, AMBANC and Merchants, because DHB and the Other Acquisitions (other than Magna, Peoples, AMBANC, and Merchants) are not individually or in the aggregate, considered material to UPC from a financial statement presentation standpoint. Furthermore, the pro forma impact of the CalFed Branch Purchase on the pro forma statement of earnings the periods presented has been excluded due to the lack of information available for operation of the branches on a historical basis. Pro forma financial information are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. The pro forma balance sheet reflects preliminary estimates by UPC of acquisition-related charges to be incurred in connection with consummation of the Merger and the Other Acquisitions; however, the statement of earnings do not reflect these anticipated charges. For additional information with respect to the estimated charges UPC anticipates it would incur in connection with the Merger and the Other Acquisitions, see "BUSINESS OF UPC -- Recent Developments." For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to acquisitions over the past three fiscal years, see the caption "Acquisitions" (on pages 10, 11 and 12) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in such UPC 1997 Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included as Exhibit 13 to UPC's 1997 Form 10-K, and Exhibit 13 is incorporated by reference herein to the extent indicated herein. See "DOCUMENTS INCORPORATED BY REFERENCE."

         The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated historical financial statements of UPC and DHB which are incorporated by reference herein. Pro forma results are not necessarily indicative of future operating results. See "DOCUMENTS INCORPORATED BY REFERENCE."

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998

                                                                                                               UPC,
                                                                                                            MGR, FNB
                                                                                                UPC            AND
                                                                               PRO FORMA        AND           OTHER
                                                       UPC          MGR      ADJUSTMENTS        MGR        ACQUISITIONS
                                                   -----------   ----------   -----------   -----------   --------------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks..........................  $   660,528   $  220,317                 $   880,845   $ 1,008,839
Interest-bearing deposits at financial
  institutions...................................       20,425           --                      20,425        49,640
Federal funds sold and securities purchased under
  agreements to resell...........................      309,415       95,126                     404,541       545,801
Trading account assets...........................      163,698           --                     163,698       163,698
Loans held for resale............................      253,021           --                     253,021       259,017
Investment securities............................    3,287,664    2,239,113                   5,526,777     7,812,071
Loans............................................   12,754,653    4,379,021                  17,133,674    20,272,013
    Less:  Unearned income.......................      (26,994)         (93)                    (27,087)      (34,152)
           Allowance for losses on loans.........     (223,837)     (59,928)          --       (283,765)     (320,107)
                                                   -----------   ----------    ---------    -----------   -----------
    Net loans....................................   12,503,822    4,319,000                  16,822,822    19,917,754
Premises and equipment                                 338,799      117,253                     456,052       534,387
Accrued interest receivable......................      196,595       46,523                     243,118       279,665
FHA/VA claims receivable.........................      138,626           --                     138,626       138,626
Mortgage servicing rights........................       98,089        1,237                      99,326        99,832
Goodwill and other intangibles...................       78,927      120,951                     199,878       375,339
Other assets.....................................      364,005       91,098       29,060(b)     484,163       519,252
                                                   -----------   ----------    ---------    -----------   -----------
        Total assets.............................  $18,413,614   $7,250,618    $  29,060    $25,693,292   $31,703,921
                                                   ===========   ==========    =========    ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
    Noninterest-bearing..........................  $ 2,290,776   $  641,300                 $ 2,932,076   $ 3,781,318
    Certificates of deposit of $100,000 and
      over.......................................    1,417,728      932,141                   2,349,869     2,854,920
    Other interest-bearing.......................    9,872,723    3,973,247                  13,845,970    17,696,215
                                                   -----------   ----------    ---------    -----------   -----------
        Total deposits...........................   13,581,227    5,546,688           --     19,127,915    24,332,453
Short-term borrowings............................      442,051      891,706                   1,333,757     1,365,605
Short- and medium-term bank notes................      135,000           --                     135,000       139,743
Federal Home Loan Bank advances..................      846,291      106,370                     952,661     1,215,073
Other long-term debt.............................    1,022,644        9,513                   1,032,157     1,037,766
Accrued interest, expenses and taxes.............      182,422       76,604       90,511(b)     349,537       406,185
Other liabilities................................      394,537        8,759                     403,296       410,918
                                                   -----------   ----------    ---------    -----------   -----------
        Total liabilities........................   16,604,172    6,639,640       90,511     23,334,323    28,907,743
                                                   -----------   ----------    ---------    -----------   -----------
Shareholders' equity
    Convertible preferred stock..................       36,972           40                      37,012        37,012
    Common stock                                       419,326       68,075       89,631(a)     577,032       662,544
    Additional paid-in capital...................      272,157      343,601     (150,257)(a)    457,905       580,938
                                                                                  (7,596)(b)
    Retained earnings............................    1,060,029      267,982      (61,451)(b)  1,266,560     1,489,763
    Treasury stock...............................           --      (60,626)      60,626(a)          --            --
    Unearned compensation........................       (9,550)      (7,596)       7,596(b)      (9,550)      (10,021)
    Net unrealized gain on available for sale
      securities.................................       30,508         (498)          --         30,010        35,942
                                                   -----------   ----------    ---------    -----------   -----------
        Total shareholders' equity...............    1,809,442      610,978      (61,451)     2,358,969     2,796,178
                                                   -----------   ----------    ---------    -----------   -----------
        Total liabilities and shareholders'
          equity.................................  $18,413,614   $7,250,618    $  29,060    $25,693,292   $31,703,921
                                                   ===========   ==========    =========    ===========   ===========

(a) Issuance of shares to acquire MGR (32,563,752 MGR shares outstanding times the exchange ratio of .9686 equals 31,541,250 shares of UPC Common Stock to be issued).

(b) Acquisition - related charges -- see "Business of UPC -- Recent
     Developments -- Earnings Considerations Related to the Merger and the Other Acquisitions."
                                       48

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                                                         UPC, MGR, FNB
                                                                             UPC              AND
                                                                             AND             OTHER
                                                             UPC             MGR          ACQUISITIONS
                                                        -------------   -------------    ------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
  Interest and fees on loans..........................   $   292,160     $   388,325      $   465,341
  Interest on investment securities
     Taxable..........................................        41,475          69,870           83,000
     Tax-exempt.......................................         7,066          10,836           13,777
  Interest on deposits at financial institutions......           424             470              735
  Interest on federal funds sold and securities
     purchased under agreements to resell.............         2,710           4,837            6,387
  Interest on trading account assets..................         3,020           3,020            3,020
  Interest on loans held for resale...................         2,280           2,280            2,383
                                                         -----------     -----------      -----------
     Total interest income............................       349,135         479,638          574,643
                                                         -----------     -----------      -----------
Interest expense
  Interest on deposits................................       124,085         179,549          221,207
  Interest on short-term borrowings...................         6,016          17,237           21,987
  Interest on long-term debt..........................        28,327          29,936           30,779
                                                         -----------     -----------      -----------
     Total interest expense...........................       158,428         226,722          273,973
                                                         -----------     -----------      -----------
     Net interest income..............................       190,707         252,916          300,670
Provision for losses on loans.........................        17,909          21,459           24,775
                                                         -----------     -----------      -----------
     Net interest income after provision for losses on
       loans..........................................       172,798         231,457          275,895
Noninterest income
  Service charges on deposit accounts.................        25,746          32,074           36,435
  Mortgage servicing income...........................        16,191          16,453           16,890
  Bank card income....................................         7,498           9,426            9,641
  Factoring commissions...............................         7,304           7,304            7,304
  Trust service income................................         2,407           5,723            6,381
  Profits and commissions from trading activities.....         1,847           1,848            1,848
  Investment securities gains.........................         5,215           5,811            6,552
  Other income........................................        29,510          41,058           43,559
                                                         -----------     -----------      -----------
     Total noninterest income.........................        95,718         119,697          128,610
Noninterest expense
  Salaries and employee benefits......................        73,230          96,595          113,940
  Net occupancy expense...............................        10,644          15,473           18,137
  Equipment expense...................................        10,997          13,694           16,052
  Other expense.......................................        58,753          77,892           90,669
                                                         -----------     -----------      -----------
     Total noninterest expense........................       153,624         203,654          238,798
                                                         -----------     -----------      -----------
     Earnings before income taxes.....................       114,892         147,500          165,707
  Applicable income taxes.............................        40,320          52,417           59,139
                                                         -----------     -----------      -----------
     Net earnings.....................................   $    74,572     $    95,083      $   106,568
                                                         ===========     ===========      ===========
Earnings per common share
  Basic...............................................   $       .89     $       .82      $       .80
  Diluted.............................................           .86             .79              .78
Weighted average shares outstanding (in thousands)
  Basic...............................................        83,379         114,868          131,931
  Diluted.............................................        86,974         120,157          137,409

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                                                                            UPC, MGR, FNB
                                                                                UPC              AND
                                                                                AND             OTHER
                                                                UPC             MGR          ACQUISITIONS
                                                           -------------   -------------    --------------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans..........................   $1,165,925      $1,536,829       $1,839,742
     Interest on investment securities
          Taxable........................................      187,221         290,351          343,598
          Tax-exempt.....................................       29,032          40,516           52,133
     Interest on deposits at financial institutions......        2,627           2,627            3,179
     Interest on federal funds sold and securities
       purchased under agreements to resell..............        9,114          13,760           18,554
     Interest on trading account assets..................       14,956          14,956           14,956
     Interest on loans held for resale...................        7,819           7,819            7,982
                                                            ----------      ----------       ----------
               Total interest income.....................    1,416,694       1,906,858        2,280,144
                                                            ----------      ----------       ----------
Interest expense
     Interest on deposits................................      494,517         698,778          860,526
     Interest on short-term borrowings...................       41,280          81,980          104,620
     Interest on long-term debt..........................      110,512         116,687          120,184
                                                            ----------      ----------       ----------
               Total interest expense....................      646,309         897,445        1,085,330
                                                            ----------      ----------       ----------
               Net interest income.......................      770,385       1,009,413        1,194,814
Provision for losses on loans............................      113,633         142,580          154,163
                                                            ----------      ----------       ----------
               Net interest income after provision for
                 losses on loans.........................      656,752         866,833        1,040,651
Noninterest income
     Service charges on deposit accounts.................      107,248         133,352          151,454
     Mortgage servicing income...........................       57,265          57,265           58,051
     Bank card income....................................       31,317          38,544           39,239
     Factoring commissions...............................       30,140          30,140           30,140
     Trust service income................................        9,020          21,663           24,355
     Profits and commissions from trading activities.....        7,295           7,295            7,295
     Investment securities gains.........................        2,104           4,688            5,481
     Other income........................................      117,221         139,945          153,075
                                                            ----------      ----------       ----------
               Total noninterest income..................      361,610         432,892          469,090
                                                            ----------      ----------       ----------
Noninterest expense
     Salaries and employee benefits......................      284,648         372,959          440,212
     Net occupancy expense...............................       44,813          64,140           73,676
     Equipment expense...................................       43,812          53,579           62,466
     Other expense.......................................      324,431         379,663          430,225
                                                            ----------      ----------       ----------
               Total noninterest expense.................      697,704         870,341        1,006,579
                                                            ----------      ----------       ----------
               Earnings before income taxes..............      320,658         429,384          503,162
Applicable income taxes..................................      111,897         147,948          173,787
                                                            ----------      ----------       ----------
               Net earnings..............................   $  208,761      $  281,436       $  329,375
                                                            ==========      ==========       ==========
Earnings per common share
     Basic...............................................   $     2.54      $     2.48       $     2.52
     Diluted.............................................         2.45            2.40             2.45
Weighted average shares outstanding (in thousands)
     Basic...............................................       80,336         111,418          128,555
     Diluted.............................................       85,195         117,884          135,180

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                         UPC           UPC, MGR,
                                                                         AND       PEOPLES, AMBANC,
                                                           UPC           MGR         AND MERCHANTS
                                                       -----------   -----------   ----------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans......................  $1,095,148    $1,380,299       $1,535,342
     Interest on investment securities
          Taxable....................................     247,716       340,745          372,233
          Tax-exempt.................................      30,839        37,980           45,560
     Interest on deposits at financial
       institutions..................................       1,593         1,593            1,910
     Interest on federal funds sold and securities
       purchased under agreements to resell..........      16,948        19,462           21,664
     Interest on trading account assets..............      13,895        13,895           13,895
     Interest on loans held for resale...............       6,852         6,852            7,241
                                                       ----------    ----------       ----------
               Total interest income.................   1,412,991     1,800,826        1,997,845
                                                       ----------    ----------       ----------
Interest expense
     Interest on deposits............................     512,668       670,856          755,680
     Interest on short-term borrowings...............      64,689        93,501          100,543
     Interest on long-term debt......................      90,782        97,530           97,680
                                                       ----------    ----------       ----------
               Total interest expense................     668,139       861,887          953,903
                                                       ----------    ----------       ----------
               Net interest income...................     744,852       938,939        1,043,942
Provision for losses on loans........................      68,948        79,228           84,198
                                                       ----------    ----------       ----------
               Net interest income after provision
                 for losses on loans.................     675,904       859,711          959,744
Noninterest income
     Service charges on deposit accounts.............     107,535       130,978          141,119
     Mortgage servicing income.......................      63,003        63,003           63,003
     Bank card income................................      24,975        30,988           31,636
     Factoring commissions...........................      26,066        26,066           26,066
     Trust service income............................      10,130        19,512           21,496
     Profits and commissions from trading
       activities....................................       5,765         5,765            5,765
     Investment securities gains.....................       4,099         4,916            4,942
     Other income....................................      78,929        89,632           94,739
                                                       ----------    ----------       ----------
               Total noninterest income..............     320,502       370,860          388,766
                                                       ----------    ----------       ----------
Noninterest expense
     Salaries and employee benefits..................     282,726       351,868          388,972
     Net occupancy expense...........................      47,215        65,195           70,142
     Equipment expense...............................      44,418        53,149           60,704
     Other expense...................................     357,458       399,991          422,915
                                                       ----------    ----------       ----------
               Total noninterest expense.............     731,817       870,203          942,733
                                                       ----------    ----------       ----------
               Earnings before income taxes..........     264,589       360,368          405,777
Applicable income taxes..............................      93,115       125,755          139,649
                                                       ----------    ----------       ----------
               Net earnings..........................  $  171,474    $  234,613       $  266,128
                                                       ==========    ==========       ==========
Earnings per common share
     Basic...........................................  $     2.13    $     2.18       $     2.24
     Diluted.........................................        2.05          2.11             2.17
Weighted average shares outstanding (in thousands)
     Basic...........................................      77,240       104,539          115,726
     Diluted.........................................      83,542       112,425          123,714

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                         UPC           UPC, MGR,
                                                                         AND       PEOPLES, AMBANC,
                                                           UPC           MGR        AND MERCHANTS
                                                       -----------   -----------   -----------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans......................  $  986,230    $1,252,376       $1,388,252
     Interest on investment securities
          Taxable....................................     202,890       274,743          304,771
          Tax-exempt.................................      32,400        39,666           47,200
     Interest on deposits at financial
       institutions..................................       5,284         5,284            6,153
     Interest on federal funds sold and securities
       purchased under agreements to resell..........      19,965        21,868           24,547
     Interest on trading account assets..............      14,191        14,191           14,191
     Interest on loans held for resale...............       4,858         4,858            5,184
                                                       ----------    ----------       ----------
               Total interest income.................   1,265,818     1,612,986        1,790,298
                                                       ----------    ----------       ----------
Interest expense
     Interest on deposits............................     478,641       616,666          695,224
     Interest on short-term borrowings...............      44,492        64,725           70,706
     Interest on long-term debt......................      73,234        79,293           79,674
                                                       ----------    ----------       ----------
               Total interest expense................     596,367       760,684          845,604
                                                       ----------    ----------       ----------
               Net interest income...................     669,451       852,302          944,694
Provision for losses on loans........................      33,917        43,909           47,393
                                                       ----------    ----------       ----------
               Net interest income after provision
                 for losses on loans.................     635,534       808,393          897,301
Noninterest income
     Service charges on deposit accounts.............     102,932       125,419          134,243
     Mortgage servicing income.......................      55,903        55,903           55,903
     Bank card income................................      20,758        26,559           27,124
     Factoring commissions...........................      19,519        19,519           19,519
     Trust service income............................       8,326        16,964           18,786
     Profits and commissions from trading
       activities....................................      12,362        12,362           12,362
     Investment securities gains.....................       1,433         1,789            2,008
     Other income....................................      72,477        83,058           87,381
                                                       ----------    ----------       ----------
               Total noninterest income..............     293,710       341,573          357,326
                                                       ----------    ----------       ----------
Noninterest expense
     Salaries and employee benefits..................     264,663       337,656          371,136
     Net occupancy expense...........................      44,061        61,738           66,224
     Equipment expense...............................      42,251        51,218           57,289
     Other expense...................................     256,214       302,794          324,295
                                                       ----------    ----------       ----------
               Total noninterest expense.............     607,189       753,406          818,944
                                                       ----------    ----------       ----------
               Earnings before income taxes..........     322,055       396,560          435,683
Applicable income taxes..............................     110,799       134,082          145,486
                                                       ----------    ----------       ----------
               Net earnings..........................  $  211,256    $  262,478       $  290,197
                                                       ==========    ==========       ==========
Earnings per common share
     Basic...........................................  $     2.79    $     2.56       $     2.56
     Diluted.........................................        2.66          2.46             2.46
Weighted average shares outstanding (in thousands)
     Basic...........................................      72,512        99,346          110,196
     Diluted.........................................      78,798       106,632          117,604

                                BUSINESS OF DHB

BUSINESS OF DHB


         DHB is a Mississippi banking corporation that was organized in 1906 and is subject to the regulation of the Federal Reserve, the FDIC and the Mississippi Department. As of March 31, 1998, DHB had total assets of approximately $20 million, total loans of approximately $5 million, total deposits of approximately $18 million and total stockholders' equity of approximately $2 million.

         DHB offers a wide range of banking services to individuals located in its primary service area. DHB is actively engaged in the business of seeking deposits from the public and making real estate, commercial and consumer loans. DHB offers a variety of deposit accounts to its individual and commercial customers, as well as related banking services. These services include interest bearing checking accounts, savings accounts, certificates of deposit, ATM cards, commercial checking accounts, individual retirement accounts, safe deposit boxes, bank-by-mail service, drive-up teller service, extended lobby and drive-in hours and extended daily cut-off time, letters of credit, draft collection and direct deposit. DHB has a small trust department of about 10 accounts of $200,000.00 total assets.

PRIMARY SERVICE AREA

         DHB's primary service areas are Montgomery and Grenada County, Mississippi. Montgomery County has a population of approximately 12,000 and Grenada County has a population of approximately 22,000.

OFFICES

         The corporate offices and main banking office of DHB are located at 101 South State Street, Duck Hill, Mississippi 38925. In addition to its main banking office, DHB operates a full service branch in Elliott, Grenada County, Mississippi, the location of which is owned by DHB. The property on which the main office and branch office are located is owned by DHB free of any encumbrances. DHB also holds from time to time real estate acquired through foreclosure.

COMPETITION

         All phases of DHB's business are highly competitive. DHB competes with other commercial banks, credit unions and savings and loan associations, many of which have assets, capital and lending limits larger than DHB. DHB is one of 5 commercial banks that have 6 offices located within Montgomery County and one of 6 commercial banks that have 12 offices located within Grenada County.

EMPLOYEES

         DHB has 8 full-time employees.

LEGAL PROCEEDINGS

         DHB is not a party to any material pending legal proceedings, other than routine litigation incidental to its banking business.

PRINCIPAL HOLDERS OF COMMON STOCK

         The following table sets forth, as of the DHB Record Date, the persons known by DHB to be beneficial owners of more than 5% of the outstanding shares of Company Common Stock.

Name and Address                   Number of Shares
of Beneficial Owner                Beneficially Owned(1)   Percentage of Class
-------------------                ---------------------   -------------------
Betty W. Bowen (2)
P.O. Box 506
Duck Hill, Mississippi 38925             435                    10.9%

James A. Bowen (2)
P.O. Box 506
Duck Hill, Mississippi 38925             435                    10.9%

Norman L. Ezell (3)
P.O. Box 186
Duck Hill, Mississippi 38925           2,383                    59.6%

-------------------
(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both, including the right to acquire beneficial ownership within 60 days. All of the listed persons above have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in additional notes to this table. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1034, as amended. The percentages are based upon 4,000 shares outstanding plus for each person listed the number of shares of DHB Common Stock which such person has a right to acquire within 60 days, if any. There are no options respecting DHB's shares outstanding.

(2) Mr. Bowen and Ms. Bowen are husband and wife. Does not include 4 shares owned by Ms. Bowen's brother nor 24 shares owned by Ms. Bowen's nephew-in-law.

(3) Includes 32 shares owned by Mr. Ezell's spouse. Does not include 64 shares owned by two of Mr. Ezell's brother-in-laws (32 shares held by each).

COMMON STOCK OWNED BY MANAGEMENT

         The following table sets forth, as of the DHB Record Date, the number of shares of DHB's Common Stock beneficially owned by each director and executive officer of DHB and all directors and executive officers of DHB as a group.

                                                            Number of Shares
Name                       Position with DHB           Beneficially Owned (1)(2)     % of Class
----                       -----------------           -------------------------     ----------
Betty W. Bowen             Executive-Vice President             435                     10.9%

James A. Bowen             Director                             435                     10.9%

Norman L. Ezell            Director, President &
                           Chief Executive Officer            2,383                     59.6%

Julian S. Kirk             Director                              32(3)                     *

Alan Devere
     Lancaster             Director                              22(4)                   1.0%

Grover W. Wood             Director                             100                      2.5%

All Directors and
Executive Officers as
a Group                                                       2,972                     74.3%

*        Less than one percent
---------------------------
(1)      See footnote 1 to the table above at "Principal Holders of Common
         Stock."

(2) See footnotes (2) and (3) to the table above at "Principal Holders of Common Stock" for an identification of certain family relationships among officers and principal stockholders.

(3) Mr. Kirk is the brother-in-law of Mr. Ezell. Does not include shares owned by Mr. or Mrs. Ezell.

(4) Does not include 10 shares owned by Mr. Lancaster's father and 8 shares owned by Mr. Lancaster's uncle.


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF DHB

         The following discussion provides certain information concerning DHB's financial condition and results of operations. For a more complete understanding of the following discussion, reference should be made to the financial statements of DHB and related notes thereto presented elsewhere in this Prospectus and Proxy Statement.

RESULTS OF OPERATIONS, THREE MONTHS ENDED MARCH 31, 1998, COMPARED TO MARCH 31, 1997

       Net income for the three months ended March 31, 1998, was $42,164, a decrease of $4,206 from net income of $46,370 for the same period in 1997. The decrease is primarily attributable to a decrease in gains from the sale of available-for-sale investment securities.

       The annualized return on average assets for the three months ended March 31, 1998, was .8% versus .9% for the same period in 1997 and 1.0% for the year ended December 31, 1997. The annualized return on average shareholders' equity for the three months ended March 31, 1998, was 8.2% compared to 10.0% for the same period in 1997, and 10.4% for the year ended December 31, 1997.

       Net interest income remained stable for the three month period ended March 31, 1998, compared to the same three month period in 1997, with an increase from $175,08 5 in 1997 to $178,306 in 1998.

       Noninterest income for the three months ended March 31, 1998, was $22,656, a decrease of $10,226 from the $33,317 reported for the same period in 1997. The decline was primarily the result of a decrease in amounts reported as gains on securities sold.

       Noninterest expense for the three months ended March 31, 1998, remained stable when compared to the same period in 1997. Noninterest expense totaled $150,362 for the three month period in 1998 compared to $145,167 for the same three month period in 1997.

RESULTS OF OPERATIONS, 1997 COMPARED TO 1996

         Net income for the year ended December 31, 1997, was $203,161, or approximately $74,000 less than net income of $277,291 for the year ended December 31, 1996. The decrease in net income was primarily due to a decrease in securities gains of approximately $190,000 offset by an increase in net interest income of approximately $60,000 and a decrease in the provision for loan losses of $20,500.


         The return on average assets for the year 1997 was 1.0% compared to 1.4% for 1996. Return on average stockholders' equity was 10.4% and 15.1% in 1997 and 1996, respectively. DHB paid dividends of $10 per share in 1997 and 1996.

         Net interest income is the major component of DHB's income and represents the amount by which interest and fees generated by earning assets exceeds the total costs of the funds used to support the earning assets. Net interest income for the year 1997 was $750,260, an increase of approximately $60,000 over the amount reported for 1996. The increase in net interest income was attributable to an increase in the average earning assets, principally loans, in 1997.

         DHB's provision for loan losses is, in management's opinion, sufficient to maintain an adequate reserve for loan losses and to support increases in the loan portfolio. The provision for loan losses for 1997 was $14,000 compared to $34,500 for 1996. Net loans charged off in 1997 was $12,107 versus $34,065 in 1996.

         Noninterest income declined by approximately $185,000 in 1997 when compared to 1996. In 1996, DHB reported securities gains of $264,221 compared to $73,427 in 1997. Securities gains included recoveries on bonds previously written down of $256,819 in 1996 and $63,588 in 1997. These recoveries were on bonds issued as guaranteed investment contracts with Executive Life Insurance Company. Executive Life Insurance Company had previously been placed in conservatorship, and in 1991, DHB considered the bonds to be permanently impaired and adjusted their basis to estimated fair value. Management of DHB is uncertain as to the possibility of future recoveries on these bonds, but expects any such recovery to have an insignificant effect on future net income. Other components of noninterest income consisting principally of service charges and other fees on deposits were not significantly different in 1997 when compared to 1996.

         Total noninterest expense for 1997 was $612,587 or approximately .63% more than the $608,757 reported for 1996. There were no significant changes in 1997 in the amounts of expense for the various components of noninterest expense when compared to 1996.

Income tax expense totaled $79,639 and $113,344 for the years ended December 31, 1997, and 1996, respectively. These amounts represent effective tax rates of 28% for 1997 and 29% for 1996. Management expects that future tax rates will remain at levels commensurate with that of 1997.

FINANCIAL CONDITION, MARCH 31, 1998, COMPARED TO DECEMBER 31, 1997

       Total assets decreased from $20,632,638 at December 31, 1997, to $19,719,404 at March 31, 1998. The decline was primarily due to a decrease in loans.

       Investment securities at March 31, 1998, totaled $10,860,765, a decline of $211,716 from $11,072,481 at December 31, 1997. This decline was due to calls of securities and principal payments on installment obligations.

       Total loans, net of unearned interest at March 31, 1998, were $5,487,175 compared to $6,205,412 at December 31, 1997. This decline was primarily due to payments of loans due. The reserve for loan losses at March 31, 1998, was $82,364, a decrease of $10,090 from the reserve at December 31, 1997. The decline in the reserve was due to loan charge-offs net of recoveries of $10,090. As a percentage of loans, the reserve for loan losses was 1.5% at March 31, 1998, and December 31, 1997. Management believes the level of the reserve for loan losses is adequate in relation to the size, mix and quality of the loan portfolio at March 31, 1998. At March 31, 1998, no loans were classified as nonperforming. For a listing of nonperforming loans in 1997 and 1996, see Table I below entitled "Duck Hill Bank Nonperforming Assets."

       Deposits decreased by 5.1% from $18,452,194 at December 31, 1997, to $17,521,386 at March 31, 1998. The decline of approximately $932,000 was due to a decline in noninterest-bearing deposits of approximately $807,000. Management considers this decline to be normal for the first quarter when compared to similar periods of previous years.

       Total stockholders' equity at March 31, 1998, was $2,074,206 compared to $2,026,416 at December 31, 1997. At March 31, 1998, DHB's Tier 1 and total capital to risk-weighted assets were 30.1% and 31.4%, respectively, compared to 27.1% and 28.4%, respectively, at December 31, 1997. Banking regulatory agencies require "well capitalized" institutions to have Tier 1 and total capital ratios of 6% and 10%, respectively.

       At March 31, 1998, DHB's leverage ratio (Tier 1 capital divided by unadjusted average assets) was 9.7% compared to 9.5% at December 31, 1997. The regulatory guideline for "well capitalized" institutions is 5%.

FINANCIAL CONDITION, 1997 COMPARED TO 1996

         Total assets of DHB at December 31, 1997, were $20,632,638 compared to $19,146,310 at December 31, 1996, an increase of 7.7%. The asset growth history of DHB has been modest with annual growth rates, generally, being 5% or less.

         DHB's two primary earnings assets are its investment securities and loans. At December 31, 1997, investment securities totaled $11,072,481 as compared to $12,322,308 at December 31, 1996. This decline of approximately $1,250,000 was due to the shift of funds from investment securities to loans and other interest-bearing assets. Investment securities consist principally of
U. S. Government and obligations of other U. S. Government agencies. All have been classified as available-for-sale as provided for in Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The unrealized gain, net of tax, on these securities was $86,631 at December 31, 1997, and $86,275 at December 31, 1996.

         Total loans, net of unearned interest, at December 31, 1997, were $6,205,412 compared to $5,480,645 at December 31, 1996. Loans increased by $724,767 or 13.2%. This increase was primarily due to an increase in real estate loans and consumer loans. The reserve for loan losses at December 31, 1997, was $92,454, an increase of $1,893 over the reserve at December 31, 1996. As a percentage of loans, the reserve for loan losses was 1.5% and 1.7% at December 31, 1997 and 1996, respectively. The adequacy of the reserve for loan losses is determined on an ongoing basis using historical loan loss experience of DHB, portfolio growth and trends, and economic conditions within DHB's trade area. The evaluation of the adequacy of the reserve for loan losses involves the use of certain estimates and assumptions which are susceptible to change in the near term. Management believes the level of the reserve for loan losses is adequate in relation to the size, mix and quality of the loan portfolio at December 31, 1997. Table II below presents a summary of DHB's Loan Loss Experience in 1997 and 1996.

         At December 31, 1997, federal funds sold totaled $2,050,000 as compared to $250,000 at December 31, 1996. Federal funds sold represent excess funds DHB elects to sell in return for interest, usually to correspondent banks, for periods of one to three days. The increase in available funds to be sold in 1997, was due to the increase in deposits for the year.

         Total deposits increased by 8.7% to $18,452,194 at December 31, 1997, as compared to $16,977,706 at December 31, 1996. This increase was principally due to an increase in noninterest-bearing deposits of approximately $900,000. Management is of the opinion improving economic conditions in its trade area contributed to this growth. Included in deposits are $2,152,719 and $1,851,386 of time deposits greater than or equal to $100,000 at December 31, 1997 and 1996, respectively. At December 31, 1997, DHB's loan to deposit ratio was 33%, compared to 32% at December 31, 1996.

         Total stockholders' equity as of December 31, 1997, was $2,026,146, compared to $1,862,629 at December 31, 1996.

         The capital adequacy of a bank is determined based upon the level of capital as well as asset quality, liquidity, earnings history, and economic conditions. Management's goal is to maintain its bank in the "well-capitalized" category for regulatory capital purposes. At December 31, 1997 and 1996, DHB was in this category.

         The regulatory capital guidelines divide capital into two tiers - Tier 1 capital and Tier 2 capital. Tier 1 capital of DHB consists of stockholders' equity excluding the unrealized gain on available-for-sale investment securities. Tier 2 capital includes the allowance for loan losses with certain limitations. In determining the risk-based capital requirements, assets are assigned risk weights of zero to 100 percent, depending upon the regulatory assigned levels of credit risk associated with such assets. Off-balance-sheet items are included in the calculation of risk-adjusted assets through conversion factors established by regulatory agencies.

         At December 31, 1997, DHB's Tier 1 and total capital to risk-weighted assets ratios were 27.1% and 28.4%, respectively, compared to 29.9% and 31.2%, respectively at year end 1996. The regulatory agencies require
"well-capitalized" institutions to have Tier 1 and total capital ratios of 6% and 10%, respectively.

         In addition to the risk-based capital requirements, the regulatory agencies have established leverage capital requirements. This ratio is computed by dividing Tier 1 capital by unadjusted (not risk-weighted) average total assets. DHB's leverage ratio at December 31, 1997, was 9.5% compared to 8.9% at year end 1996, and compared to the regulatory guideline of 5% for "well capitalized" institutions.


SOURCES AND USES OF FUNDS

         The primary source of funds for DHB is the deposits of customers, both individual and business. DHB primarily relies on its core deposit base of demand deposits, as well as its savings deposits and time deposits with account balances of less than $100,000. Time deposit accounts of $100,000 or more and public deposits provide an additional source of funds. DHB maintains its deposit base by offering rates and services comparable to competing banks in its trade area. DHB does not hold or attempt to obtain brokered deposits.

         DHB also utilizes its investment securities portfolio as a source of funds as maturities, repayments, and calls provide funds throughout a year. In 1997 and 1996, these provided funds of approximately $867,000 and $799,000, respectively. Also, management will sell bonds in its investment portfolio as part of its asset/liability management or to change its investment strategy. Proceeds from the sale of investment securities totaled $3,429,257 in 1997, and $2,874,382 in 1996.

         DHB also obtains funds from its operating activities. For 1997 and 1996, funds provided by operating activities totaled $18,000 and $306,000, respectively.

         DHB uses funds in making loans to borrowers. In 1997, loan disbursements exceeded loan collection by approximately $737,000. In 1996, loan disbursements exceeded loan collections by approximately $613,000.

         Another use of funds is the purchase of investment securities. In 1997, purchases totaled $2,990,866 and in 1996, purchases totaled $3,547,442.

         DHB also uses funds to pay dividends and to acquire DHB premises and equipment. For 1997 and 1996, these were not significant.

       Cash and cash equivalents increased from $3,087,626 at December 31, 1997, to $3,132,947 at March 31, 1998. Net cash provided from operations for the three months ended March 31, 1998, totaled approximately $56,000. Net cash provided by investing activities for the three month period ended March 31, 1998, was approximately $921,000. These funds were primarily provided from a net decrease in loans of approximately $708,000 and calls and repayments of investment securities of approximately $214,000. Cash used in financing activities totaled approximately $932,000 for the three months ended March 31, 1998. Funds used were for a decline in deposits of the same amount.

LIQUIDITY AND INTEREST RATE RISK

         Liquidity management involves planning to meet depositors' and borrowers' cash flow requirements at a reasonable cost, as well as developing contingency plans to meet unanticipated funding needs or a loss of funding sources. DHB's core deposits and its available-for-sale investment securities provide stability with respect to liquidity.

         Interest rate risk is the risk that future changes in interest rates will reduce DHB's net interest income and the market value of its portfolio equity. A movement in interest rates and the corresponding effect on net interest income may significantly affect profitability. The degrees of any potential consequences of such interest rate changes can be mitigated by maintaining a balance between interest rate sensitive assets and liabilities within given time frames. Management endeavors to maintain consistent earnings with minimum interest rate risk by closely monitoring the sensitivity and repricing of assets and liabilities to interest rate fluctuations.

The difference between assets and liabilities within a given pricing period is expressed as a ratio and as a dollar amount known as the "gap," both of which are used as a measure of interest rate risk. A ratio of 100% suggests a balanced position between rate sensitive assets and liabilities within a given repricing period. The table below reflects DHB's interest rate sensitivity position both individually and within specified time periods and cumulatively, over various time horizon. In the table, assets and liabilities are placed in categories based on their actual or expected repricing date. As indicated, at December 31, 1997, the ratio of rate-sensitive assets to rate-sensitive liabilities maturing or repricing within one year or less was in a negative one-year gap position. As of March 31, 1998, the liquidity and interest rate risk position of DHB were not significantly different than that of December 31, 1997. In a period of generally falling interest rates, this gap position will normally result in an increase in net interest income. Whereas, in a period of generally rising interest rates, this gap position will normally result in a decrease in net interest income.


                           INTEREST RATE GAP ANALYSIS


                                                                   Repriceable or Maturity Within
                                                  -------------------------------------------------------------
                                                        0 - 3         3 - 12          1 - 5         After 5

                                                       Months         Months          Years          Years          Total
                                                  -------------   ------------    ------------    -----------    -----------
                                                                                 (In Thousands)
    Interest-earning assets:

        Federal funds sold                        $       2,050   $         --    $         --    $        --    $     2,050

        Securities                                        1,761          2,744           4,278          2,290         11,073

        Loans                                             1,970          1,360           2,816             59          6,205
                                                  -------------   ------------    ------------    -----------    -----------

                                                          5,781          4,104           7,094          2,349         19,328

    Interest-bearing liabilities:

        Demand deposits                           $       2,684   $         --    $         --    $        --    $     2,684

        Other interest-bearing deposits                   4,457          7,748             273             --         12,478
                                                  -------------   ------------    ------------    -----------    -----------

                                                         (7,141)        (7,748)           (273)            --        (15,162)
                                                  -------------   ------------    ------------    -----------    -----------



    Interest rate sensitivity gap                 $      (1,360)  $     (3,644)   $      6,821    $     2,349    $     4,166
                                                  =============   ============    ============    ===========    ===========



    Cumulative interest rate

        sensitivity gap                           $      (1,360)  $     (5,004)   $      1,817    $     4,166
                                                  =============   ============    ============    ===========



    Cumulative as a % of total

        interest-earning assets.                          (7.0%)         (25.9%)            9.4%         21.6%
                                                  =============   ============    =============   ===========

IMPACT OF INFLATION

The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles and practices within the banking industry which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

                                    TABLE I
                                 DUCK HILL BANK
                              NONPERFORMING ASSETS


                                                                                     ($ In Thousands)
                                                                                       December 31,
                                                                                --------------------------
                                                                                  1997              1996
                                                                                -----------      ---------
Nonaccrual loans                                                                $   --               --

Loans contractually past due ninety days or more as to
     interest or principal payments and still accruing                              --               18

Restructured loans                                                                  --               --

Loans now current about which there are serious doubts
     as to the ability of the borrower to comply with present
     loan repayment terms.                                                          --               --

                                    TABLE II
                                 DUCK HILL BANK
                        SUMMARY OF LOAN LOSS EXPERIENCE

                                                                                  ($ In Thousands)
                                                                                Years Ended December 31,
                                                                                ------------------------
                                                                                       1997              1996
                                                                                     ---------         ---------
Average amount of loans outstanding                                                  $   5,843         $   5,192
                                                                                     =========         =========

Balance of reserve for loan losses at beginning of period                            $      91         $      90

Loans charged off:
    Commercial, agricultural and real estate                                                (2)              (30)
    Installment loans to individuals                                                       (19)               (6)
                                                                                     ---------         ---------
    Total charge-offs                                                                      (21)              (36)
                                                                                     ---------         ---------

Recoveries:
    Commercial, agricultural and real estate                                                 6                --
    Installment loans to individuals                                                         2                 2
                                                                                     ---------         ---------
    Total recoveries                                                                         8                 2
                                                                                     ---------         ---------

Net charge-offs                                                                            (13)               (34)
                                                                                     ---------         ---------

Provision for loan losses charged to operations                                             14                35
                                                                                     ---------         ---------

Balance of reserve for loan losses at end of period                                  $      92         $      91
                                                                                     =========         =========

Ratio of net loans charged-off to average loans outstanding                                .22%              .65%

Reserve for loan losses to year-end loans, net of unearned interest                       1.48%             1.66%

                       CERTAIN REGULATORY CONSIDERATIONS

         The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to UPC and DHB. A more complete discussion regarding UPC is included in UPC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

GENERAL

         UPC is a bank holding company and is registered with the Federal Reserve under the BHC Act. As such, UPC, and its respective non-bank subsidiaries, is subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

         The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

         The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy which is discussed below, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

         The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that UPC and any other bank holding company located in Tennessee may now acquire a bank located in any state other than their respective home states, and any bank holding company located outside Tennessee may lawfully acquire a Tennessee-based bank, regardless of state law to the contrary, subject to certain deposit-percentage limitations, aging requirements and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. None of the states in which the current UPC Banking Subsidiaries are located or intends to be located through an other Pending Acquisition (other than Texas, which elected to opt-out pursuant to legislation that expires September 2, 1999). UPC utilized the provisions of the Interstate Banking Act at the end of 1997 to merge substantially all of UPC's Banking Subsidiaries with and into UPB. As a result of such consolidation, UPB is now a multi-state national bank with branches in Tennessee, Alabama, Mississippi, Louisiana, Arkansas, Missouri and Kentucky.

         The BHC Act generally prohibits bank holding companies from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

         DHB is a Mississippi banking corporation and is registered with the Federal Reserve through applicable regulations of the FDIC.

         Each of the UPC Banking Subsidiaries and DHB is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, their deposits are insured by the FDIC to the extent provided by law. DHB and each such subsidiary is also subject to numerous state and federal statutes and regulations that affect is business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

         The regulatory agencies having supervisory jurisdiction over DHB and the respective bank subsidiaries of UPC (the FDIC and the applicable state authority in the case of state-chartered nonmember banks, the Office of Thrift Supervision ("OTS") in the case of federally chartered thrift institutions, the Federal Reserve in the case of state-chartered member banks, and the OCC in the case of national banks) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

         UPC is each a legal entity separate and distinct from its banking, thrift, and other subsidiaries. The principal sources of cash flow of UPC, including cash flow to pay dividends to its shareholders, are dividends from its subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to UPC , as the case may be, as well as by UPC or DHB to their respective shareholders.

         As to the payment of dividends, DHB and each of UPC's state-chartered banking subsidiaries is subject to the respective laws and regulations of the state in which such bank is located, and to the regulations of the bank's primary federal regulator. UPC's subsidiary that is a thrift institution is subject to the OTS' dividend distributions regulation, and those bank subsidiaries of UPC that are national banks are subject to the regulations of the OCC.

         If, in the opinion of the federal banking regulator, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

         At March 31, 1998, under dividend restrictions imposed under federal and state laws, the UPC Banking Subsidiaries, without obtaining governmental approvals, could declare aggregate dividends to UPC of approximately $172.4 million.

         The payment of dividends by UPC, the UPC Banking Subsidiaries, and DHB may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

         DHB, UPC and UPC Banking Subsidiaries are required to comply with the capital adequacy standards established by the Federal Reserve in the case of UPC, and the appropriate federal or state banking regulator in the case of UPC Banking Subsidiaries and DHB. There are two basic measures of capital adequacy for bank holding companies and their subsidiary depository institutions that have been promulgated by the Federal Reserve and each of the federal bank regulatory agencies: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio ("Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1998, UPC's consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 20.71% and 15.66 respectively, and DHB's Total Capital Ratio and Tier 1 Capital Ratio were 31.4% and 30.1%, respectively.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. UPC's Leverage Ratio at March 31, 1998, was 10.72% and DHB's Leverage Ratio at March 31, 1998 as 9.7%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "Tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

         Each of the UPC Banking Subsidiaries and DHB is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve for bank holding companies. DHB and each of the UPC Banking Subsidiaries was in compliance with applicable minimum capital requirements as of March 31, 1998. DHB, UPC nor any of the UPC Banking Subsidiaries has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

         Failure to meet capital guidelines could subject a bank or thrift to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

         The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the FDIC, and the OCC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

         Under Federal Reserve policy, UPC is expected to act as a source of financial strength for, and to commit resources to support, each of their respective banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, UPC may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The UPC Banking Subsidiaries are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of UPC's respective investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

         FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6% or greater, and a Leverage Ratio of 5% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Capital Ratio of 8% or greater, a Tier 1 Capital Ratio of 4% or greater, and a Leverage Ratio of 4% or greater is considered to be adequately capitalized. A depository institution that has a Total Capital Ratio of less than 8%, a Tier 1 Capital Ratio of less than 4%, or a Leverage Ratio of less than 4% is considered to be undercapitalized. A depository institution that has a Total Capital Ratio of less than 6%, a Tier 1 Capital Ratio of less than 3%, or a Leverage Ratio of less than 3% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

         For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or
(xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

         At March 31, 1998, all of the UPC Banking Subsidiaries had the requisite capital levels to qualify as well capitalized. An institution's capital category is determined solely for the purposes of applying the prompt corrective action law and it may not constitute an accurate representation of an institution's overall financial condition or prospects.


                        DESCRIPTION OF UPC CAPITAL STOCK

         UPC's Charter currently authorizes the issuance of 300,000,000 shares of UPC Common Stock and 10,000,000 shares of UPC Preferred Stock. As of May 31, 1998, 84,970,899 shares of UPC Common Stock were outstanding and approximately 7,792,332 shares were earmarked for issuance in connection with currently outstanding UPC options, UPC's dividend reinvestment plan, and with respect to the conversion rights of the currently outstanding UPC Series E Preferred Stock (defined next). In addition, as of May 31, 1998, 1,156,231 shares of UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock") were outstanding. As of May 31, 1998, none of UPC's 750,000 authorized shares of Series A Preferred Stock were issued and outstanding nor is management aware of the existence of circumstances from which it may be inferred that such issuance is imminent. THE CAPITAL STOCK OF UPC DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY GOVERNMENTAL AGENCY.

UPC COMMON STOCK

         GENERAL. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee, UPC's Charter or Bylaws or the rules of the NYSE. UPB is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock. Its address is Union Planters Bank, National Association, Corporate Trust Department, 6200 Poplar Avenue, Third Floor, Memphis, Tennessee 38119. Its mailing address is P.O. Box 387, Memphis, Tennessee 38147.

         DIVIDENDS. Subject to the preferential dividend rights applicable to outstanding shares of the UPC Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement, or sinking funds, if any, for all outstanding UPC Preferred Stock, the holders of the UPC Common Stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by the UPC Board.

         UPC has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on UPC Common Stock and UPC Preferred Stock. In December, 1996, UPC caused to be issued $200,000,000 in aggregate liquidation amount of 8.20% Capital Trust Pass
- through Securities ("UPC Capital Securities") through a Delaware trust subsidiary. Pursuant to the terms of the governing instruments, UPC would be prohibited from paying dividends on any UPC Capital Stock if all quarterly payments on the UPC Capital Securities had not been paid in full. The UPC Capital Securities mature in 2026 and may be redeemed under certain circumstances prior to maturity.

         LIQUIDATION RIGHTS. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up of UPC, after distribution in full of the preferential amounts required to be distributed to the holders of UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC, of whatever kind, available for distribution to shareholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer, or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock, or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation, or winding-up of UPC for purposes of this paragraph.

         Because UPC is a holding company, its right and the rights of its creditors and shareholders, including the holders of UPC Preferred Stock and UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

         For a further description of UPC Common Stock, see "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

UPC PREFERRED STOCK

         SERIES A PREFERRED STOCK. UPC's Charter provides for the issuance of up to 750,000 shares (subject to adjustment by action of the UPC Board) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Registration Statement on Form 8-A, dated January 19, 1989, and filed February 1, 1989 (SEC File No. 0-6919) which is incorporated by reference herein.

         SERIES E PREFERRED STOCK. 1,156,231 shares of Series E Preferred Stock were outstanding as of May 31, 1998. All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $0.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time at a redemption price of $25.00 per share plus any unpaid dividends accrued thereon. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."


                                 OTHER MATTERS

         As of the date of this Proxy Statement, the DHB Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement. However, if any other matters shall properly come before the Special Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.


                             SHAREHOLDER PROPOSALS

         UPC expects to hold its next annual meeting of shareholders after the Merger in April 1999. Under SEC rules, proposals of UPC shareholders intended to be presented at that meeting must have been received by UPC at its principal executive offices no later than the date specified in UPC's 1998 annual meeting proxy statement. DHB's annual meeting of shareholders for 1998 has been held. It is not currently anticipated that DHB will hold its annual meeting in 1999 unless the Merger is not consummated. In the event the Merger is not consummated, proposals of DHB shareholders for directors nominations intended to be presented at that meeting must have been received by DHB at its principal executive offices no later than 60 days prior to the meeting.


                                    EXPERTS

         The consolidated financial statements of UPC and subsidiaries incorporated in this Prospectus/Proxy Statement by reference to the UPC Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of DHB as of the years ended December 31, 1997 (and notes thereto) have been included in this Proxy Statement in reliance upon the report of T. E. Lott & Company, independent certified public accountants, given upon the authority of such firm as experts in accounting and auditing.

                                    OPINIONS

         The legality of the shares of UPC Common Stock to be issued in the Merger will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of UPC. E. James House, Jr. is an officer of, and receives compensation from, UPC.

         Certain tax consequences of the transaction have been passed upon by Wyatt, Tarrant & Combs, Memphis, Tennessee for UPC.

                                                                     APPENDIX A




                 REORGANIZATION AGREEMENT AND AGREEMENT TO MERGE


                          DATED AS OF NOVEMBER 6, 1997


                                     BETWEEN


                           UNION PLANTERS CORPORATION,


                          UNION PLANTERS NATIONAL BANK,


                                       AND


                                 DUCK HILL BANK

Preamble.......................................................................1

                                    ARTICLE 1

                               TERMS OF THE MERGER

1.1    Merger .................................................................1
1.2    Time and Place of Closing ..............................................2
1.3    Effective Time .........................................................2
1.4    Articles of Association ................................................2
1.5    Bylaws .................................................................2
1.6    Name ...................................................................2
1.7    Directors and Officers .................................................2
1.8    UPC's Right to Revise the Structure of the Transaction .................2
1.9    Post Signing Due Diligence Review ......................................2

                                    ARTICLE 2

             MANNER OF CONVERTING SHARES AND OPTIONS; EXCHANGE RATIO

2.1    Conversion; Cancellation and Exchange of Shares; Exchange Ratio ........3
2.2    Anti-Dilution Provisions ...............................................4

                                    ARTICLE 3

                               EXCHANGE OF SHARES

3.1    Exchange Procedures ....................................................4
3.2    Rights of Former Duck Hill Record Holders ..............................5

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF DUCK HILL

4.1    Organization, Standing, and Power.......................................5
4.2    Authority; No Breach By Agreement.......................................5
4.3    Capital Stock ..........................................................6
4.4    Duck Hill Subsidiaries..................................................7
4.5    Duck Hill Financial Statements..........................................7
4.6    Absence of Undisclosed Liabilities......................................7
4.7    Absence of Certain Changes or Events....................................8
4.8    Tax Matters.............................................................8
4.9    Allowance for Possible Loan Losses......................................9
4.10   Assets..................................................................9
4.11   Intellectual Property..................................................10
4.12   Environmental Matters..................................................10
4.13   Compliance with Laws...................................................11
4.14   Labor Relations........................................................11
4.15   Employee Benefit Plans.................................................11
4.16   Material Contracts.....................................................12
4.17   Legal Proceedings......................................................13
4.18   Reports................................................................13

4.19   Statements True and Correct............................................13
4.20   Accounting, Tax, and Regulatory Matters................................14
4.21   State Takeover Laws....................................................14
4.22   Articles of Incorporation  Provisions..................................14
4.23   Articles of Incorporation Documents....................................14

                                   ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES OF UPC

5.1    Organization, Standing, and Power......................................14
5.2    Authority: No Breach By Agreement......................................14
5.3    Capital Stock..........................................................15
5.4    SEC Filings: Financial Statements......................................15
5.5    Absence of Undisclosed Liabilities.....................................16
5.6    Absence of Certain Changes or Events...................................16
5.7    Compliance with Laws...................................................16
5.8    Legal Proceedings......................................................16
5.9    Reports................................................................16
5.10   Statements True and Correct............................................16
5.11   Accounting, Tax, and Regulatory Matters................................17

                                   ARTICLE 6

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1    Affirmative Covenants of Duck Hill.....................................17
6.2    Negative Covenants of Duck Hill........................................17
6.3    Certain Actions........................................................19
6.4    Covenants of UPC.......................................................20
6.5    Adverse Changes in Condition...........................................20
6.6    Reports. ..............................................................20

                                   ARTICLE 7

                              ADDITIONAL AGREEMENTS

7.1    Registration Statement: Proxy Statement: Shareholder Approvals.........21
7.2    Exchange Listing.......................................................21
7.3    Applications...........................................................21
7.4    Filings with State Offices.............................................21
7.5    Agreement as to Efforts to Consummate..................................21
7.6    Investigation and Confidentiality......................................21
7.7    Press Releases.........................................................22
7.8    Accounting and Tax Treatment...........................................22
7.9    State Takeover Laws....................................................22
7.10   Provisions of Articles of Incorporation................................22
7.11   Agreement of Affiliates................................................22
7.12   Employee Benefits and Contracts........................................23

                                   ARTICLE 8

                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1    Conditions to Obligations of Each Party................................23
8.2    Conditions to Obligations of UPC.......................................24
8.3    Conditions to Obligations of Duck Hill.................................25

                                   ARTICLE 9

                                   TERMINATION

9.1    Termination............................................................26
9.2    Effect of Termination..................................................29
9.3    Non-Survival of Representations and Covenants..........................29

                                   ARTICLE 10

                               GENERAL PROVISIONS

10.1   Definitions ...........................................................29
10.2   Expenses ..............................................................36
10.3   Brokers and Finders ...................................................36
10.4   Entire Agreement ......................................................37
10.5   Amendments ............................................................37
10.6   Waivers ...............................................................37
10.7   Assignment ............................................................37
10.8   Notices ...............................................................37
10.9   Governing Law .........................................................38
10.10  Counterparts ..........................................................38
10.11  Captions ..............................................................38
10.12  Interpretation ........................................................38
10.13  Enforcement of Agreement ..............................................38
10.14  Attorneys' Fees .......................................................38
10.15  Severability ..........................................................38
10.16  Remedies Cumulative ...................................................39

                 REORGANIZATION AGREEMENT AND AGREEMENT TO MERGE

         THIS REORGANIZATION AGREEMENT AND AGREEMENT TO MERGE (the "Agreement") is made and entered into as of the 6th day of November, 1997, by and between UNION PLANTERS CORPORATION ("UPC"), a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and as a savings and loan holding company having its principal office located in Memphis, Tennessee; UNION PLANTERS HOLDING CORPORATION ("UPHC"), a corporation chartered and existing under the laws of the State of Tennessee having its principal office located in Memphis, Tennessee which joins in this Agreement as the sole shareholder of Union Planters National Bank solely for the purpose of evidencing its consent to the transactions contemplated herein as such sole shareholder; UNION PLANTERS NATIONAL BANK ("UPB" or "Surviving Association" as applicable), a national banking association organized under the laws of the United States of America having its principal office located in Memphis, Tennessee; and DUCK HILL BANK ("Duck Hill"), a banking corporation organized under the laws of the State of Mississippi having its principal office located in Duck Hill, Mississippi.

         Certain other capitalized terms used in this Agreement are defined below in Section 10.1

                                    PREAMBLE

         The Boards of Directors of UPC and Duck Hill are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Duck Hill by UPC pursuant to the merger of Duck Hill with and into a wholly-owned, second-tier subsidiary of UPC. At the Effective Time of such Merger, the outstanding shares of the common stock of Duck Hill shall be converted into the right to receive shares of the common stock of UPC (except as otherwise provided in this Agreement). As a result, shareholders of Duck Hill shall become shareholders of UPC and Duck Hill shall be merged with and into UPB, a wholly-owned second-tier subsidiary of UPC. The transactions described in this Agreement are subject to the approvals of the shareholders of Duck Hill, the Board of Governors of the Federal Reserve System, and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

         Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

         NOW THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

                                    ARTICLE 1

                      TRANSACTIONS AND TERMS OF THE MERGER

         1.1 MERGER. Subject to the terms and conditions of this Agreement and the satisfaction (or lawful waiver) of all of the conditions to the obligations of each of the Parties to this Agreement, at the Effective Time Duck Hill shall be merged with and into UPB in accordance with Sections 215a-1, 1828(c) and 1831(u) of the United States Code and with the effect provided in such sections and in Section 81-23-7 of the Mississippi Code (the "Merger"). UPB shall be the Surviving Association resulting from the Merger and shall continue to be governed by the Laws of the United States of America. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of UPC, UPHC, Duck Hill, and UPB, and the Agreement to Merge, in the form of Exhibit 1 which has been approved and adopted by the Board of Directors of Duck Hill, UPC and UPHC to evidence its consent to the transactions contemplated hereby in its capacity as sole shareholder of UPB.

         1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.) or at such other time as the Parties, acting through their chief executive officers or chief operating officers, may mutually agree. The Closing shall be held at the Union Planters Administrative Center, Union Planters Corporation Executive Offices (Fourth Floor), 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018, or at such other place as the Parties, acting through their chief executive officers or chief operating officers, may mutually agree.

         1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time stated in the Certificate of Merger to be issued by the Office of the Comptroller of the Currency ("OCC")(the "Effective Time").

         1.4 ARTICLES OF ASSOCIATION. The Articles of Association of UPB in effect immediately prior to the Effective Time shall be the Articles of Association of UPB as the Surviving Association until otherwise amended or repealed.

         1.5 BYLAWS. The Bylaws of UPB in effect immediately prior to the Effective Time shall be the Bylaws of UPB as the Surviving Association until otherwise amended or repealed.

         1.6 NAME. The name of UPB shall remain unchanged after the Effective Time, unless and until otherwise renamed.

         1.7 DIRECTORS AND OFFICERS. The directors and officers of UPB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected or appointed, shall serve as the directors and officers of UPB as the Surviving Association from and after the Effective Time in accordance with the Bylaws of the Surviving Association, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided therein.

         1.8 UPC'S RIGHT TO REVISE THE STRUCTURE OF THE TRANSACTION. UPC shall have the unilateral right to revise the structure of the Merger in order to achieve tax benefits or for any other reason which UPC may deem advisable; provided, however, that UPC shall not have the right, without the approval of the Board of Directors of Duck Hill, to make any revision to the structure of the Merger which (i) changes the amount of the Consideration which the Duck Hill Record Holders are to receive as determined in the manner provided in 2.1(c) of this Agreement; (ii) changes the intended tax-free effect of the Merger to UPC, UPB, Duck Hill, or to any Duck Hill Record Holder; or (iii) would permit UPC to pay the Consideration other than by delivery of shares of UPC Common Stock registered with the SEC (in the manner described in Section 7.1 of this Agreement). UPC may exercise this right of revision by giving written notice to Duck Hill in the manner provided in Section 10.8 of this Agreement.

         1.9      POST SIGNING DUE DILIGENCE REVIEW. Upon execution hereof,
UPC shall be entitled forthwith to perform a due diligence review of the Records and operations of Duck Hill, including, but not limited to, a review of Duck Hill's Assets, including its loan portfolios, ORE and classified assets, investment portfolios and properties, to verify the quality of such Assets, the adequacy of the Allowances which have been provided against them and the reasonableness of Duck Hill's earnings projections, growth projections and sustained earnings prospects after consummation of the Merger at reasonable growth rates; provided, however, that any review conducted by UPC pursuant to the provisions of this Section 1.9 shall be completed within thirty (30) days from the date of the execution of this Agreement. Should, as a result of such review, UPC find in good faith that the Allowances and other reserves provided by Duck Hill are insufficient to absorb any losses inherent in Duck Hill's Assets or that the earnings projections, growth projections or sustained earnings prospects provided by Duck Hill are not likely to be achieved or maintained after consummation of the Merger, or that any other event has been determined to have a Material Adverse Effect on UPC, UPC may, prior to the expiration of the post signing due diligence review period, terminate this Agreement without penalty by giving Duck Hill written notice of such termination in the manner provided in Section 10.8. Nothing in this Section 1.19 shall be construed to limit the right of UPC to continue its due diligence through the Closing Date or release Duck Hill from its obligation to provide updates or amendments to its Disclosure Memorandum after the expiration of such 30 day time period and prior to the Effective Time of the Merger.

                                    ARTICLE 2

             MANNER OF CONVERTING SHARES AND OPTIONS; EXCHANGE RATIO

         2.1 CONVERSION; CANCELLATION AND EXCHANGE OF SHARES; EXCHANGE RATIO. At the Effective Time, by virtue of the Merger becoming effective and without any action on the part of UPC, UPHC, UPB, Duck Hill, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be affected as follows:

                  (a) UPC CAPITAL STOCK. Each share of UPC Capital Stock, including any associated UPC Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) UPB COMMON STOCK. Each share of UPB common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (c) DUCK HILL COMMON STOCK. Each share of Duck Hill Common Stock issued and outstanding at the Effective Time shall cease to represent any interest (equity, shareholder or otherwise) in Duck Hill and shall automatically be converted exclusively into, and constitute only the right of each Duck Hill Record Holder to receive in exchange for such holder's shares of Duck Hill Common Stock, the Consideration to which the Duck Hill Record Holder is entitled as provided in this Section 2.1(c).

                           (i)      THE EXCHANGE RATIO. The number of shares of
UPC Common Stock to be exchanged for each share of Duck Hill Common Stock which shall be validly issued and outstanding immediately prior to the Effective Time shall be based on an exchange ratio of 10.6008 shares of UPC Common Stock for each share of Duck Hill Common Stock (the "Exchange Ratio").

         The Exchange Ratio is based upon there being no more than an aggregate of 4,000 fully diluted shares of Duck Hill Common Stock validly issued and outstanding immediately prior to the Effective Time (which for the purposes of the Exchange Ratio shall be determined by counting all unexercised Duck Hill Stock Options, if any, and any other Rights issued and outstanding immediately prior to the Effective Time as if they had been fully exercised prior to the Effective Time.) Duck Hill Common Stock held by Duck Hill, other than in a fiduciary capacity or as a result of debts previously contracted, shall not be considered as outstanding immediately prior to the Effective Time for purposes of the Exchange Ratio.

                           (ii)     DEFINITION OF "CURRENT MARKET PRICE PER
SHARE." The "Current Market Price Per Share" shall be the closing price per share of UPC Common Stock on the NYSE Composite Transaction List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the particular trading day.

                           (iii)    EFFECT OF STOCK SPLITS, REVERSE STOCK
SPLITS, STOCK DIVIDENDS AND SIMILAR CHANGES IN THE CAPITAL OF DUCK HILL. Should Duck Hill effect any stock splits, reverse stock splits, stock dividends or similar changes in its respective capital accounts subsequent to the date of this Agreement but prior to the Effective Time, or should there be more than 4,000 fully diluted shares of Duck Hill Common Stock outstanding immediately prior to the Effective Time, the Exchange Ratio may, in UPC's sole discretion if such change in the capital accounts constitutes a breach of any of Duck Hill's representations, warranties or covenants, be adjusted in such a manner as the Board of Directors of UPC shall deem in good faith to be fair and reasonable in order to give effect to such changes. Notwithstanding the foregoing, nothing in this subparagraph (iii) shall be deemed to be a waiver of the inaccuracy of any representation or warranty or breach of any covenant by Duck Hill set forth herein.

                  (d) SHARES HELD BY DUCK HILL OR UPC. Each of the shares of Duck Hill Common Stock held by Duck Hill or by any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no Consideration shall be issued in exchange therefor.

                  (e) DISSENTERS' RIGHTS OF DUCK HILL SHAREHOLDERS. Any Duck Hill Record Holder who shall comply strictly with the provisions of Sections 79-4-13.01 et. seq. of the Mississippi Code regarding dissenters' rights ("Duck Hill Dissenting Shareholders"), shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by such sections.

                  (f) FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Duck Hill Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UPC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the Current Market Price per share of one share of UPC Common Stock on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

         2.2 ANTI-DILUTION PROVISIONS. In the event UPC changes the number of shares of UPC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. The Parties hereto acknowledge and agree that UPC's issuance of additional shares of UPC Common Stock, or any other Capital Stock, for what the Board of Directors of UPC determines to be adequate consideration, including but not limited to, the issuance of additional shares in connection with other acquisitions, dividend reinvestment plans or employee benefit plans, would not give rise to an adjustment to the Exchange Ratio pursuant to this Section 2.2.

                                    ARTICLE 3

                               EXCHANGE OF SHARES

         3.1 EXCHANGE PROCEDURES. As soon as reasonably practical after the Effective Time, UPC and Duck Hill shall cause the Exchange Agent to mail to the Duck Hill Record Holders appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Duck Hill Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each Duck Hill Record Holder of Duck Hill Common Stock (other than shares to be canceled pursuant to Section 2.1(d) of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the Consideration provided in Section 2.1(c) of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 3.2 of this Agreement. To the extent required by Section 2.1(c) of this Agreement, each Duck Hill Record Holder also shall receive, upon surrender of the certificate or certificates representing his or her shares of Duck Hill Common Stock outstanding immediately prior to the Effective Time, cash in lieu of any fractional share of UPC Common Stock to which such holder may be otherwise entitled (without interest). UPC shall not be obligated to deliver the Consideration to which any

Duck Hill Record Holder is entitled as a result of the Merger until such Duck Hill Record Holder surrenders such holder's certificate or certificates representing the shares of Duck Hill Common Stock for exchange as provided in this Section 3.1. The certificate or certificates of Duck Hill Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither UPC nor the Exchange Agent shall be liable to a Duck Hill Record Holder for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Approval of this Agreement and the Agreement to Merge by the shareholders of Duck Hill shall constitute all shareholders' ratification of the appointment of the Exchange Agent.


         3.2 RIGHTS OF FORMER DUCK HILL RECORD HOLDERS. At the Effective Time, the stock transfer books of Duck Hill shall be closed as to holders of Duck Hill Common Stock outstanding immediately prior to the Effective Time, and no transfer of Duck Hill Common Stock by any Duck Hill Record Holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.1 of this Agreement, each certificate theretofore representing shares of Duck Hill Common Stock (other than shares to be canceled pursuant to Section 2.1(d) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Consideration provided in Section 2.1(c) of this Agreement in exchange therefor, subject, however, to the Surviving Association's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Duck Hill in respect of such shares of Duck Hill Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by UPC on the UPC Common Stock, the record date for which is on or after the Effective Date, the declaration shall include dividends or other distributions on all shares of UPC Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of UPC Common Stock as of any time subsequent to the Effective Time shall be delivered to a Duck Hill Record Holder until such Duck Hill Record Holder surrenders his or her certificate or certificates evidencing Duck Hill Common Stock for exchange as provided in Section 3.1 of this Agreement. However, upon surrender of such Duck Hill Common Stock certificate, both the UPC Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered dividends and cash payments payable hereunder (without interest), shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF DUCK HILL

         Except as disclosed in the Duck Hill Disclosure Memorandum, Duck Hill hereby represents and warrants to UPC as follows:

         4.1 ORGANIZATION, STANDING, AND POWER. Duck Hill is a banking corporation duly organized, validly existing, and in good standing under the Laws of the State of Mississippi and has the corporate power and authority and all required regulatory approvals and authorizations to carry on its business as now conducted and to own, lease, and operate its Assets.

         4.2      AUTHORITY; NO BREACH BY AGREEMENT.

                  (a) Duck Hill has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Reorganization Agreement and Agreement to Merge and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Agreement to Merge, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Duck Hill, subject to the approval of this Reorganization Agreement and Agreement to Merge by the holders of a majority (or such greater percentage as may be required by the Articles of Incorporation of Duck Hill or other applicable Law) of the outstanding shares of Duck Hill Common Stock, which is the only shareholder vote required for approval of this Agreement and the Agreement to Merge, and consummation of the Merger by Duck Hill. Subject to the receipt of such requisite shareholder approval, this Agreement and the Agreement to Merge represent legal, valid, and binding obligations of Duck Hill, enforceable against Duck Hill in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance of injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement or the Agreement to Merge, as appropriate, by Duck Hill, nor the consummation by Duck Hill of the transactions contemplated hereby or thereby, nor compliance by Duck Hill with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of Duck Hill's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to or result in the creation of any Lien on any material Asset of Duck Hill under, any Contract or Permits of Duck Hill, or (iii) subject to receipt of the requisite Consents referred to in Section 7.3 of this Agreement, violate any Law or Order applicable to Duck Hill or any of their respective Material Assets.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws, other than Consents required from Regulatory Authorities and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any Duck Hill Employee Plans or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Duck Hill, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Duck Hill of the Merger and the other transactions contemplated in this Agreement and the Agreement to Merge.

         (d) Duck Hill is not a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction, or decree of any court or other governmental body of competent jurisdiction, or any Law which would prevent the execution and delivery of this Agreement and the Agreement to Merge by Duck Hill, or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against Duck Hill in which the validity of this Agreement, the transactions contemplated hereby or any other action which has been taken by any other of such Parties in connection herewith or in connection with the transaction contemplated hereby is at issue.

         4.3      CAPITAL STOCK.

                  (a)      The authorized capital stock of Duck Hill consists of
(i) 4,000 shares of Duck Hill Common Stock, $50.00 par value, of which 4,000 shares are issued and outstanding as of the date of this Agreement, and not more than 4,000 shares will be issued and outstanding at the Effective Time, and (ii) zero (0) shares of preferred stock of which no shares are, or will be, issued and outstanding as of the date of the original Agreement or at the Effective Time, respectively. All of the issued and outstanding shares of capital stock of Duck Hill are duly and validly issued and outstanding and are fully paid and nonassessable under the Laws of the State of Mississippi and Duck Hill's Articles of Incorporation. None of the outstanding shares of capital stock of Duck Hill has been issued in violation of any preemptive rights of the current or past shareholders of Duck Hill or any of its predecessors.

                  (b) As of the date of this Agreement and as of the date hereof, there are no options, Rights, warrants, scrip or similar rights of any nature, including stock options, stock appreciation or similar rights, issued and outstanding by Duck Hill to purchase shares of Duck Hill Common Stock, any other capital stock of Duck Hill, or any other securities or instruments of any nature which are convertible into or exchangeable for, or which derive their value, in whole or in part from, shares of Duck Hill Common Stock or any other capital stock of Duck Hill. Therefore, at the Effective Time there will be no issued and outstanding options, securities,

Rights or instruments of any nature whatsoever to purchase or otherwise acquire shares of Duck Hill Common Stock or any other capital stock of Duck Hill, or which derive their value, in whole or in part from Duck Hill Common Stock or any other capital stock of Duck Hill.

         4.4 DUCK HILL SUBSIDIARIES. Duck Hill has disclosed or shall disclose in Section 4.4 of the Duck Hill Disclosure Memorandum that there are no subsidiaries owned in whole or in part by Duck Hill.

         4.5      DUCK HILL FINANCIAL STATEMENTS.

                  (a)      DUCK HILL FINANCIAL STATEMENTS. As disclosed in
Section 4.5 of the Duck Hill Disclosure Memorandum, Duck Hill has delivered or will deliver to UPC (or will deliver, when available, with respect to periods ended after the date of the original Agreement) true, correct and complete copies of (i) the consolidated statements of financial position (including related notes and schedules, if any) of Duck Hill as of September 30, 1997, and as of December 31, 1996, and December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended September 30, 1997, and for each of the three fiscal years ended December 31, 1996, 1995, and 1994, (ii) the consolidated statements of financial position of Duck Hill (including related notes and schedules, if any) and related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to any period ending subsequent to September 30, 1997, and prior to the Closing Date, and (iii) all Call Reports, including any amendments thereto, filed with any Regulatory Authorities by Duck Hill and each of the Bank Subsidiaries for the years ended December 31, 1996, 1995, 1994 and 1993, together with any correspondence with the SEC or with any other Regulatory Authorities concerning any of the aforesaid financial statements and Reports (the "Duck Hill Financial Statements"). Such Duck Hill Financial Statements (i) were (or will be) prepared from the Records of Duck Hill and/or each Duck Hill Subsidiary; (ii) were (or will be) prepared in accordance with GAAP (or, where applicable, regulatory accounting principles) consistently applied; (iii) accurately present (or, when prepared, will present) Duck Hill's and each Duck Hill Subsidiary's financial condition and the results of its operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby, except that the unaudited interim Financial Statements were or are subject to normal and recurring year-end adjustments which were not expected to be material in amount or effect; (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of Duck Hill's and each Duck Hill Subsidiary's financial condition and the results of Duck Hill's and each Duck Hill Subsidiary's operations and cash flows for the periods covered by such financial statements; (v) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions or Allowances for loan losses, for ORE reserves and for all reasonably anticipatable Liabilities and Taxes, with respect to the periods then ended; and (vi) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to SFAS Nos. 106 and 112.

         4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Duck Hill has no Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Duck Hill, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Duck Hill as of September 30, 1997, and December 31, 1996, included in the Duck Hill Financial Statements or reflected in the notes or schedules, if any, thereto, and delivered or to be delivered with the Duck Hill Disclosure Memorandum prior to the date of this Agreement. Duck Hill has not incurred or paid any Liability since December 31, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Duck Hill.

         4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date there has not been:

         (a) any material transaction by Duck Hill which was not undertaken in the ordinary course of business and in conformity with past practice.

         (b) any loss of a key employee or any damage, destruction or loss, whether or not covered by insurance, which has had or which may be reasonably expected to have a Material Adverse Effect on Duck Hill.

         (c) any acquisition or disposition by Duck Hill of any Asset having a fair market value, singularly or in the aggregate for Duck Hill, in an amount greater than Five Thousand Dollars ($5,000), except in the ordinary course of business and in conformity with past practice.

         (d) any mortgage, pledge or subjection to Lien, of any kind on any of the Assets of Duck Hill, except to secure extensions of credit in the ordinary course of business and in conformity with past practice.

         (e) any amendment, modification or termination of any Contract relating to Duck Hill or to which Duck Hill is a party which would or may be reasonably expected to have a Material Adverse Effect on Duck Hill.

         (f) other than as described in Section 4.7(f) of the Duck Hill Disclosure Memorandum, any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee or agent of Duck Hill, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of ten percent (10%) per annum or $5,000 for any of them individually.

         (g) any incurring of, assumption of, or taking of, by Duck Hill, any Asset subject to any Liability, except for Liabilities incurred or assumed or Assets taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice.

         (h) any material alteration in the manner of keeping the books, accounts or Records of Duck Hill, or in the accounting policies or practices therein reflected.

         (i) any release or discharge (or partial release or discharge) of any obligation or Liability of any Person related to or arising out of any loan made by Duck Hill, except in the ordinary course of business and in conformity with past practice.

   4.8   TAX MATTERS.

         (a) All Tax Returns required to be filed by or on behalf of Duck Hill have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as fully reserved against in the Duck Hill Financial Statements made available prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of Duck Hill.

         (b) Duck Hill has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

         (c) Adequate provision for any Taxes due or to become due for any of Duck Hill for the period or periods through and including the date of the respective Duck Hill Financial Statements has been made and is reflected on such Duck Hill Financial Statements.

         (d) Deferred Taxes of Duck Hill have been provided for in accordance with GAAP.

                  (e) Duck Hill is in compliance with, and its Records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the IRC.

                  (f) Duck Hill has not made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 28OG or 162(m) of the Internal Revenue Code.

                  (g) There has not been an ownership change, as defined in the IRC Section 382(g), of Duck Hill that occurred during or after any Taxable Period in which the Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

                  (h) Duck Hill is not a party to any tax allocation or sharing agreement, and Duck Hill has not been a member of an affiliated group filing a consolidated federal income tax return which has any Liability for taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor or by Contract or otherwise.

         4.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan or credit losses, including any allowances or reserves for losses on ORE and other collateral taken in satisfaction, or partial satisfaction of a debt previously contracted, (the "Allowance") shown on the consolidated balance sheets of Duck Hill included in the most recent Duck Hill Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Duck Hill included in the Duck Hill Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, in the reasonable opinion of management of Duck Hill adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known and reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables and ORE reserves) of Duck Hill and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Duck Hill as of the dates thereof. Except as described in Section 4.9 of the Duck Hill Disclosure Memorandum (by loan type, loan number, classification and outstanding balance) which includes all Loans or extensions of credit which are listed on Duck Hill's watch list, Duck Hill has no Loan or other extension of credit which has been (or should have been in management's reasonable opinion) classified by Duck Hill management as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss", or similar classifications, that were not classified in Duck Hill's most recent report of examination or most current watch list, copies of which have been made available to UPC for review prior to the date of this Agreement. The net book value of Duck Hill's assets acquired through foreclosure in satisfaction of problem loans ("ORE") are carried on the balance sheet of the Duck Hill Financial Statements at fair value at the time of acquisition less estimated selling costs which approximates the net realizable value of the ORE in accordance with the American Institute of Certified Public Accountants' Statement of Position 92-3.

         4.10 ASSETS. Except as disclosed or reserved against in the Duck Hill Financial Statements made available prior to the date of this Agreement, Duck Hill have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible Assets used in the businesses of Duck Hill are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Duck Hill's past practices. All Assets which are material to Duck Hill's business on a consolidated basis, held under leases or subleases by any of Duck Hill are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Duck Hill currently maintains insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. Duck Hill has not received notice from any insurance carrier that (i) such insurance would be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by Duck Hill under such policies.

         4.11 INTELLECTUAL PROPERTY. All of the Intellectual Property rights of Duck Hill are in full force and effect and constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Duck Hill, there currently are not, any Defaults thereunder by Duck Hill. Duck Hill owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement. Duck Hill has not misused the Intellectual Property rights of others and none of the Intellectual Property rights as used in the business conducted by Duck Hill infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. Duck Hill is not obligated to pay any royalties to any Person with respect to any such Intellectual Property. Duck Hill owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any material Contract to which it is a party. No officer, director, or employee of Duck Hill is party to any Contract which requires such officer, director or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including Duck Hill.

         4.12     ENVIRONMENTAL MATTERS.

                  (a) To the Knowledge of Duck Hill, its Participation Facilities, and its Operating Properties are, and have been, in compliance with an Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Duck Hill.

                  (b) To the Knowledge of Duck Hill, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Duck Hill or any of its Operating Properties or Participation Facilities (or Duck Hill in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Duck Hill or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Duck Hill, nor is there any reasonable basis for any Litigation of a type described in this sentence.

                  (c) During the period of (i) Duck Hill's ownership or operation of any of their respective current properties, (ii) Duck Hill's participation in the management of any Participation Facility, or (iii) Duck Hill's holding of a security interest in an Operating Property, to the Knowledge of Duck Hill, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Duck Hill. Prior to the period of (i) Duck Hill's ownership or operation of any of their respective current properties, (ii) Duck Hill's participation in the management of any Participation Facility, or (iii) Duck Hill's holding of a security interest in an Operating Property, to the Knowledge of Duck Hill, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Duck Hill.

         4.13 COMPLIANCE WITH LAWS. Duck Hill has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Duck Hill is not or has not:

                  (a) in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business; and

                  (b) received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Duck Hill is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring Duck Hill to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         4.14 LABOR RELATIONS. Duck Hill is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Duck Hill, pending or threatened, or to the Knowledge of Duck Hill, is there any activity involving Duck Hill's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         4.15     EMPLOYEE BENEFIT PLANS.

                  (a) Duck Hill has disclosed or will disclose in Section 4.15(a) of the Duck Hill Disclosure Memorandum, and has delivered or made available to UPC prior to the date of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Duck Hill or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Duck Hill Benefit Plans"). Any of the Duck Hill Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Duck Hill ERISA Plan." Each Duck Hill ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Duck Hill Pension Plan." No Duck Hill Pension Plan is or has been a multiemployer plan within the meaning of
Section 3(37) of ERISA.

                  (b) All Duck Hill Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Duck Hill. Each Duck Hill ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Duck Hill is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Duck Hill has not engaged in a transaction with respect to any Duck Hill Benefit Plan that, assuming the taxable period of such on expired as of the date hereof, would subject Duck Hill to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                  (c) No Duck Hill Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial evaluation, there has been (i) no material change in the financial position of any Duck Hill Pension Plan, (ii) no change in the actuarial assumptions with respect to any Duck Hill Pension Plan, and (iii) no increase in benefits under any Duck Hill Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Duck Hill or materially adversely affect the funding status of any such plan. Neither any Duck Hill Pension Plan nor any "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently
or formerly maintained by Duck Hill, or the single-employer plan of any entity which is considered one employer with Duck Hill under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. Duck Hill has not provided, nor is it required to provide, security to a Duck Hill Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                  (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Duck Hill with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. Duck Hill has not incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Duck Hill Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                  (e) Duck Hill has no Liability for retiree health and life benefits under any of the Duck Hill Benefit Plans and there are no restrictions on the rights of Duck Hill to amend or terminate any such retiree health or benefit Plan without incurring Liability thereunder.

                  (f) Except as disclosed in Section 4.15(f) of the Duck Hill Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of Duck Hill from Duck Hill under any Duck Hill Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Duck Hill Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                  (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Duck Hill and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Duck Hill Financial Statements to the extent required by and in accordance with GAAP.

         4.16 MATERIAL CONTRACTS. Except as disclosed in Section 4.16 of the Duck Hill Disclosure Memorandum, Duck Hill nor any of its respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by Duck Hill, other than as specifically disclosed on the Duck Hill Financial Statements, or the guarantee by Duck Hill of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts which prohibit or restrict Duck Hill from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract (not disclosed in the Duck Hill Financial Statements delivered prior to the date of this Agreement) which is a financial derivative Contract (including various combinations thereof), and
(v) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Duck Hill SEC Report (whether or not Duck Hill is subject to the filing requirements of the SEC) filed (or which would have been filed if Duck Hill were subject to the SEC reporting requirements) by Duck Hill with the SEC prior to the date of this Agreement (together with all Contracts referred to in Sections 4.10 and 4.15(a) of this Agreement, (the "Duck Hill Contracts"). With respect to each Duck Hill Contract: (i) the Contract is in full force and effect; (ii) Duck Hill is not in Default thereunder, (iii) Duck Hill has not repudiated or waived any material provision of any such

Contract; and (iv) no other party to any such Contract is, to the Knowledge of Duck Hill, in Default in any respect or has repudiated or waived any material provision thereunder. Except as set forth in Section 4.16 of the Duck Hill Disclosure Memorandum all of the indebtedness of Duck Hill for money borrowed is prepayable at any time by Duck Hill without penalty or premium.

         4.17 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Duck Hill, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Duck Hill or against any Asset, employee benefit plan, interest, or right of any of them that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Duck Hill, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Duck Hill.

         4.18 REPORTS. Since January 1, 1992, or the date of organization if later, Duck Hill has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, if applicable, including Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Duck Hill). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein light of the circumstances under which they were made, not misleading.

         4.19 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by Duck Hill to UPC pursuant to this Agreement, this Agreement or any other document, agreement, or instrument referred to therein or herein contains, or will contain, any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Duck Hill or any Affiliate thereof for inclusion in the Registration Statement to be filed by UPC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Duck Hill or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Duck Hill's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by Duck Hill or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Duck Hill be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Duck Hill or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         4.20 ACCOUNTING, TAX, AND REGULATORY MATTERS. Duck Hill has not taken any action or has any Knowledge of any fact or circumstance relating to Duck Hill that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such section.

         4.21 STATE TAKEOVER LAWS. Duck Hill has taken all necessary action to exempt the transactions contemplated by this Agreement and the Agreement to Merge from, or if necessary challenge the validity or applicability of any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws"), including any applicable sections of the Mississippi Code.

         4.22 ARTICLES OF INCORPORATION PROVISIONS. Duck Hill has taken all action so that the entering into of this Reorganization Agreement and the Agreement to Merge and the consummation of the Merger and the other transactions contemplated by this Reorganization Agreement and the Agreement to Merge do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Duck Hill or restrict or impair the ability of UPC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Duck Hill that may be directly or indirectly acquired or controlled by it.

         4.23 ARTICLES OF INCORPORATION DOCUMENTS. Duck Hill has previously provided UPC true and correct copies of the Articles of Incorporation and Bylaws of Duck Hill, as amended to date, and the same are in full force and effect.

                                    ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES OF UPC

         Except as disclosed in the UPC Disclosure Memorandum, UPC hereby represents and warrants to Duck Hill as follows:

         5.1 ORGANIZATION, STANDING, AND POWER. UPC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and UPB is a national banking association duly organized and existing under the Laws of the United States of America. Each has the power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. UPC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

         5.2      AUTHORITY: NO BREACH BY AGREEMENT.

                  (a) UPC and UPB each has the power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Agreement to Merge (as to UPB) and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of UPC and UPB including the approval of UPHC in its capacity as the sole shareholder of UPB. This Agreement represents a legal, valid, and binding obligation of UPC, enforceable against UPC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement by UPC, nor the consummation by UPC and UPB of the transactions contemplated hereby, nor compliance by UPC and UPB with any of the provisions hereof will (i) conflict with or result in a breach of any provision of any UPC Company's Charter (or similar governing instrument) or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any UPC Company under any Contract or Permit of any UPC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any UPC Company or any of their respective material Assets.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and the rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by UPC and UPB of the Merger and the other transactions contemplated in this Agreement.

         5.3      CAPITAL STOCK. The authorized capital stock of UPC consists of
(i) 100,000,000 shares of UPC Common Stock, of which 68,077,181 shares are issued and outstanding as of October 31, 1997, and (ii) 10,000,000 shares of UPC Preferred Stock, of which zero (0) shares of UPC Series A Preferred Stock and 2,278,228 shares of UPC Series E Preferred Stock are issued and outstanding. All of the issued and outstanding shares of UPC Capital Stock are, and all of the shares of UPC Common Stock to be issued in exchange for shares of Duck Hill Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the Tennessee Code and the UPC Charter. None of the outstanding shares of UPC Capital Stock has been, and none of the shares of UPC Common Stock to be issued in exchange for shares of Duck Hill Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of UPC. UPC has reserved for issuance a sufficient number of shares of UPC Common Stock for the purpose of issuing shares of UPC Common Stock in accordance with the provisions of Sections 2.1(c) and 2.2 of this Agreement and the related Agreement to Merge.


         5.4      SEC FILINGS: FINANCIAL STATEMENTS.

                  (a) UPC has filed and made available to Duck Hill all SEC documents required to be filed by UPC since December 31, 1994 (the "UPC SEC Reports"). The UPC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such UPC SEC Reports or necessary in order to make the statements in such UPC SEC Reports, in light of the circumstances under which they were made, not misleading. Except for UPC Subsidiaries that are registered as a broker, dealer or investment advisor, no UPC Subsidiary is required to file any SEC Documents.

                  (b) Each of the UPC Financial Statements (including, in each case, any related notes) contained in the UPC SEC Reports, including any UPC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of UPC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

         5.5 ABSENCE OF UNDISCLOSED LIABILITIES. No UPC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of UPC as of September 30, 1997, included in the UPC Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. No UPC Company has incurred or paid any liability since September 30, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC or (ii) in connection with the transactions contemplated by this Agreement.

         5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, except as disclosed in the UPC Financial Statements delivered prior to the date of this Agreement or contemplated by pending federal legislation applicable to financial institutions generally, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, and (ii) the UPC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of UPC provided in Article 6 of this Agreement.

         5.7 COMPLIANCE WITH LAWS. UPC is duly registered as a bank holding company under the BHC Act and as a savings and loan holding company under the HOLA. Each UPC Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit.

         5.8 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of UPC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any UPC Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

         5.9 REPORTS. Since January 1, 1996, UPC has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         5.10 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any UPC Company or any Affiliate thereof to Duck Hill pursuant to this Agreement, this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any UPC Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by UPC with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any UPC Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Duck Hill's Shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by any UPC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of Duck Hill, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that any UPC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         5.11 ACCOUNTING, TAX, AND REGULATORY MATTERS. No UPC Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance relating to UPC, UPHC, or UPB that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                    ARTICLE 6

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         6.1 AFFIRMATIVE COVENANTS OF DUCK HILL. Unless the prior written consent of UPC shall have been obtained, and except as otherwise expressly contemplated herein, Duck Hill shall, and shall cause each of its Subsidiaries to: (i) operate its business only in the usual, regular, and ordinary course,
(ii) preserve intact its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the IRC or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         6.2 NEGATIVE COVENANTS OF DUCK HILL. Except as specifically permitted by this Agreement from the date of the original Agreement until the earlier of the Effective Time or the termination of this Agreement, Duck Hill covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief operating officer of UPC, which consent shall not be unreasonably withheld:

                  (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of Duck Hill; or

                  (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $25,000 (for Duck Hill on a consolidated basis) except in the ordinary course of the business of Duck Hill consistent with past practices (which shall include the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition on any Asset of Duck Hill, of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that have been previously disclosed); or

                  (c) declare or pay any dividend or make any other distribution in respect of Duck Hill's capital stock, repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Duck Hill provided that Duck Hill may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular cash dividends on shares of Duck Hill Common Stock at a rate not in excess of Ten Dollars ($10.00) per share payable on or about December 15, 1997; or

                  (d) except pursuant to this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of Duck Hill Common Stock or any other capital stock of Duck Hill, or any stock appreciation rights, or any option, warrant, conversion, or other Right to acquire any such stock, or any security convertible into any such stock or any stock equivalent type rights; or

                  (e) adjust, split, combine or reclassify any capital stock of Duck Hill or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Duck Hill Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Duck Hill Subsidiary, or any Asset, other than in the ordinary course of business for reasonable and adequate consideration; or

                  (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less or Federal Home Loan Bank Stock, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Duck Hill Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                  (g) grant any increase in compensation or benefits to the employees or officers of Duck Hill, except in accordance with past practice disclosed or to be disclosed in Section 6.2(g) of the Duck Hill Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed or to be disclosed in Section 6.2(g) of the Duck Hill Disclosure Memorandum; and enter into or amend any severance agreements with officers of Duck Hill; grant any material increase in fees or other increases in compensation or other benefits to directors of Duck Hill except in accordance with past practice disclosed or to be disclosed in Section 6.2(g) of the Duck Hill Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of Duck Hill). Notwithstanding the foregoing and in accordance with past practice, Duck Hill shall be entitled to pay bonuses for 1997 in an aggregate amount not to exceed Twenty-One Thousand Dollars ($21,000.00); or

                  (h) enter into or amend any employment Contract between Duck Hill and any Person (unless such amendment is required by Law) that Duck Hill does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (i) adopt any new employee benefit plan of Duck Hill or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Duck Hill other than any such change that is required by Law or that, in the opinion of counsel is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

                  (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Duck Hill for material money damages or restrictions upon the operations of Duck Hill or

                  (l) enter into, modify, amend, or terminate any material Contract (excluding any loan Contract) or waive, release, compromise, or assign any material rights or claims.


         6.3      CERTAIN ACTIONS.

                  (a) Except to the extent necessary to consummate the transactions specifically contemplated by this Agreement, Duck Hill shall not, and shall use its best efforts to ensure that its respective directors, officers, employees, and advisors do not, directly or indirectly, institute, solicit, or knowingly encourage (including by way of furnishing any information not legally required to be furnished) any inquiry, discussion, or proposal, or participate in any discussions or negotiations with, or provide any confidential or non-public information to, any corporation, partnership, person or other entity or group (other than to UPC or any UPC Subsidiary) concerning any Acquisition Proposal (as defined in Section 10.1 hereof), except for actions reasonably considered by the Board of Directors of Duck Hill, based upon the advice of outside legal counsel, to be required in order to fulfill its fiduciary obligations. Duck Hill shall notify UPC immediately if any Acquisition Proposal has been or should hereafter be received by Duck Hill, such notice to contain, at a minimum, the identity of such persons, and, subject to disclosure being consistent with the fiduciary obligations of Duck Hill's Board of Directors, a copy of any written inquiry, the terms of any proposal or inquiry, any information requested or discussions sought to be initiated, and the status of any reports, negotiations or expressions of interest.

                  (b) As a condition of and as an inducement to UPC,s entering into this Agreement, Duck Hill covenants, acknowledges, and agrees that it shall be a specific, absolute, and unconditionally binding condition precedent to Duck Hill's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, conditional or unconditional) with any third party with respect to an Acquisition Proposal, or supporting or indicating an intent to support an Acquisition Proposal, other than this Agreement and the transactions contemplated in this Agreement, regardless of whether Duck Hill has otherwise complied with the provisions of Section 6.3(a) hereof, that Duck Hill or such third party which is a party of the Acquisition Proposal shall have paid UPC, as liquidated damages, the sum of One Hundred Fifty Thousand Dollars ($150,000), which sum represents the (i) direct costs and expenses (including, but not limited to, fees and expenses incurred by UPC's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by or on behalf of UPC in negotiating and undertaking to carry out the transactions contemplated by this Agreement; and (ii) indirect costs and expenses of UPC in connection with the transactions contemplated by this Agreement, including UPC's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; and (iii) UPC's loss as a result of the transactions contemplated by this Agreement not being consummated. Accordingly, Duck Hill hereby stipulates and covenants that prior to Duck Hill's entering into a letter of intent, agreement in principle, or definitive agreement, (whether binding or non-binding, conditional or unconditional) with any third party with respect to an Acquisition Proposal or supporting or indicating an intent to support an Acquisition Proposal, either Duck Hill or such third party shall have paid to UPC the amount set forth above in immediately available funds to satisfy the specific, absolute, and unconditionally binding condition precedent imposed by this Section 6.3. Notwithstanding anything to the contrary in this Section 6.3(b), in the event such Acquisition Proposal should be the result of a hostile takeover of Duck Hill, any sums due UPC hereunder shall be paid only at the closing of the transactions set forth in such Acquisition Proposal. UPC acknowledges that under no circumstances shall any officer or director of Duck Hill) (unless such officer or director shall have an interest in a potential acquiring party in any Acquisition Proposal) be held personally liable to UPC for any amount of the foregoing payment. On payment of such amount to UPC, UPC shall have no cause of action or claim (either in law or equity) whatsoever against Duck Hill, or any officer of director of Duck Hill, with respect to or in connection with such Acquisition Proposal or this Agreement.

         (c) The requirements, conditions, and obligations imposed by this
Section 6.3 shall continue in effect from the date of this Agreement until December 31, 1998 should (i) the Merger fail to receive the requisite shareholder approval by the Duck Hill shareholders; or (ii) Duck Hill willfully or recklessly (a) be in violation of any of its representations or warranties set forth herein; (b) breach any of its covenants set forth herein; (c) fail to deliver, or cause to be delivered, the certificates, agreements and other documents or otherwise fail to meet the conditions to UPC's obligation to close set forth herein. Absent the occurrence of any of such events, the provisions of this Section 6.3 would terminate the earlier of the Effective Time or the termination of this Agreement pursuant to the terms of Article 9.

         6.4 COVENANTS OF UPC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, UPC covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the UPC Common Stock and the business prospects of the UPC Companies, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, provided, that the foregoing shall not prevent any UPC Company from acquiring any other Assets or businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of UPC, desirable in the conduct of the business of UPC and its Subsidiaries and would not, in the judgment of UPC, likely delay the Effective Time to a date subsequent to the date set forth in Section 9.1(e) of this Agreement.

         6.5 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         6.6 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC or any other Regulatory Authority pursuant to the Securities Laws, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC or other Regulatory Authorities pursuant to the Securities Laws will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                    ARTICLE 7

                              ADDITIONAL AGREEMENTS

         7.1 REGISTRATION STATEMENT: PROXY STATEMENT: SHAREHOLDER APPROVALS. UPC shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state

Blue Sky or securities Laws in connection with the issuance of the shares of UPC Common Stock upon consummation of the Merger. Duck Hill shall furnish all information concerning it and the holders of its capital stock as UPC may reasonably request in connection with such action. Duck Hill shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Agreement to Merge and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) UPC and Duck Hill shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to the shareholders of Duck Hill, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Duck Hill shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to their shareholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of Duck Hill shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approvals.

         7.2 EXCHANGE LISTING. UPC shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of UPC Common Stock to be issued to the holders of Duck Hill Common Stock or Duck Hill Stock Options, if any, pursuant to the Merger, and UPC shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

         7.3 APPLICATIONS. UPC shall prepare and file, and Duck Hill shall cooperate in the preparation and, where appropriate, filing of applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least five business days prior to filing UPC shall use its reasonable best efforts to provide Duck Hill and its counsel with copies of such applications. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from, all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

         7.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 8 of this Agreement; provided, however, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Section 7.5 shall be construed to obligate UPC, UPHC, or UPB to take any action to meet any condition required to obtain and Consent if UPC shall, in its sole discretion, deem such condition to be unreasonable or to constitute a significant impediment upon UPC's ability to carry on its business or acquisition programs to require UPC to increase its capital ratios to amounts in excess of the Federal Reserves minimum capital ratio guidelines which may from time to time be in effect.

         7.5      INVESTIGATION AND CONFIDENTIALITY.

                  (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                  (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

                  (c) Duck Hill shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which are considering an Acquisition Proposal with Duck Hill to preserve the confidentiality of the information relating to Duck Hill provided to such Persons and their Affiliates and Representatives.

         7.6 PRESS RELEASES. Prior to the Effective Time, Duck Hill and UPC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         7.7 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         7.8 STATE TAKEOVER LAWS. Duck Hill shall take all necessary steps to exempt the transactions contemplated by this Reorganization Agreement and the Agreement to Merge from, or if necessary challenge the validity or applicability of any applicable Takeover Law.

         7.9 PROVISIONS OF ARTICLES OF INCORPORATION. Duck Hill shall take all necessary action to ensure that the entering into of this Agreement and the Agreement to Merge and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of Duck Hill or restrict or impair the ability of UPC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Duck Hill that may be directly or indirectly acquired or controlled by it.

         7.10 AGREEMENT OF AFFILIATES. Duck Hill has disclosed or will disclose in Section 7.10 of the Duck Hill Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Duck Hill for purposes of Rule 145 under the 1933 Act. Duck Hill shall use its reasonable efforts to cause each such Person to deliver to UPC not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Duck Hill Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of UPC Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of UPC and Duck Hill have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of UPC Common Stock issued to such affiliates of Duck Hill in exchange for shares of Duck Hill Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of UPC and Duck Hill have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 7.11 (and UPC shall be entitled to place restrictive legends upon certificates for shares of UPC Common Stock issued to affiliates of Duck Hill pursuant to this Agreement to enforce the provisions of this Section 7.11). UPC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of UPC Common Stock by such affiliates.

         7.11 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, UPC shall provide to officers and employees of Duck Hill employee benefits under employee benefit and welfare plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the UPC Companies to their similarly situated officers and employees. For purposes of participation, vesting and benefit accrual under any such UPC employee benefit plans, the service of the employees of Duck Hill prior to the Effective Time shall be treated as service with a UPC Company participating in such employee benefit plan. Nothing herein shall be deemed to have reduced, contracted, enlarged, undertaken, authorized, approved or otherwise to have affected whatever contractual rights the officers or employees of Duck Hill may have under existing documentation other than as expressly stated herein, and nothing herein shall be deemed to be an employment contract, agreement or understanding, or offer of employment by UPC or any of its direct or indirect Subsidiaries after the Effective Time.

                                    ARTICLE 8

                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
10.6 of this Agreement:

                  (a) SHAREHOLDER APPROVALS. The shareholders of Duck Hill shall have approved this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments.

                  (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner, which in the reasonable judgment of the Board of Directors of UPC would so materially adversely impact the financial or economic benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, UPC would not, in its reasonable judgment, have entered into this Agreement.

                  (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                  (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement and the Agreement to Merge.

                  (e) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of UPC Common Stock issuable pursuant to the Merger shall have been received.

                  (f) EXCHANGE LISTING. The shares of UPC Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (g) POOLING LETTERS. Each of the Parties shall have received copies of the letters, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to UPC, from Price Waterhouse LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

                  (h) TAX MATTERS. UPC shall have received a written opinion of counsel from Wyatt, Tarrant & Combs in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger would constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Duck Hill Common Stock for UPC Common Stock will not give rise to gain or loss to the shareholders of Duck Hill with respect to such exchange (except to the extent of any cash received), and
(ii) none of Duck Hill or UPC will recognize gain or loss as a consequence of the Merger (except for the inclusion in income of the amount of the bad-debt reserve maintained by Duck Hill and any other amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Duck Hill and UPC reasonably satisfactory in form and substance to such counsel.

         8.2 CONDITIONS TO OBLIGATIONS OF UPC. The obligations of UPC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by UPC pursuant to Section 10.6(a) of this Agreement:

                  (a)      REPRESENTATIONS AND WARRANTIES. For purposes of this
Section 8.2(a), the accuracy of the representations and warranties of Duck Hill set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Duck Hill set forth in Section 4.3 of this Agreement shall be true and correct. The representations and warranties of Duck Hill set forth in Sections 4.20, 4.21, and 4.22 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Duck Hill set forth in this Agreement (including the representations and warranties set forth in Sections 4.3, 4.20, 4.21, and 4.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Duck Hill.

                  (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Duck Hill to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c)      CERTIFICATES. Duck Hill shall have delivered to UPC
(i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief operating officer, to the effect that the conditions of its obligations set forth in Section 8.2(a) and 8.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Duck Hill's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Agreement to Merge, and the consummation of the transactions contemplated hereby and hereby, all in such reasonable detail as UPC and its counsel shall request.

                  (d) AFFILIATES AGREEMENTS. UPC shall have received from each affiliate of Duck Hill the affiliates letter referred to in Section 7.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of UPC that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

                  (e) LEGAL OPINION. Duck Hill shall have delivered to UPC an opinion of counsel, dated as of the Closing Date, addressed to and in form and substance satisfactory to UPC, to the effect that:

                           (i)      Duck Hill is a Mississippi banking
corporation duly organized, validly existing, and in good standing under the laws of the State of Mississippi.

                           (ii)     This Reorganization Agreement and the
Agreement to Merge have been duly and validly authorized, executed and delivered on behalf of Duck Hill by a duly authorized officer or representative of Duck Hill, and (assuming they are each a binding obligation of UPC and UPC) constitute a valid and binding obligation of Duck Hill enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the application of equitable principles and judicial discretion;

                           (iii)    The execution, delivery and performance of
this Reorganization Agreement and Agreement to Merge and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of Duck Hill.

                  (f) MAINTENANCE OF CERTAIN COVENANTS, ETC. At the time of Closing, (i) the total consolidated assets of Duck Hill shall be not less than $19 million (ii) the total consolidated stockholders' equity of Duck Hill shall have been not less than $2 million at September 30, 1997, and shall have increased since that date through normal earnings growth (less approved dividends); (iii) the tangible equity capital of Duck Hill shall be not less than its reported level as of December 31, 1996, and shall have increased since that time through normal earnings growth (less approved dividends); and (iv) from December 31, 1996, there shall have been no extraordinary sale of assets, nor any material investment portfolio restructuring by any Duck Hill Company. The financial criteria and calculations set forth above shall be determined in accordance with GAAP assuming that Duck Hill and each other Duck Hill Company shall have been operated consistently in the normal course of their respective businesses; provided, however, that the effects of any balance sheet expansion through abnormal, unusual, nonrecurring or out-of-the-ordinary borrowings or by the realization of extraordinary or nonrecurring gains otherwise than in the ordinary course of business or other income from the disposition of assets or liabilities or through similar transactions shall be eliminated from the calculations;

                  (g) EMPLOYMENT AGREEMENT UPC shall have received an executed Employment Agreement from Norman Ezell, substantially similar to
Exhibit 2 hereto.

                  8.3 CONDITIONS TO OBLIGATIONS OF DUCK HILL. The obligations of Duck Hill to perform this Agreement and the Agreement to Merge and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Duck Hill pursuant to Section 10.6(b) of this Agreement:

                  (a)      REPRESENTATIONS AND WARRANTIES. For purposes of this
Section 8.3(a), the accuracy of the representations and warranties of UPC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of UPC set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of UPC set forth in Section 5.11 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of UPC set forth in this Agreement (including the representations and warranties set forth in Sections 5.3 and 5.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on UPC.

                  (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of UPC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c)      CERTIFICATES. UPC shall have delivered to Duck Hill
(i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief operating officer, to the effect that the conditions of its obligations set forth in Section 8.3(a) and 8.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by UPC's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Duck Hill and its counsel shall request.

                  (d) LEGAL OPINION. UPC shall have delivered to Duck Hill an opinion of counsel, which may be in-house counsel of UPC, dated as of the Closing Date, addressed to and in form and substance satisfactory to Duck Hill, to the effect that:

                           (i)      UPC is a Tennessee corporation duly
organized, validly existing, and in good standing under the Laws of the State of Tennessee. UPB is a national banking association duly organized, validly existing and in good standing under the Laws of the United State of America.


                           (ii)     This Reorganization Agreement and Agreement
to Merge have been duly and validly authorized, executed and delivered on behalf of UPC, UPHC, and UPB by a duly authorized officer or representative thereof, and (assuming they are each a binding obligation of Duck Hill) constitutes a valid and binding obligation of UPC and UPB enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the application of equitable principles and judicial discretion;

                           (iii)    The execution, delivery and performance of
this Agreement and the Agreement to Merge, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of UPC and UPB.

                  (e) EMPLOYMENT AGREEMENT. Norman Ezell shall have been offered an Employment Agreement with UPC and/or UPB substantially in the form of the Agreement attached hereto as Exhibit 2, and such offer shall not have been withdrawn or materially amended by UPC and/or UPB prior to Closing.

                                    ARTICLE 9

                                   TERMINATION

         9.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Reorganization Agreement and Agreement to Merge by the shareholders of UPC or Duck Hill, this Agreement and the Agreement to Merge may be terminated and the Merger abandoned at any time prior to the Effective Time, as follows:

                  (a) By mutual consent of the Board of Directors of UPC and the Board of Directors of Duck Hill, or

                  (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 8.2(a) of this Agreement in the case of Duck Hill and Section 8.3(a) in the case of UPC or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to consummate the Merger under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of Duck Hill and Section 8.3(a) of this Agreement in the case of UPC; or

                  (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 8.2(a) of this Agreement in the case of Duck Hill and Section 8.3(a) in the case of UPC or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                  (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such Regulatory Authority or if any action taken by such Regulatory Authority is not appealed within the time limit for appeal or (ii) the shareholders Duck Hill fail to vote their approval of this Agreement and the transactions contemplated hereby as required by Mississippi Law and Duck Hill's Articles of Incorporation and Bylaws, and the rules of the NYSE or National Association of Securities Dealers, if applicable, at the Shareholders' Meeting where this Agreement and the Agreement to Merge were presented to such shareholders for approval and voted upon; or

                  (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by December 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1 (e); and further, if UPC shall have filed all applications to obtain the necessary Consents of banking Regulatory Authorities within sixty (60) days of the date hereof, and if the Closing shall not have occurred because of a delay caused by a bank Regulatory Authority in its review of the application before it, or by the SEC in its review of the Registration Statement to be filed by UPC, then Duck Hill shall, upon UPC's written request, extend the December 31, 1998 date for a reasonable time, in no event less than thirty (30) days in order for UPC to obtain all Consents of bank Regulatory Authorities required and/or all Consents of the SEC and any other securities Regulatory Authorities, and for the expiration of any stipulated waiting periods; or

                  (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 8.2(a) of this Agreement in the case of Duck Hill and Section 8.3(a) in the case of UPC or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(e) of this Agreement; or

                  (g) By the Board of Directors of Duck Hill if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:


                           (1) the Average Closing Price shall be less than the
                  product of (i) 0.80 and (ii) the Starting Price; and

                           (2) (i) the quotient obtained by dividing the Average
                  Closing Price by the Starting Price (such number being referred to herein as the "UPC Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio");

subject, however, to the following three sentences. If Duck Hill refuses to consummate the Merger pursuant to Section 9.1(g), it shall give prompt written notice thereof to UPC; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, UPC shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and
(ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the UPC Ratio. If UPC makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Duck Hill of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this
Section 9.1(g), and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 9.1(g).

         For purposes of this Section 9.1(g), the following terms shall have the meanings indicated:

                  "Average Closing Price" shall mean the average of the daily last sales prices of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UPC) for the twenty (20) consecutive trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

                  "Determination Date" shall mean the later of the date (i) of the Shareholders' Meeting or (ii) on which the last consent of the Board of Governors of the Federal Reserve System shall be received.

                  "Index Group" shall mean the 17 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

                           BANK HOLDING COMPANIES                WEIGHTING
                           ----------------------                ---------

         AmSouth Bancorporation                                  4.87%
         Central Fidelity Banks, Inc.                            5.11
         Compass Bancshares, Inc.                                3.63
         Deposit Guaranty Corporation                            3.56
         Fifth Third Bancorp                                     9.24
         First American Corporation                              2.60
         First Commerce Corporation (AR)                         3.39
         First Tennessee National Corporation                    5.62
         First Virginia Banks, Inc.                              2.83
         Hibernia Corporation                                   11.25
         Huntington Bancshares, Inc.                            12.35
         Mercantile Bancorporation, Inc.                         5.30
         National Commerce Bancorp                               2.14
         Regions Financial Corporation                           5.80
         Signet Banking Corporation                              5.25
         Southern National Corporation                           9.55
         Star Banc Corporation                                   7.50
                                                               ------

         Total                                                 100.00%

                  "Index Price" on a give date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

                  "Starting Date" shall mean the fourth full trading day after the announcement by press release of the Merger.

                  "Starting Price" shall mean the closing price per share of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UPC) on the Starting Date.

         If any company belonging to the Index Group or UPC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or UPC shall be appropriately adjusted for the purposes of applying this Section 9.1(h).

         9.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement and the Agreement to Merge shall become void and have no effect, except that (i) the provisions of this Section 9.2, Section 6.3, Section 7.6(b) and Article 10 of this Agreement shall survive any such termination and abandonment, (ii) a termination pursuant to Sections 9.1(b), 9.1(c), 9.1(f) or 9.1(g) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

         9.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Articles 1, 2, 3 and 10, and Sections 6.3, 7.8, and 7.12 of this Agreement.

                                   ARTICLE 10

                               GENERAL PROVISIONS

         10.1     DEFINITIONS


                  (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                           "ACQUISITION PROPOSAL" means any tender offer,
agreement, understanding or other proposal of any nature pursuant to which any corporation, partnership, person or other entity or group, other than UPC or any UPC Subsidiary, would directly or indirectly (i) acquire or participate in a merger, share exchange, consolidation or any other business combination involving Duck Hill; (ii) acquire the right to vote ten percent (10%) or more of Duck Hill Common Stock; or (iii) acquire a significant portion of the assets or earning power of Duck Hill.

                           "AFFILIATE" of a Party means any Person, partnership, corporation, association, limited liability company, business trust, or other legal entity directly or indirectly controlling, controlled by or under common Control, with that Party.

                           "AGREEMENT" shall mean this Agreement, the Agreement to Merge, and the Exhibits delivered pursuant hereto and incorporated herein by reference.

                           "AGREEMENT TO MERGE" shall mean the plan of merger providing for the Merger, in substantially the form of Exhibit 1.

                           "ALLOWANCES" shall mean the allowances for loan, lease and other credit losses, including losses in connection with ORE, of any Person.

                           "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                           "BALANCE SHEET DATE" shall mean December 31, 1996.

                           "BHC ACT" shall mean the Bank Holding Company Act of 1956, as amended.

                           "BUSINESS DAY" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a federal or state holiday generally recognized or observed by banks in the State of Tennessee and in the State of Mississippi.

                           "CLOSING" shall mean the consummation of the Merger.

                           "CLOSING DATE" shall mean the date on which the Closing occurs.

                           "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                           "CONSIDERATION" shall mean the shares of UPC Common Stock and the cash settlement of any remaining fractional share of UPC Common Stock deliverable to the Duck Hill Record Holders pursuant to
         Section 2.1(c) of this Agreement.

                           "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

                           "CONTROL" shall have the meaning assigned to such term in Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended.

                           "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence or any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

                           "DEPOSITS" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of the Bank Subsidiary and other deposit-taking Affiliates.

                           "EFFECTIVE DATE" shall mean that date on which the Effective Time of the Merger shall have occurred.

                           "EFFECTIVE TIME" shall mean the date and time stated in the Certificate of Merger to be issued by the Office of the Comptroller of the Currency.

                           "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and any state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S. C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                           "EXCHANGE AGENT" shall mean Union Planters National Bank, Memphis, Tennessee, a wholly-owned subsidiary of UPC, acting through its Corporate Trust Department.

                           "EXCHANGE RATIO" shall mean the number of shares of UPC Common Stock, and fractions thereof, to be exchanged for each share of Duck Hill Common Stock pursuant to Section 2.1(c) of this Agreement, subject to such adjustments as may be provided in this Agreement and the Agreement to Merge.

                           "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

                           "DUCK HILL COMMON STOCK" shall mean the common stock of Duck Hill, $50.00 par value per share.

                           "DUCK HILL COMPANY(IES)" shall mean Duck Hill and all of its Subsidiaries, whether direct or indirect.

                           "DUCK HILL DISCLOSURE MEMORANDUM" shall mean the written information entitled "Duck Hill Holding Company Disclosure Memorandum" delivered prior to the date of this Agreement pursuant to
         Section 1.9 to UPC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                           "DUCK HILL EMPLOYEE PLANS" shall mean any pension plans, profit sharing plans, deferred compensation plans, stock option plans, cafeteria plans, and any other such or related benefit plans or arrangements offered or funded by Duck Hill or any Duck Hill Subsidiary, to or for the benefit of the officers, directors, employees, independent contractors or consultants of Duck Hill or any Duck Hill Subsidiary.

                           "DUCK HILL RECORD HOLDERS" means those Persons who shall be the holders of record of any of the issued and outstanding shares of Duck Hill Common Stock immediately prior to the Effective Time.

                           "FDIC" shall mean the Federal Deposit Insurance Corporation.

                           "FEDERAL RESERVE" shall mean the Board of Governors of the Federal Reserve System and shall include the Federal Reserve Bank of St. Louis when acting under delegated authority.

                           "GAAP" shall mean generally accepted accounting principles as in effect from time to time, consistently applied.

                           "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                           "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title Ill of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                           "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                           "IRC" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.


                           "KNOWLEDGE" as used with respect to a Person
         (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, Chief Executive Officer, President, Chief Administrative Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer or General Counsel of such Person, or such other officer of such Person, regardless of title, charged with or responsible for the oversight of a particular area, department or function to which the subject matter relates.

                           "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

                           "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                           "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

                           "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic routine examinations of depository institutions and their Affiliates by Regulatory Authorities.

                           "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on
         (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

                           "MERGER" shall mean the merger of Duck Hill with and into UPB as described in Section 1.1 of this Agreement.

                           "MISSISSIPPI CODE" shall mean the Mississippi Code Annotated 1972, as amended.

                           "NYSE" shall mean the New York Stock Exchange, or its successor, upon which shares of the UPC Common Stock are listed for trading.

                           "1933 ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                           "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                           "OPERATING PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                           "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                           "ORE" shall mean real estate and other property acquired through foreclosure, deed in lieu of foreclosure or similar procedures.

                           "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                           "PARTY" shall mean either UPC, UPB or Duck Hill, and "Parties" shall mean UPC, UPB and Duck Hill.

                           "PENSION PLAN" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

                           "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

                           "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                           "PROXY STATEMENT" shall mean the proxy statement to be used by Duck Hill to solicit proxies with a view to securing the approval of the Duck Hill shareholders of this Agreement and the Agreement to Merge.

                           "RECORDS" means all available records, minutes of meetings of the Board of Directors, committees and shareholders of a Party; original instruments and other documentation, pertaining to a Party or any of its Subsidiaries' or assets (including plans and specifications relating to any realty), Liabilities, Deposits, Contracts, capital stock, and loans; and all other business and financial records which are necessary or customary for use in the conduct of such Person or any of such person's Subsidiary businesses on and after the Effective Time as it was conducted prior to the Effective Time.

                           "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by UPC under the 1933 Act with respect to the shares of UPC Common Stock to be issued to the shareholders of Duck Hill in connection with the transactions contemplated by this Agreement.

                           "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, the National Association of Securities Dealers and the SEC, or any respective successor thereto.

                           "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

                           "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for shares of the capital stock of a Person, or which derive their value in whole or in part from shares of the capital stock of a Person, including stock appreciation rights and phantom stock, or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

                           "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                           "SEC" shall mean the United States Securities and Exchange Commission, or any successor thereto.

                           "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal or state bank Regulatory Authorities.

                           "SHAREHOLDERS MEETING" shall mean the special meeting of the shareholders of Duck Hill to be held pursuant to Section 7.1 of this Agreement, including any adjournment or adjournments thereof.

                           "SUBSIDIARIES" shall mean all of those Persons of which the entity in question owns or controls 5% or more of the outstanding voting equity securities or equity interest, either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities or equity interest is owned directly or indirectly by its parent; provided, however, that there shall not be included any Person acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, or any such Person the equity securities or equity interest of which are owned or controlled in a fiduciary capacity or through a small business development corporation.

                           "SURVIVING ASSOCIATION" shall mean Union Planters National Bank as the association resulting from and surviving the consummation of the Merger as set forth in Section 1.1 of this Agreement.

                           "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto

                           "TENNESSEE CODE" shall mean the Tennessee Code Annotated, as amended.

                           "UPC" shall mean Union Planters Corporation, a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and as a savings and loan holding company and whose principal offices are located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018.

                           "UPC CAPITAL STOCK" shall mean, collectively, the UPC Common Stock, the UPC Preferred Stock and any other class or series of capital stock of UPC.

                           "UPC COMMON STOCK" shall mean the $5.00 par value common stock of UPC.

                           "UPC COMPANIES" shall mean, collectively, UPC and all UPC Subsidiaries.

                           "UPC DISCLOSURE MEMORANDUM" shall mean the written information entitled "Union Planters Corporation Disclosure Memorandum" delivered prior to the date of this Agreement pursuant to Section 1.9 (post-signing due diligence period) to Duck Hill describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                           "UPC FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of UPC as of September 30, 1997, and as of December 31, 1996, and 1995, and the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, as filed by UPC in SEC Documents, (ii) the consolidated balance sheets of UPC (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

                           "UPC PREFERRED STOCK" shall mean the no par value preferred stock of UPC and shall include the (i) Series A Preferred Stock, and (ii) Series E, 8% Cumulative, Convertible Preferred Stock, of UPC ("UPC Series E Preferred Stock").

                           "UPC RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the UPC Rights Agreement.

                           "UPC RIGHTS AGREEMENT" shall mean that certain Rights Agreement dated January 19, 1989, between UPC and UPNB, as Rights Agent.

                           "UPC SUBSIDIARIES" shall mean the Subsidiaries of UPC.

                  (b) Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         10.2     EXPENSES.

                  (a) Except as otherwise provided in this Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the ones contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that UPC shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and the costs incurred in connection with the printing and mailing of the Proxy Statement.

                  (b) Nothing contained in this Section 10.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

         10.3     BROKERS AND FINDERS. Except as identified and described in
Section 10.3 of the Duck Hill Disclosure Memorandum as to Duck Hill, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the ones contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Duck Hill or UPC, each of Duck Hill and UPC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         10.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         10.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement and the Agreement to Merge has been obtained; provided, that after any such approval by the holders of Duck Hill Common Stock, there shall be made no amendment that modifies in any material respect the Consideration to be received by the Duck Hill Record Holders.

         10.6     WAIVERS.

                  (a) Prior to or at the Effective Time, UPC, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Duck Hill, to waive or extend the time for the compliance or fulfillment by Duck Hill of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of UPC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of UPC.

                  (b) Prior to or at the Effective Time, Duck Hill, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by UPC, to waive or extend the time for the compliance or fulfillment by UPC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Duck Hill under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Duck Hill.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         10.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, UPC and/or UPC UPB may assign all of their rights hereunder to any other wholly-owned Subsidiary whether now existing or hereinafter acquired or organized. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         10.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to UPC/Merger Sub:     Union Planters Corporation
                          Post Office Box 387 (for mailing)
 .                         Memphis, Tennessee  38147
                          7130 Goodlett Farms Parkway (for deliveries)
                          Memphis, Tennessee  38018
                          Attn: Mr. Jackson W. Moore, President
                          Telephone (901) 580-6093
                          Fax:  (901) 580-2877
                          E. James House, Jr., Esquire, Corporate Secretary
                          Telephone (901) 580-6596
                          Fax:  (901) 580-2939

If to Duck Hill:          Duck Hill Bank
                          101 South State Street
                          Duck Hill, Mississippi 38925
                          Attn:  Mr. Norman Ezell, President and Chief
                                 Executive Officer
                          Telephone: (601)565-2415
                          Fax: (601) 565-2955

         10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the United States of America, including the national banking laws as contained in Title 12 of the United States Code.

         10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

         10.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         10.12 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

         10.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.14 ATTORNEYS' FEES. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

         10.15 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.16 REMEDIES CUMULATIVE. All remedies provided in this Agreement, by Law or otherwise, shall be cumulative and not alternative.

                  IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Agreement or has caused this Agreement to be executed and delivered in its name and on its behalf by its representatives thereunto duly authorized, all as of the date first written above.

                                             DUCK HILL BANK


                                    By:      /s/ Norman Ezell
                                             ---------------------------------
                                             Norman Ezell
                                             Its:  President and Chief
                                                   Executive Officer

ATTEST:


/s/ Betty Bowen
---------------------------------
Betty Bowen, Secretary



                                             UNION PLANTERS CORPORATION


                                    By:      /s/ Jackson W. Moore
                                             ----------------------------------
                                             Jackson W. Moore
                                             Its:  President and Chief
                                                   Operating Officer

ATTEST:


/s/ E. James House
----------------------------------
E. James House, Jr., Secretary

                                             UNION PLANTERS NATIONAL BANK.


                                    By:      /a/ Kenneth W. Plunk
                                             ----------------------------------
                                             Kenneth W. Plunk
                                             Its: Chairman

ATTEST:


/s/ Pete Williston
-----------------------------------
Pete Williston, Secretary

         UPHC joins herein for the sole purpose of evidencing its consent to the transactions contemplated herein as sole shareholder of UPB.

                                             UNION PLANTERS HOLDING CORPORATION


                                    By:      /s/ Jackson W. Moore
                                             ----------------------------------
                                             Jackson W. Moore
                                             Its: Chairman and President

ATTEST:


/s/ Lynn L. Lanigan
----------------------------------
Lynn L. Lanigan, Secretary

                                                                     APPENDIX B






                               AGREEMENT TO MERGE

                                     BETWEEN

                                 DUCK HILL BANK

                                       AND

                          UNION PLANTERS NATIONAL BANK

                      UNDER THE ARTICLES OF ASSOCIATION OF

                          UNION PLANTERS NATIONAL BANK

                               UNDER THE TITLE OF

                    UNION PLANTERS BANK, NATIONAL ASSOCIATION

                               AGREEMENT TO MERGE

                                     BETWEEN

                                 DUCK HILL BANK

                                       AND

                          UNION PLANTERS NATIONAL BANK

                      UNDER THE ARTICLES OF ASSOCIATION OF

                          UNION PLANTERS NATIONAL BANK

                               UNDER THE TITLE OF

                    UNION PLANTERS BANK, NATIONAL ASSOCIATION


         THIS AGREEMENT TO MERGE (the "Merger Agreement") is made and entered into as of the 6th day of November, 1997, by and between UNION PLANTERS NATIONAL BANK, a national banking association organized and existing under the laws of the United States of America with its main office located in Memphis, Shelby County, Tennessee ("UPNB" sometimes referred to hereafter as the "Receiving Association" or as the "Continuing Bank" as the context may require), DUCK HILL BANK, a state chartered banking corporation organized and existing under the laws of the State of Mississippi with its main office located in Duck Hill, Montgomery County, Mississippi, and UNION PLANTERS CORPORATION, a Tennessee corporation which is registered as a bank holding company ("UPC"). This Merger Agreement is Exhibit 1 to that certain Reorganization Agreement dated as of November 6, 1997 between UPC, UPNB and Duck Hill Bank ("Reorganization Agreement"), which Reorganization Agreement is Exhibit A to this Merger Agreement and incorporated herein by reference as if fully copied herein in words and figures. Duck Hill Bank, UPC and the Receiving Association are each acting pursuant to resolutions of their respective Boards of Directors adopted by the votes of at least a majority of their respective directors pursuant to the authority given by, and in accordance with, applicable law. UNION PLANTERS HOLDING CORPORATION ("UP Holding"), a Tennessee corporation registered as a bank holding company is the record holder of one hundred percent (100%) of the outstanding voting shares of UPNB. UP Holding has joined in the Reorganization Agreement as well as this Merger Agreement for the sole purpose of giving its written consent to the execution, delivery and performance of the Reorganization Agreement and this Merger Agreement in its capacity as the sole shareholder of UPNB.

                               W I T N E S S E T H

         WHEREAS, the Parties hereto have agreed to undertake the corporate reorganization reflected in this Merger Agreement whereby Duck Hill Bank would be merged with and into UPNB (the "Bank Merger") pursuant to Title 12 U.S.C. Sections 215a-1, 1828(c) and 1831u, with UPNB being the Receiving Association and the Continuing Bank surviving the Merger, and thereby retaining UPNB's main office as the main office of the Continuing Bank pursuant to 12 U.S.C. Section 1828 and to retain the former main office and branches of Duck Hill Bank, as well as the branches of the Receiving Association, as branches of the Continuing Bank pursuant to 12 U.S.C. Sections 36(d) and 1831u(d); and

         WHEREAS, UPNB as the Receiving Association is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America, having its principal office located in the City of Memphis, County of Shelby, State of Tennessee, having no outstanding preferred stock; and having a common stock account of $18,047,010 divided into 1,804,701 shares of the par value of Ten Dollars ($10.00) each, additional paid-in capital of $187,789,158, net unrealized gain/(loss) - available for sale securities of $12,823,879, and retained earnings of $269,232,769 as of June 30, 1997, for a total of $487,892,816 capital (based on applicable regulatory accounting principles); and

         WHEREAS, Duck Hill Bank is a state chartered banking corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi, having its principal office located in Duck Hill, Montgomery County, State of Mississippi; having no outstanding preferred stock; and having a common stock account of $200,000 divided into 4,000 shares of the par value of Fifty Dollars ($50.00) each, additional paid-in capital of $0, net unrealized gain/(loss) - available for sale securities of $57,000, and retained earnings of $1,804,000 as of June 30, 1997, for a total of $2,004,000 capital (based on applicable regulatory accounting principles); and

         WHEREAS, all of the shares of common stock of the Receiving Association are owned beneficially and held of record by UP Holding; and all of the shares of common stock of UP Holding are owned beneficially and held of record by UPC; and

         WHEREAS, the Board of Directors of Duck Hill Bank; the Board of Directors of the Receiving Association; UPC, in its capacity as the beneficial owner and holder of record of all outstanding shares of UP Holding; and UP Holding, as the beneficial owner and holder of record of all outstanding shares of UPNB, have each approved this Merger Agreement and have authorized its execution and delivery.

         NOW THEREFORE, in consideration of the premises and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Duck Hill Bank and UPNB hereby enter into this Merger Agreement and prescribe the terms and conditions of the merger of Duck Hill Bank with and into UPNB, which shall survive the merger and be the Receiving Association, and the manner of carrying the said Bank Merger into effect, as follows:

         Section 1. Definitions. As used in this Merger Agreement and in any amendments hereto, the following terms shall have the following meanings respectively:

         "BANK MERGER" shall mean the merger of Duck Hill Bank with and into UPNB as the Receiving Association as provided in this Merger Agreement, to be effected pursuant to this Merger Agreement.

         "COMPTROLLER" shall mean the Office of the Comptroller of the Currency or any successor thereto.

         "CONTINUING BANK" shall mean the Receiving Association upon, and subsequent to the Effective Time of the Bank Merger.

         "DUCK HILL BANK" shall mean Duck Hill Bank, a banking corporation organized and existing under the laws of the State of Mississippi and headquartered in Duck Hill, Montgomery County, Mississippi.

         "DUCK HILL BANK COMMON STOCK" shall mean the $50.00 par value common stock of Duck Hill Bank.

         "EFFECTIVE TIME OF THE BANK MERGER" shall mean the date and time specified for the effectiveness of the Bank Merger in the official certification letter to be issued by the Comptroller.

         "PARTY" shall mean either Duck Hill Bank or the Receiving Association and "PARTIES" shall mean both the Receiving Association and Duck Hill Bank.

         "RECEIVING ASSOCIATION" shall mean UPNB.

         "REORGANIZATION AGREEMENT" shall mean that certain Reorganization Agreement dated as of November __, 1997 between UPC, UPNB and Duck Hill Bank providing for the acquisition of Duck Hill Bank by UPC through the merger of Duck Hill Bank with and into UPNB. This Merger Agreement is Exhibit 1 to the Reorganization Agreement. The Reorganization Agreement is Exhibit A to this Merger Agreement.

         "UPC" shall mean Union Planters Corporation, a Tennessee corporation registered as a bank holding company.

         "UPC COMMON STOCK" shall mean the $5.00 par value common stock of UPC.

         "UP HOLDING" shall mean Union Planters Holding Corporation, a Tennessee corporation registered as a bank holding company.

         "UPNB" shall mean Union Planters National Bank, a national banking association organized and existing under the laws of the United States and having its main office located in Memphis, Shelby County, Tennessee. UPNB is presently a party to various bank merger agreements with certain of its affiliate banks and, as a result of the consummation of one or all of the affiliate bank mergers, will change its name to Union Planters Bank, National Association. It is currently contemplated that the affiliate bank mergers will be consummated prior to the bank merger contemplated by this Merger Agreement, in which case at the time of the consummation of the Bank Merger, the name of UPNB will have been changed accordingly; therefore, for purposes hereof, "UPNB" shall also be deemed to refer to Union Planters Bank, National Association, if and where applicable.

         "UPNB COMMON STOCK" shall mean the $10.00 par value common stock of the Receiving Association.

         Terms not otherwise defined herein shall have the meanings set forth in the Reorganization Agreement.

         Section 2. Merger; Closing. Subject to the terms and conditions of this Merger Agreement, at the Effective Time of the Bank Merger, Duck Hill Bank shall be merged with and into the Receiving Association under the Charter and Articles of Association of the Receiving Association and in accordance with this Merger Agreement and the provisions of Sections 12 U.S.C. Section 1828(c), 1831u and '215a-1, and the rules and procedures promulgated by the Comptroller thereunder and with the effect provided in this Merger Agreement and the applicable statutes (the "Bank Merger"). UPNB shall be the entity surviving the Bank Merger and the Continuing Bank under the title UNION PLANTERS BANK NATIONAL ASSOCIATION and shall continue to be governed by the laws of the United States of America. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after (but not before) the satisfaction of all conditions precedent to closing set forth herein, including the receipt of all required regulatory approvals and the expiration of any waiting periods.

         Section 3. Name; Articles of Association; Bylaws; Offices. Upon and as of the Effective Time of the Bank Merger, the name of the Continuing Bank shall continue to be UNION PLANTERS BANK, NATIONAL ASSOCIATION; its Articles of Association, a copy of which is attached hereto as Exhibit "A", shall be the existing Articles of Association of the Receiving Association; its Bylaws shall be the existing Bylaws of the Receiving Association; the head office and established branch offices and facilities (including its branch offices, wherever located and including all CBCTs, wherever located) of Duck Hill Bank shall become and be established branch offices and facilities of the Continuing Bank; and the head office, established branch offices and facilities (including CBCTs) of the Receiving Association shall continue to be the head office, established branch offices and facilities (including CBCTs) of the Continuing Bank.

         Section 4. Property and Rights of Continuing Bank. Upon and as of the Effective Time of the Bank Merger, the corporate existence of Duck Hill Bank and the Receiving Association shall, as provided in 12 U.S.C. Section 215a-1, be merged into and continued in the Continuing Bank and the Continuing Bank shall be deemed to be the same association as both Duck Hill Bank and the Receiving Association. Upon and as of the Effective Time of the Bank Merger, all rights, franchises and interests of Duck Hill Bank and the Receiving Association, respectively, in and to every type of property (whether real, personal or mixed) and choses in action shall be transferred to, and vested in the Continuing Bank by virtue of the Bank Merger becoming effective without any deed or other transfer and the Continuing Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Duck Hill Bank or by the Receiving Association immediately before the Effective Time of the Bank Merger.

         Section 5. Liabilities Assumed. Upon and as of the Effective Time of the Bank Merger, the Continuing Bank shall become and be liable for all then existing liabilities of Duck Hill Bank and of the Receiving Association. All then existing deposits, debts, liabilities, obligations and contracts of Duck Hill Bank and the Receiving Association, whether matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against on balance sheets, books of account or records of Duck Hill Bank or the Receiving Association, as the case may be, shall be those of the Continuing Bank and shall not be released or impaired by the Bank Merger. All then existing rights of creditors and other obligees and all liens on property of either Duck Hill Bank or the Receiving Association shall be preserved unimpaired.

         Section 6. Directors and Officers. Upon and as of the Effective Time of the Bank Merger, (i) the Board of Directors of the Continuing Bank shall consist of all persons who shall be the directors of the Receiving Association immediately before the Effective Time of the Bank Merger, (ii) the officers of the Receiving Association immediately prior to the Effective Time of the Bank Merger shall remain officers of the Continuing Bank, and (iii); the officers of Duck Hill Bank in office immediately prior to the Effective Time of the Bank Merger shall become Regional Officers, as defined in the Continuing Bank's Bylaws, serving in regional capacities of the Continuing Bank in the Grenada Region; provided, however, that nothing herein shall be deemed to restrict in any way the rights of the shareholders and directors of the Continuing Bank at any time after the Effective Time of the Bank Merger to nominate, elect, select or remove, as the case may be, such directors and officers, including but not limited to, Regional Officers of the Continuing Bank, as they shall see fit.

         Section 7. Effect on Stock and Capital. Upon and as of the Effective Time of the Bank Merger and by reason of the Bank Merger becoming effective:

                 a. Duck Hill Bank Common Stock. Each share of Duck Hill Bank Common Stock which shall be issued and outstanding immediately prior to the Effective Time of the Bank Merger shall, at and after the Effective Time of the Bank Merger, shall cease to represent any interest (equity, shareholder or otherwise) in Duck Hill Bank and shall automatically be converted exclusively into, and constitute only the right of each Duck Hill Record Holder to receive in exchange for such holder's shares of Duck Hill Common Stock, that number of whole shares of UPC Common Stock, and cash for fractional shares, as set forth in Subsections 2.1(c), (d) and (f) of the Reorganization Agreement, which are incorporated herein by reference. Duck Hill Dissenting Shareholders, as defined in Subsection 2.1(e) of the Reorganization Agreement, shall have the rights provided dissenting shareholders under applicable Mississippi law, as set forth in Subsection 2.1(e) of the reorganization Agreement, which is incorporated herein by reference.

                  b. Outstanding Stock of Continuing Bank. The shares of common capital stock of the Receiving Association which shall be issued and outstanding at the Effective Time of the Bank Merger shall continue to be issued and outstanding shares of the same class of common stock of the Continuing Bank.

                  c. Capital Accounts of Continuing Bank. The capital structures of the Receiving Association and Duck Hill Bank as of June 30, 1997, and the pro forma capital structure of the Continuing Bank immediately after the consummation of the Bank Merger are as set forth on Exhibit "B" hereto.

         Section 8. Conditions to Obligations of Receiving Association. The obligations of the Receiving Association to proceed with the Closing and consummation of the Bank Merger are subject to the satisfaction at or prior to the Closing of all of the conditions set forth in Section Sections 8.1 and 8.2 of the Reorganization Agreement, which Sections are incorporated by reference herein, any one or more of which, to the extent that they may lawfully be waived, may be waived, in whole or in part, by the Receiving Association and UPC.

         Section 9. Conditions to Obligations of Duck Hill Bank. The obligations of Duck Hill Bank to proceed with the Closing and consummation of the Bank Merger are subject to the satisfaction, at or prior to the Closing, of all of the conditions set forth in Sections 8.1 and 8.3 of the Reorganization Agreement, which Sections are incorporated herein by reference, any one or more of which, to the extent they may be lawfully waived, may be waived, in whole or in part, by Duck Hill Bank.

         Section 10. Termination. This Merger Agreement is subject to termination by the Parties under the terms and conditions set forth in Article 9 of the Reorganization Agreement, which Article is incorporated herein by reference.

         Section 11. Miscellaneous.

                  a. Succession. This Merger Agreement shall be binding upon, and shall inure to the benefit of the Parties and their respective successors and assigns, provided, however, that neither this Merger Agreement nor any right hereunder may be assigned by any Party without the consent of the other Party hereto.

                  b. Entire Agreement; Amendments; Etc. This Merger Agreement, the Reorganization Agreement which is Exhibit A hereto, and Exhibits B and C hereto, constitutes the entire agreement of the Parties hereto with respect to this Bank Merger and the acquisition of Duck Hill Bank by UPC, and supersedes all other prior agreements, if any, with respect thereto. This Merger Agreement may be amended, and any provision hereof waived, but only in a writing signed by the party against whom such amendment or waiver is sought to be enforced. Except as otherwise expressly provided herein, no person other than the parties hereto shall have any right hereunder or be entitled to the benefit of any provision hereof.

                  c. Counterparts. This Merger Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument and shall become effective when one or more counterparts hereof shall have been signed by Duck Hill Bank and by at least a majority of the directors of Duck Hill Bank and delivered to the Receiving Association and one or more counterparts hereof shall have been signed by the Receiving Association and a majority of the directors of the Receiving Association and delivered to Duck Hill Bank.

                  d. Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the United States of America, including the national banking laws as contained in Title 12 of the United States Code.

         IN WITNESS WHEREOF, the Receiving Association and Duck Hill Bank have each caused this Merger Agreement to be executed by their duly authorized officers and the corporate seals of the Receiving Association and Duck Hill Bank to be hereunto affixed as of the date first above written and directors constituting a majority of the incumbent members of the respective Boards of Directors of Duck Hill Bank and of the Receiving Association have hereunto, or on counterparts hereof, subscribed their names. UPC has caused this Merger Agreement to be executed by its duly authorized officers as of the date first above written for the purpose of providing its consent to this Merger Agreement and its agreement to issue shares of UPC Common Stock (and cash for fractional shares) in exchange for shares of Duck Hill Common Stock pursuant to the terms and subject to the conditions of this Merger Agreement and the Reorganization Agreement. UP Holding has caused this Merger Agreement to be executed by its duly authorized officers as of the date first written above for the purpose of providing its written consent to the transactions contemplated by this Merger Agreement and the Reorganization Agreement in its capacity as the sole shareholder of UPNB.

                          UNION PLANTERS NATIONAL BANK
[SEAL]
                          By:    /s/ Kenneth W. Plunk
                               --------------------------------------
                                   Kenneth W. Plunk, Chairman
ATTEST:

/s/ Peter G. Williston
---------------------------------
Peter G. Williston, Secretary

                                             DUCK HILL BANK

                                             By:   /s/ Norman Ezell, President
                                                  ----------------------------
                                                     Norman Ezell, President
ATTEST:


/s/ Betty Bowen
------------------------------
Betty Bowen, Secretary

                                             UNION PLANTERS CORPORATION

[SEAL]
                                            By:   /s/ Jackson W. Moore
                                                  ----------------------------
                                                  Jackson W. Moore, President

ATTEST:

/s/ E. James House, Jr.
------------------------------
E. James House, Jr., Secretary


                                             UNION PLANTERS HOLDING CORPORATION

[SEAL]
                                             By:   /s/ Jackson W. Moore
                                                  ----------------------------
                                                   Jackson W. Moore, President
ATTEST:

/s/ Lynn L. Lanigan
------------------------------
Lynn L. Lanigan, Secretary

                                  CERTIFICATES

STATE OF TENNESSEE
                                       SS
COUNTY OF SHELBY

         On this 6th day of November, 1997, before me, a notary public for the state and county aforesaid, personally appeared Jackson W. Moore, as President, and E. James House, Jr., as Secretary of Union Planters Corporation, a Tennessee corporation, to me personally known, and each in his respective capacity, acknowledged the foregoing instrument to be the act and deed of said Tennessee corporation and the seal affixed thereto to be its seal.

         WITNESS my official seal and signature this day and year aforesaid.


                                              /s/ Laurie C. Voyles
                                             ------------------------------
                                                      Notary Public
[SEAL]

My Commission Expires:  11/28/99



STATE OF TENNESSEE
                                       SS
COUNTY OF SHELBY

         On this 6th day of November, 1997, before me, a notary public for the state and county aforesaid, personally appeared Jackson W. Moore, as Chairman and President, and Lynn L. Lanigan, as Secretary of Union Planters Holding Corporation, a Tennessee corporation, to me personally known, and each in his respective capacity, acknowledged the foregoing instrument to be the act and deed of said Tennessee corporation and the seal affixed thereto to be its seal.

         WITNESS my official seal and signature this day and year aforesaid.


                                              /s/ Laurie C. Voyles
                                             ------------------------------
                                                      Notary Public
[SEAL]

My Commission Expires:  11/28/99

STATE OF TENNESSEE
                                       SS.
COUNTY OF SHELBY

          On this 7th day of November, 1997, before me, a notary public for the state and county aforesaid, personally came Kenneth W. Plunk, as Chairman and Chief Administrative Officer, and Peter G. Williston, as Secretary, of Union Planters National Bank, a national banking association organized and existing under the laws of the United States of America, to me personally known, and in their respective capacities acknowledged the foregoing instrument to be the act and deed of said national banking association and the seal affixed thereto to be its seal.

          WITNESS my official seal and signature this day and year aforesaid.

[SEAL]

                                       /s/ Carma A. Cowan
                                    -------------------------------------
                                                                   Notary Public
My Commission Expires:  6/5/01



STATE OF MISSISSIPPI
                                       SS.
COUNTY OF MONTGOMERY

         On this 6th day of November, 1997, before me, a notary public for the state and county aforesaid, personally appeared Norman Ezell, as President, and Betty Bowen, as Secretary, of Duck Hill Bank, a Mississippi banking corporation, to me personally known, and in their respective capacities, acknowledged the foregoing instrument to be the act and deed of Duck Hill Bank and the seal affixed thereto to be its seal.

         WITNESS my official seal and signature this day and year aforesaid.


                                    /s/ Diane A. McCormich
                                    ------------------------------
                                    Notary Public

[SEAL]

My Commission Expires: 1-22-99

                                                                     APPENDIX C

                      MISSISSIPPI BUSINESS CORPORATION ACT
                                   ARTICLE 13

SS. 79-4-13.01.    DEFINITIONS.

In this article:

               (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

               (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 79-4-13.02 and who exercises that right when and in the manner required by Sections 79-4-13.20 through 79-4-13.28.

               (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

               (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

               (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

               (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

               (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SS. 79-4-13.02.    RIGHT TO DISSENT.

               (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                   (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 79-4-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under
               Section 79-4-11.04;

                   (2) Consummation of a plan of share exchange to which the
               corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                   (3) Consummation of a sale or exchange of all, or
               substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

                   (4) An amendment to the articles of incorporation that
               materially and adversely affects rights in respect of a dissenter's shares because it:

                       (i) Alters or abolishes a preferential right of the shares;

                       (ii) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                       (iii) Alters or abolishes a preemptive right of the
                   holder of the shares to acquire shares or other securities;

                       (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                       (v) Reduces the number of shares owned by the shareholder vote to a fraction of a share if the fraction share so created is to be acquired for cash under Section 79-4-6.04; or

                   (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

               (b) Nothing in subsection (a)(4) shall entitle a shareholder of a corporation to dissent and obtain payment for his shares as a result of an amendment of the articles of incorporation exclusively for the purpose of either
(i) making such corporation subject to application of the Mississippi Control Share Act, or (ii) making such action applicable to a control share acquisition of such corporation.

               (c) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SS. 79-4-13.03.    DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

               (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

               (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                   (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                   (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

SS. 79-4-13.20.    NOTICE OF DISSENTERS' RIGHTS.

               (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

               (b) If corporate action creating dissenters' rights under Section 79-4-13.02 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 79-4-13.22.

SS. 79-4-13.21.    NOTICE OF INTENT TO DEMAND PAYMENT.

               (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and (2) must not vote his shares in favor of the proposed action.

               (b) A shareholder who does not satisfy the requirement of subsection (a) is not entitled to payment for his shares under this article.

SS. 79-4-13.22.    DISSENTERS' NOTICE.

               (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 79-4-13.21.

               (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

                   (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                   (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                   (3) Supply a form for demanding payment that includes the
               date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

                   (4) Set a date by which the corporation must receive the
               payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date of the subsection (a) notice is delivered; and

                   (5) Be accompanied by a copy of this article.

SS. 79-4-13.23.    DUTY TO DEMAND PAYMENT.

               (a) A shareholder sent a dissenters' notice described in Section 79-4-13.22 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to Section 79-4-13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

               (b) The shareholder who demands payment and deposits his shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

               (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

SS. 79-4-13.24.    SHARE RESTRICTIONS.

               (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Section 79-4-13.26.

               (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SS. 79-4-13.25.    PAYMENT.

               (a) Except as provided in Section 79-4-13.27, as soon as the proposed corporate action is taken, or upon receipt of a demand, the corporation shall pay each dissenter who complied with Section 79-4-13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

               (b) The payment must be accompanied by:

                   (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                   (2) A statement of the corporation's estimate of the fair
               value of the shares;

                   (3) An explanation of how the interest was calculated;

                   (4) A statement of the dissenter's right to demand payment under Section 79-4-13.28; and

                   (5) A copy of this article.

SS. 79-4-13.26.    FAILURE TO TAKE ACTION.

               (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

               (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 79-4-13.22 and repeat the payment demand procedure.

SS. 79-4-13.27.    AFTER-ACQUIRED SHARES.

               (a) A corporation may elect to withhold payment required by
Section 79-4-13.25 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

               (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under
Section 79-4-13.28.

SS. 79-4-13.28.    PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

               (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 79-4-13.25), or reject the corporation's offer under Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if:

                   (1) The dissenter believes that the amount paid under Section
               79-4-13.25 or offered under Section 79-4-13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

                   (2) The corporation fails to make payment under Section
               79-4-13.25 within sixty (60) days after the date set for demanding payment; or

                   (3) The corporation, having failed to take the proposed
               action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

               (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for his shares.

SS. 79-4-13.30.    COURT ACTION.

               (a) If a demand for payment under Section 79-4-13.28 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

               (b) The corporation shall commence the proceeding in the chancery court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

               (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

               (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

               (e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 79-4-13.27.

SS. 79-4-13.31.    COURT COSTS AND COUNSEL FEES.

               (a) The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 79-4-13.28.

               (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                   (1) Against the corporation and in favor of any or all
               dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 79-4-13.20 through 79-4-13.28; or

                   (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

               (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited

                                                                      APPENDIX D


                                 Duck Hill Bank

                         Unaudited Financial Statements

                      As of and for the Three Months Ended

                               March 31, 1998 and

                      for the Year Ended December 31, 1996

                      and Audited Financial Statements for

                        the Year Ended December 31, 1997

                                 Duck Hill Bank
                         Unaudited Financial Statements
                   for the Three Months Ended March 31, 1998

                                 DUCK HILL BANK

                             UNAUDITED BALANCE SHEET

                                 MARCH 31, 1998

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


         ASSETS
Cash and due from banks                                                                       $ 1,233
Federal funds sold                                                                              1,900
Securities                                                                                     10,861
Loans, net of reserve for loan losses of $82                                                    5,405
Premises and equipment                                                                             90
Interest receivable                                                                               193
Other assets                                                                                       37
                                                                                              -------

                                                                                              $19,719
                                                                                              =======


         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Noninterest-bearing                                                                         $ 2,483
  Time, $100,000 or more                                                                        2,068
  Other interest-bearing, including NOW accounts of $2,709                                     12,970
                                                                                              -------
    Total deposits                                                                             17,521
Other liabilities                                                                                 124
                                                                                              -------
  Total liabilities                                                                            17,645

Stockholders' Equity:
  Common stock - authorized, issued and outstanding
    4,000 shares of $50 par value                                                                 200
  Surplus                                                                                       1,500
  Undivided profits                                                                               281
  Net unrealized gain on available-for-sale securities,
    net of tax of $48                                                                              93
                                                                                              -------
       Total stockholders' equity                                                               2,074
                                                                                              -------

                                                                                              $19,719
                                                                                              =======


    The accompanying notes are an integral part of this unaudited statement.

                                 DUCK HILL BANK

                         UNAUDITED STATEMENTS OF INCOME

                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     1998      1997
                                                                                    ------    ------
INTEREST INCOME
  Interest and fees on loans                                                        $  146    $  131
  Interest and dividends on investment securities:
    Taxable interest and dividends                                                     169       188
    Nontaxable interest                                                                  7         7
  Interest on federal funds sold                                                        23         8
                                                                                    ------    ------
    Total interest income                                                              345       334
                                                                                    ------    ------

INTEREST EXPENSE
  Interest on time deposits of $100,000 or more                                         27        23
  Interest on other deposits                                                           138       136
                                                                                    ------    ------
    Total interest expense                                                             165       159
                                                                                    ------    ------

    Net interest income                                                                180       175
  Provision for loan losses                                                             --        --
                                                                                    ------    ------
    Net interest income after provision for loan losses                                180       175

OTHER INCOME
  Service charges on deposit accounts                                                   15        17
  Other service charges and fees                                                         5         4
  Securities gains, net                                                                 --        12
  Other                                                                                  3        --
                                                                                    ------    ------
Total other income                                                                      23        33

OTHER EXPENSES
  Salaries                                                                              66        65
  Employee benefits                                                                     20        19
  Net occupancy expense                                                                  9         8
  Furniture and equipment expense                                                       21        16
  Printing and supplies                                                                  6         8
  Other                                                                                 28        29
                                                                                    ------    ------
    Total other expenses                                                               150       145
                                                                                    ------    ------

Income before income taxes                                                              53        63
Income taxes                                                                            11        17
                                                                                    ------    ------

Net income                                                                          $   42    $   46
                                                                                    ======    ======

Net income per share                                                                $10.36    $11.46


   The accompanying notes are an integral part of these unaudited statements.

                                 DUCK HILL BANK

             UNAUDITED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                        THREE MONTHS ENDED MARCH 31, 1998

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             Net
                                                                         Unrealized
                                                                         Gain (Loss)
                                                                             On
                                                                          Available
                                       Common                Undivided     For-Sale
                                       Stock      Surplus     Profits     Securities     Total
                                       ------     -------    ---------    ----------    ------
Balance at January 1, 1998             $  200     $ 1,500    $     239    $       87    $2,026

Net income for three months                --          --           42            --        42

Net change in unrealized gain
  (loss) on available-for-sale
  securities, net of tax                   --          --           --             6         6
                                       ------     -------    ---------    ----------    ------

Balance at March 31, 1998              $  200     $ 1,500    $     281    $       93    $2,074
                                       ======     =======    =========    ==========    ======











   The accompanying notes are an integral part of these unaudited statements.

                                 DUCK HILL BANK

                       UNAUDITED STATEMENTS OF CASH FLOWS

                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                             (DOLLARS IN THOUSANDS)

                                                                                 1998           1997
                                                                               --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                   $     42       $     46
  Adjustments to reconcile net income to net cash:
    Depreciation                                                                     10             12
    Gains on securities                                                              --            (12)
    Amortization and accretion, net                                                   6              5
    (Increase) decrease in interest receivable                                       37            (28)
    Increase (decrease) in other assets                                              (7)             8
    Decrease in other liabilities                                                   (32)           (97)
                                                                               --------       --------

  Net cash provided by (used in) operating activities                                56            (66)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of available-for-sale securities                                         --           (601)
  Proceeds from maturities, calls, and repayments of
    available-for-sale securities                                                   214            164
  Proceeds from sales of available-for-sale securities                               --            324
  Decrease in loans                                                                 708            122
  (Purchase of) proceeds from sale of premises and
    equipment, net                                                                   (1)            30
                                                                               --------       --------

  Net cash provided by investing activities                                         921             39

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in deposits                                                  (932)           682
                                                                               --------       --------

  Net cash provided by (used in) financing activities                              (932)           682
                                                                               --------       --------

Net increase in cash and cash equivalents                                            45            655

Cash and cash equivalents at beginning of period                                  3,088          1,082
                                                                               --------       --------

Cash and cash equivalents at end of period                                     $  3,133       $  1,737
                                                                               ========       ========


SUPPLEMENTAL INFORMATION:
  Interest                                                                     $    159       $    158
  Income taxes                                                                       32             53




   The accompanying notes are an integral part of these unaudited statements.

                                 DUCK HILL BANK

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION

  The accompanying unaudited financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. The statements should be read in conjunction with the summary of accounting policies and notes to financial statements included in the Bank's financial statements for the year ended December 31, 1997. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the rules of the Securities and Exchange Commission.

NOTE B - ACCOUNTING POLICIES

  Reference is made to the accounting policies of the Bank described in the notes to consolidated financial statements for the year ended December 31, 1997. The Bank has consistently followed those policies in preparing this report.

NOTE C - PROPOSED MERGER

  In November, 1997, the Bank executed a merger agreement with Union Planters Corporation. Consummation of the merger is dependent upon the approval of the shareholders and various regulatory agencies.

                                 Duck Hill Bank
                          Audited Financial Statements
                      for the Year Ended December 31, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
Duck Hill Bank
Duck Hill, Mississippi

We have audited the accompanying balance sheet of Duck Hill Bank as of December 31, 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Duck Hill Bank as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



/S/ T. E. LOTT & COMPANY

Columbus, Mississippi
February 9, 1998

                                 DUCK HILL BANK

                                  BALANCE SHEET

                                DECEMBER 31, 1997

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         ASSETS
Cash and due from banks                                                                       $ 1,038
Federal funds sold                                                                              2,050
Securities (Note B)                                                                            11,073
Loans, net of reserve for loan losses of $92 (Note C)                                           6,113
Premises and equipment (Note D)                                                                    99
Interest receivable                                                                               230
Other assets                                                                                       30
                                                                                              -------

                                                                                              $20,633
                                                                                              =======

         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Noninterest-bearing                                                                         $ 3,290
  Time, $100,000 or more                                                                        2,153
  Other interest-bearing, including NOW accounts of $2,684                                     13,010
                                                                                              -------
    Total deposits                                                                             18,453
Other liabilities                                                                                 154
                                                                                              -------
  Total liabilities                                                                            18,607
                                                                                              -------

Stockholders' Equity  (Note E):
  Common stock - authorized, issued and outstanding
    4,000 shares of $50 par value                                                                 200
  Surplus                                                                                       1,500
  Undivided profits                                                                               239
  Net unrealized gain on available-for-sale securities,
    net of tax of $46                                                                              87
                                                                                              -------
      Total stockholders' equity                                                                2,026
                                                                                              -------

                                                                                              $20,633
                                                                                              =======

         The accompanying notes are an integral part of this statement.

                                 DUCK HILL BANK

                               STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1997

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INTEREST INCOME
  Interest and fees on loans                                                                  $  576
  Interest and dividends on investment securities:
    Taxable interest and dividends                                                               771
    Nontaxable interest                                                                           29
  Interest on federal funds sold                                                                  29
                                                                                              ------
    Total interest income                                                                      1,405
                                                                                              ------

INTEREST EXPENSE
  Interest on time deposits of $100,000 or more                                                   95
  Interest on other deposits                                                                     560
                                                                                              ------
    Total interest expense                                                                       655
                                                                                              ------

    Net interest income                                                                          750
  Provision for loan losses                                                                       14
                                                                                              ------
    Net interest income after provision for loan losses                                          736

OTHER INCOME
  Service charges on deposit accounts                                                             61
  Other service charges and fees                                                                  24
  Securities gains, net (Note B)                                                                  73
  Other                                                                                            1
                                                                                              ------
    Total other income                                                                           159
                                                                                              ------

OTHER EXPENSES
  Salaries                                                                                       278
  Employee benefits                                                                               76
  Net occupancy expense                                                                           35
  Furniture and equipment expense                                                                 75
  Printing and supplies                                                                           26
  Other                                                                                          122
                                                                                              ------
    Total other expenses                                                                         612
                                                                                              ------

Income before income taxes                                                                       283
Income taxes (Note F)                                                                             80
                                                                                              ------

Net income                                                                                    $  203
                                                                                              ======

Net income per share                                                                          $50.79
                                                                                              ======


        The accompanying notes are an integral part of this statement.

                                 DUCK HILL BANK

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                          YEAR ENDED DECEMBER 31, 1997

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       Net
                                                                                   Unrealized
                                                                                    Gain on
                                                                                   Available
                                                 Common               Undivided     For-Sale
                                                 Stock     Surplus     Profits     Securities     Total
                                                 ------    -------    ---------    ----------    -------
Balance, January 1, 1997                         $  200    $ 1,400    $     176    $       87    $ 1,863

Net income for 1997                                  --         --          203            --        203

Cash dividends, $10 per share                        --         --          (40)           --        (40)

Transfer to surplus                                  --        100         (100)           --         --
                                                 ------    -------    ---------    ----------    -------
Balance, December 31, 1997                       $  200    $ 1,500    $     239    $       87    $ 2,026
                                                 ======    =======    =========    ==========    =======











         The accompanying notes are an integral part of this statement.

                                 DUCK HILL BANK

                             STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                                  $   203
  Adjustments to reconcile net income to net cash:
    Depreciation                                                                                   42
    Deferred income tax benefit                                                                   (11)
    Gains on securities                                                                           (73)
    Provision for loan losses                                                                      14
    Amortization and accretion, net                                                                20
    Increase in interest receivable                                                               (30)
    Increase in other assets                                                                       (5)
    Decrease in other liabilities                                                                (142)
                                                                                              -------

  Net cash provided by operating activities                                                        18

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of available-for-sale securities                                                   (2,991)
  Proceeds from maturities, calls, and repayments of
    available-for-sale securities                                                                 867
  Proceeds from sales of available-for-sale securities                                          3,429
  Increase in loans                                                                              (737)
  Net addition to premises and equipment                                                          (14)
                                                                                              -------

  Net cash provided by investing activities                                                       554

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in deposits                                                                          1,474
  Dividends paid                                                                                  (40)
                                                                                              -------
  Net cash provided by financing activities                                                     1,434
                                                                                              -------

Net increase in cash and cash equivalents                                                       2,006

Cash and cash equivalents at beginning of year                                                  1,082
                                                                                              -------

Cash and cash equivalents at end of year                                                      $ 3,088
                                                                                              =======

SUPPLEMENTAL INFORMATION:
  Interest                                                                                    $   652
  Income taxes                                                                                    113
                                                                                              =======



         The accompanying notes are an integral part of this statement.

                                 DUCK HILL BANK

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997



NOTE A - SUMMARY OF ACCOUNTING POLICIES

  The accounting and reporting policies of Duck Hill Bank (the "Bank") conform to generally accepted accounting principles and, where applicable, to general practice within the banking industry. The following is a description of the significant policies:

  1. NATURE OF OPERATIONS

  Duck Hill Bank operates under a state bank charter and provides full banking services. It is subject to the regulation of the Federal Deposit Insurance Corporation and the State of Mississippi. The Bank provides services primarily to the counties of Montgomery and Grenada, Mississippi.

  2. ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  3. SECURITIES

  Investments in securities are classified into three categories and are accounted for as follows:

  Available-for-Sale Securities

  Securities classified as available-for-sale are those securities that are intended to be held for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, liquidity needs, security risk assessments, changes in the mix of assets and liabilities and other similar factors. These securities are carried at their estimated fair value, and the net unrealized gain or loss is reported in stockholders' equity, net of tax, until realized.

  Gains and losses on the sale of available-for-sale securities are determined using the adjusted cost of the specific security sold.

  Amortization of premiums and accretion of discounts are recognized as an adjustment to interest income.

                                  ( Continued )

                                 DUCK HILL BANK

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997

NOTE A - SUMMARY OF ACCOUNTING POLICIES  (Continued)

  3. SECURITIES (Continued)

  Securities to be Held-to-Maturity

  Securities classified as held-to-maturity are those securities for which there is a positive intent and ability to hold to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income.

  Trading Account Securities

  Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 1997.

  4. LOANS

  Loans are carried at the principal amount outstanding, net of unearned interest, and the reserve for loan losses. Interest income on installment loans is recognized using a method which approximates the interest method. Interest income on all other loans is recognized based on the principal balance outstanding and the stated rate of the loan.

  Loans are generally placed on a nonaccrual status when principal or interest is past due ninety days, or when payment in full is not anticipated. When a loan is placed on nonaccrual status, interest accrued but not received is generally reversed against interest income. If collectibility is in doubt, cash receipts on nonaccrual loans are used to reduce principal rather than recorded as interest income.

  Loan origination fees and certain direct origination costs are recognized currently as income and period costs, respectively, and do not vary materially from the results that would be recorded using the deferred method.

  5. RESERVE FOR LOAN LOSSES

  For financial reporting purposes, the provision for loan losses charged to operations is based upon management's estimations of the amount necessary to maintain the reserve at an adequate level, considering losses charged to the loan portfolio, current economic conditions, credit reviews of the loan portfolio, and other factors warranting consideration. Reserves for any impaired loans are generally determined based on collateral values. Loans are charged against the reserve for loan losses when management believes the collectibility of the principal is unlikely. The reserve is maintained at a level believed adequate by management to absorb potential loan losses. In evaluating the adequacy of the reserve, management makes estimates and assumptions which may be subject to change.

                                  ( Continued )

                                 DUCK HILL BANK

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997

NOTE A - SUMMARY OF ACCOUNTING POLICIES  (Continued)

  6. PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost, less accumulated depreciation. The depreciation policy is to provide for depreciation over the estimated useful lives of the assets using the straight-line and accelerated methods. Repairs and maintenance expenditures are charged to operating expenses; major expenditures for renewals and betterments are capitalized and depreciated over their estimated useful lives.

  7. INCOME TAXES

  Deferred tax assets and liabilities are recognized for differences between the financial statement and tax bases of assets and liabilities and are measured using tax rates expected to apply to taxable income in the year that these temporary differences reverse.

  8. STATEMENT OF CASH FLOWS

  For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for a one-day period.

  9. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

  In the ordinary course of business, the Bank enters into off-balance sheet financial instruments consisting of commitments to extend credit, credit card lines and standby letters of credit. Such financial instruments are recorded in the financial statements when they are exercised.

  10. NET INCOME PER SHARE

  Net income per share is based on the weighted average common shares outstanding of 4,000 shares. The Bank had no arrangements which would be considered dilutive.

                                 DUCK HILL BANK

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997

NOTE B - SECURITIES

  Securities at December 31, 1997, consisted of available-for-sale securities with a carrying amount of $11,072,481. The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of these securities at December 31, 1997, are as follows:

                                                                   (In Thousands)
                                                                 Gross         Gross      Estimated
                                                 Amortized     Unrealized    Unrealized      Fair
                                                   Cost          Gains         Losses       Value
                                                 ---------     ----------    ----------   ---------
     Available-for-sale securities:
       U. S. Treasury securities                 $   1,202     $      19     $       2    $   1,219
       Obligations of other U. S
         Government agencies                         4,007            20            --        4,027
       Obligations of states and
         municipal subdivisions                        800            21            --          821
       Mortgage-backed and other
         installment obligations                     4,931            79             4        5,006
                                                 ---------     ---------     ---------    ---------

                                                 $  10,940     $     139     $       6    $  11,073
                                                 =========     =========     =========    =========

  The scheduled maturities of securities available-for-sale at December 31, 1997, are as follows:

                                                                                 (In Thousands)
                                                                                              Estimated
                                                                          Amortized              Fair
                                                                            Cost                Value
                                                                          ---------           ---------
Due in one year or less                                                   $     296           $     299
Due after one year through five years                                         3,713               3,746
Due after five years through ten years                                        1,818               1,840
Due after ten years                                                             182                 182
Mortgage-backed securities and other
  installment obligations                                                     4,931               5,006
                                                                          ---------           ---------

                                                                          $  10,940           $  11,073
                                                                          =========           =========



                                  ( Continued )

                                 DUCK HILL BANK

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997

NOTE B - SECURITIES  (Continued)

  For the year ended December 31, 1997, gross gains of $75,515 and gross losses of $2,088 were realized on available-for-sale securities. Included in gains is $63,588 collected on bonds issued as guaranteed investment contracts with Executive Life Insurance Company (Executive Life). In 1991, the Bank determined that these investments were permanently impaired as Executive Life was placed into conservatorship and, as a result, the bonds were written down to their estimated value. Subsequently, the Bank received collections from the conservator and collections in excess of the remaining bases have been reported as securities gains. In 1997, the Bank received $85,123 of which $63,588 has been reported as securities gains and $21,535 as interest income on investment securities. Interest income is reported once the amounts received exceed the original principal cost which occurred in 1997. Management of the Bank is uncertain of any future collections.

  Securities with a carrying value of $1,302,000 at December 31, 1997, were pledged for various purposes as required by law.

  Banking regulations define "high-risked mortgage securities" as mortgage derivative products that are determined through testing to have more volatility, particularly price volatility, than a benchmark mortgage pass-through security. It is the policy of the Bank to monitor its mortgage derivative products through testing to determine if any are considered "high-risked." At December 31, 1997, securities included no "high-risked mortgage securities."

NOTE C - LOANS

  Loans outstanding include the following types at December 31, 1997:

                                                                                           (In Thousands)
    Real estate                                                                               $ 3,208
    Agricultural                                                                                  801
    Commercial and industrial                                                                     662
    Loans to individuals for personal expenditures                                              1,709
                                                                                              -------
                                                                                                6,380

    Unearned interest                                                                            (175)
    Reserve for loan losses                                                                       (92)
                                                                                              -------
                                                                                              $ 6,113
                                                                                              =======



                                  ( Continued )

                                 DUCK HILL BANK

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997

NOTE C - LOANS  (Continued)

  At December 31, 1997, the Bank had no loans on which the accrual of interest had been discontinued.

  Transactions in the reserve for loan losses for the year ended December 31, 1997, were as follows:

                                                                                                (In
                                                                                             Thousands)
    Balance at beginning of year                                                              $    91
    Additions:
      Recoveries                                                                                    8
      Provision for loan losses charged to operations                                              14
                                                                                              -------
                                                                                                  113
    Deductions:
      Loans charged off                                                                           (21)
                                                                                              -------

    Balance at end of year                                                                    $    92
                                                                                              =======


NOTE D - PREMISES AND EQUIPMENT

  The detail of premises and equipment at December 31, 1997, is as follows:

                                                                                                (In
                                                                                             Thousands)
      Premises:
        Land                                                                                  $    16
        Buildings and improvements                                                                170
      Equipment                                                                                   333
                                                                                              -------
                                                                                                  519
      Less accumulated depreciation                                                              (420)
                                                                                              -------

                                                                                              $    99
                                                                                              =======

  The amounts charged to operating expense for depreciation totaled $42,036 for 1997.

                                 DUCK HILL BANK

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997

NOTE E - REGULATORY MATTERS

  The Bank is subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

  To ensure capital adequacy, quantitative measures have been established by regulators and these require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average adjusted total assets (leverage). Management believes, as of December 31, 1997, that the Bank exceeds all capital adequacy requirements.

  At December 31, 1997, the Bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has total risk-based capital of 10% or more, has a Tier I risk-based ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization.

  The actual capital amounts and ratios at December 31, 1997, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure:

                                                                                    ($ In Thousands)
                                                                                    Amount     Ratio
                                                                                    ------     -----
    Total risk-based                                                                $2,029     28.4%
    Tier I risk-based                                                                1,940     27.1%
    Tier I leverage                                                                  1,940      9.5%








                                  ( Continued )

                                 DUCK HILL BANK

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997

NOTE E - REGULATORY MATTERS  (Continued)

  The minimum amounts of capital and ratios as established by banking regulators at December 31, 1997, were as follows:

                                                                                    ($ In Thousands)
                                                                                    Amount     Ratio
                                                                                    ------     -----
    Total risk-based                                                                $  572      8.0%
    Tier I risk-based                                                                  286      4.0%
    Tier I leverage                                                                    814      4.0%

  Banking regulations also limit the amount of dividends that may be paid without prior approval of the agencies which regulate the Bank.

NOTE F - INCOME TAXES

  The current and deferred income tax provisions included in the statement of income for the year ended December 31, 1997, are as follows:

                                                                                                (In
                                                                                             Thousands)
    Current tax expense                                                                       $    91
    Deferred tax benefit                                                                          (11)
                                                                                              -------

                                                                                              $    80
                                                                                              =======

  The reasons for the differences between the federal statutory rates and the effective rates are as follows:

                                                                                   ($ In Thousands)
                                                                                               % of
                                                                                              Pretax
                                                                                    Amount    Income
                                                                                    ------    ------
    Tax at statutory rate                                                           $   96        34%
     Change in rates resulting from:
       Tax-exempt interest                                                             (10)       (4%)
       Nondeductible expenses                                                            2        --
       Other, net                                                                       (8)       (2%)
                                                                                    ------    ------
    Actual Tax Provision                                                            $   80        28%
                                                                                    ======    ======


                                  ( Continued )

                                 DUCK HILL BANK

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997

NOTE F - INCOME TAXES  (Continued)

  The components of the net deferred tax liability included in the financial statements at December 31, 1997, are as follows:

                                                                                                (In
                                                                                             Thousands)
    Deferred tax asset:
      Reserve for loan losses                                                                 $    18
      State net operating loss carryover                                                           15
                                                                                              -------
                                                                                                   33
                                                                                              -------
    Deferred tax liability:
      Premises and equipment                                                                        5
      Unrealized gain on available-for-sale securities                                             46
      Securities                                                                                   17
                                                                                              -------
                                                                                                   68
                                                                                              -------
    Net deferred tax liability                                                                $    35
                                                                                              =======

  The Bank's tax returns for the years 1995 and 1996 are being examined by the Internal Revenue Service. Based upon preliminary findings, management is of the opinion that any adjustments will not be significant.

NOTE G - RELATED PARTY TRANSACTIONS

  In the normal course of business, the Bank makes loans to its directors and officers and to companies in which they have a significant ownership interest. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans amounted to approximately $115,404 at December 31, 1997. In the opinion of management, such loans are consistent with sound banking policies and are within applicable regulatory and lending limitations.

                                 DUCK HILL BANK

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997

NOTE H - COMMITMENTS AND CONTINGENT LIABILITIES

  In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit life, etc., which are not reflected in the accompanying financial statements. At December 31, 1997, the Bank had no outstanding letters of credit, and had made loan commitments of approximately $107,000. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instrument. The Bank uses the same credit policies in making commitments and conditional obligations as it does for its lending activities. No significant losses are anticipated as a result of these transactions.

NOTE I - CONCENTRATION OF CREDIT RISK

  Most of the Bank's loans, commitments, and letters of credit have been granted in the Bank's primary market area. Generally, borrowers are also depositors of the Bank. Investments in states and municipal securities also include governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note C. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted primarily to commercial borrowers.

NOTE J - MERGER AGREEMENT

  The Bank executed a merger agreement dated November 6, 1997, with Union Planters Bank, National Association. Consummation of the merger is dependent upon the approval of the Bank's stockholders and applicable regulatory agencies. The agreement restricts certain activities of the Bank prior to the consummation of the transaction, including payment of dividends.

                                 Duck Hill Bank
                         Unaudited Financial Statements
                        for Year Ended December 31, 1996

                                 DUCK HILL BANK

                             UNAUDITED BALANCE SHEET

                                DECEMBER 31, 1996

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

          ASSETS
Cash and due from banks                                                                       $   832
Federal funds sold                                                                                250
Securities (Note B)                                                                            12,322
Loans, net of reserve for loan losses of $91 (Note C)                                           5,390
Premises and equipment (Note D)                                                                   127
Interest receivable                                                                               200
Other assets                                                                                       25
                                                                                              -------


                                                                                              $19,146
                                                                                              =======

          LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Noninterest-bearing                                                                         $ 2,390
  Time, $100,000 or more                                                                        1,851
  Other interest-bearing, including NOW accounts of $2,464                                     12,738
                                                                                              -------
    Total deposits                                                                             16,979
Other liabilities                                                                                 304
                                                                                              -------
  Total liabilities                                                                            17,283

Stockholders' Equity  (Note E):
  Common stock - authorized, issued and outstanding
    4,000 shares of $50 par value                                                                 200
  Surplus                                                                                       1,400
  Undivided profits                                                                               176
  Net unrealized gain on available-for-sale securities,
    net of tax of $44                                                                              87
                                                                                              -------
      Total stockholders' equity                                                                1,863
                                                                                              -------

                                                                                              $19,146
                                                                                              =======

   The accompanying notes are an integral part of these unaudited statements.

                                 DUCK HILL BANK

                         UNAUDITED STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     1996      1995
                                                                                    ------    ------
INTEREST INCOME
  Interest and fees on loans                                                        $  517    $  464
  Interest and dividends on investment securities:
    Taxable interest and dividends                                                     726       731
    Nontaxable interest                                                                 42        43
  Interest on federal funds sold                                                        34        34
                                                                                    ------    ------
    Total interest income                                                            1,319     1,272
                                                                                    ------    ------

INTEREST EXPENSE
  Interest on time deposits of $100,000 or more                                         95        86
  Interest on other deposits                                                           533       515
                                                                                    ------    ------
    Total interest expense                                                             628       601
                                                                                    ------    ------

    Net interest income                                                                691       671
  Provision for loan losses                                                             35        10
                                                                                    ------    ------
    Net interest income after provision for loan losses                                656       661
                                                                                    ------    ------

OTHER INCOME
  Service charges on deposit accounts                                                   54        54
  Other service charges and fees                                                        24        23
  Securities gains, net (Note B)                                                       264       106
  Other                                                                                  2         7
                                                                                    ------    ------
    Total other income                                                                 344       190
                                                                                    ------    ------

OTHER EXPENSES
  Salaries                                                                             278       268
  Employee benefits                                                                     74        73
  Net occupancy expense                                                                 33        35
  Furniture and equipment expense                                                       74        71
  Printing and supplies                                                                 31        30
  Other                                                                                120       119
                                                                                    ------    ------
    Total other expenses                                                               610       596
                                                                                    ------    ------

Income before income taxes                                                             390       255
Income taxes (Note F)                                                                  113        77
                                                                                    ------    ------

Net income                                                                          $  277    $  178
                                                                                    ======    ======


Net income per share                                                                $69.32    $44.38
                                                                                    ======    ======

   The accompanying notes are an integral part of these unaudited statements.

                                 DUCK HILL BANK

             UNAUDITED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     Net
                                                                                 Unrealized
                                                                                 Gain (Loss)
                                                                                     On
                                                                                  Available
                                                 Common             Undivided     For-Sale
                                                 Stock     Surplus   Profits      Securities    Total
                                                 ------    ------   ---------     ----------   -------
Balance at January 1, 1995                       $  200    $1,100    $      93    $     (96)   $ 1,297

Net income for 1995                                  --        --          178           --        178

Cash dividends, $8 per share                         --        --          (32)          --        (32)

Transfer to surplus                                  --       100         (100)          --         --

Net change in unrealized gain
  (loss) on available-for-sale
  securities, net of tax                             --        --           --          374        374
                                                 ------    ------    ---------    ---------    -------

Balance at December 31, 1995                        200     1,200          139          278      1,817

Net income for 1996                                  --        --          277           --        277

Cash dividends, $10 per share                        --        --          (40)          --        (40)

Transfer to surplus                                  --       200         (200)          --         --

Net change in unrealized gain
  (loss) in available-for-sale
  securities, net of tax                             --        --           --         (191)      (191)
                                                 ------    ------    ---------    ---------    -------

Balance at December 31, 1996                     $  200    $1,400    $     176    $      87    $ 1,863
                                                 ======    ======    =========    =========    =======







   The accompanying notes are an integral part of these unaudited statements.

                                 DUCK HILL BANK

                       UNAUDITED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                             (DOLLARS IN THOUSANDS)

                                                                                    1996        1995
                                                                                  --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                      $    277    $    178
  Adjustments to reconcile net income to net cash:
    Depreciation                                                                        46          40
    Deferred income tax (benefit)                                                       (1)          3
    Gains on securities                                                               (264)       (106)
    Provision for loan losses                                                           35          10
    Amortization and accretion, net                                                     25          22
    (Increase) decrease in interest receivable                                          26          (2)
    Increase in other assets                                                            (4)         (8)
    Increase in other liabilities                                                      166          11
                                                                                  --------    --------

  Net cash provided by operating activities                                            306         148

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of available-for-sale securities                                        (3,547)     (2,314)
  Proceeds from maturities, calls, and repayments of
    available-for-sale securities                                                      799       1,141
  Proceeds from sales of available-for-sale securities                               2,874       1,521
  Increase in loans                                                                   (613)       (688)
  Net addition to premises and equipment                                                --         (50)
                                                                                  --------    --------

  Net cash used in investing activities                                               (487)       (390)

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in deposits                                                     (526)      1,114
  Dividends paid                                                                       (40)        (32)
                                                                                  --------    --------

  Net cash provided by (used in) financing activities                                 (566)      1,082
                                                                                  --------    --------

Net increase (decrease) in cash and cash equivalents                                  (747)        840

Cash and cash equivalents at beginning of year                                       1,829         989
                                                                                  --------    --------

Cash and cash equivalents at end of year                                          $  1,082    $  1,829
                                                                                  ========    ========


SUPPLEMENTAL INFORMATION:
  Interest                                                                        $    620    $    585
  Income taxes                                                                          76          67


   The accompanying notes are an integral part of these unaudited statements.

                                 DUCK HILL BANK

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS



NOTE A - SUMMARY OF ACCOUNTING POLICIES

    The accounting and reporting policies of Duck Hill Bank (the "Bank") conform to generally accepted accounting principles and, where applicable, to general practice within the banking industry. The following is a description of the significant policies:

     1.   NATURE OF OPERATIONS

    Duck Hill Bank operates under a state bank charter and provides full banking services. It is subject to the regulation of the Federal Deposit Insurance Corporation and the State of Mississippi. The Bank provides services primarily to the counties of Montgomery and Grenada, Mississippi.

     2.   ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     3.   SECURITIES

    Investments in securities are classified into three categories and are accounted for as follows:

    Available-for-Sale Securities

    Securities classified as available-for-sale are those securities that are intended to be held for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, liquidity needs, security risk assessments, changes in the mix of assets and liabilities and other similar factors. These securities are carried at their estimated fair value, and the net unrealized gain or loss is reported in stockholders' equity, net of tax, until realized.

    Gains and losses on the sale of available-for-sale securities are determined using the adjusted cost of the specific security sold.

    Amortization of premiums and accretion of discounts are recognized as an adjustment to interest income.




                                 ( Continued )

                                 DUCK HILL BANK

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS



NOTE A - SUMMARY OF ACCOUNTING POLICIES  (Continued)

     3.   SECURITIES  (Continued)

    Securities to be Held-to-Maturity

    Securities classified as held-to-maturity are those securities for which there is a positive intent and ability to hold to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income.

    Trading Account Securities

    Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 1996.

     4.   LOANS

    Loans are carried at the principal amount outstanding, net of unearned interest, and the reserve for loan losses. Interest income on installment loans is recognized using a method which approximates the interest method. Interest income on all other loans is recognized based on the principal balance outstanding and the stated rate of the loan.

    Loans are generally placed on a nonaccrual status when principal or interest is past due ninety days, or when payment in full is not anticipated. When a loan is placed on nonaccrual status, interest accrued but not received is generally reversed against interest income. If collectibility is in doubt, cash receipts on nonaccrual loans are used to reduce principal rather than recorded as interest income.

    Loan origination fees and certain direct origination costs are recognized currently as income and period costs, respectively, and do not vary materially from the results that would be recorded using the deferred method.

     5.   RESERVE FOR LOAN LOSSES

    For financial reporting purposes, the provision for loan losses charged to operations is based upon management's estimations of the amount necessary to maintain the reserve at an adequate level, considering losses charged to the loan portfolio, current economic conditions, credit reviews of the loan portfolio, and other factors warranting consideration. Reserves for any impaired loans are generally determined based on collateral values. Loans are charged against the reserve for loan losses when management believes the collectibility of the principal is unlikely. The reserve is maintained at a level believed adequate by management to absorb potential loan losses. In evaluating the adequacy of the reserve, management makes estimates and assumptions which may be subject to change.



                                 ( Continued )

                                 DUCK HILL BANK

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS




NOTE A - SUMMARY OF ACCOUNTING POLICIES  (Continued)

     6.   PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost, less accumulated depreciation. The depreciation policy is to provide for depreciation over the estimated useful lives of the assets using the straight-line and accelerated methods. Repairs and maintenance expenditures are charged to operating expenses; major expenditures for renewals and betterments are capitalized and depreciated over their estimated useful lives.

     7.   INCOME TAXES

    Deferred tax assets and liabilities are recognized for differences between the financial statement and tax bases of assets and liabilities and are measured using tax rates expected to apply to taxable income in the year that these temporary differences reverse.

     8.   STATEMENT OF CASH FLOWS

    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for a one-day period.

     9.   OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

    In the ordinary course of business, the Bank enters into off-balance sheet financial instruments consisting of commitments to extend credit, credit card lines and standby letters of credit. Such financial instruments are recorded in the financial statements when they are exercised.

    10.   NET INCOME PER SHARE

    Net income per share is based on the weighted average common shares outstanding of 4,000 shares. The Bank had no arrangements which would be considered dilutive.

                                 DUCK HILL BANK

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS



NOTE B - SECURITIES

    Securities at December 31, 1996, consisted of available-for-sale securities with a carrying amount of $12,322,000. The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of these securities at December 31, 1996, are as follows:

                                                                                     (In Thousands)
                                                                                   Gross           Gross           Estimated
                                                               Amortized        Unrealized      Unrealized           Fair
                                                                 Cost              Gains          Losses             Value
                                                             -------------    ------------     -------------    -------------
        Available-for-sale securities:
           U. S. Treasury securities                         $       3,102    $         30     $           9    $       3,123
           Obligations of other U. S.
               Government agencies                                   2,915              19                28            2,906
           Obligations of states and
               municipal subdivisions                                  803              58                 6              855
           Mortgage-backed and other
               installment obligations                               5,371              79                12            5,438
                                                             -------------    ------------     -------------    -------------

                                                             $      12,191    $        186     $          55    $      12,322
                                                             =============    ============     =============    =============

    The scheduled maturities of securities available-for-sale at December 31, 1996, are as follows:

                                                                                                     (In Thousands)
                                                                                                                  Estimated
                                                                                               Amortized            Fair
                                                                                                  Cost              Value
                                                                                             --------------   ---------------
        Due in one year or less                                                              $          897   $           947
        Due after one year through five years                                                         4,078             4,100
        Due after five years through ten years                                                        1,659             1,653
        Due after ten years                                                                             186               184
        Mortgage-backed securities and other
           installment obligations                                                                    5,371             5,438
                                                                                             --------------   ---------------

                                                                                             $       12,191   $        12,322
                                                                                             ==============   ===============

                                 ( Continued )

                                 DUCK HILL BANK

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS



NOTE B - SECURITIES  (Continued)

    For the years ended December 31, 1996 and 1995, gross gains of $264,806 and $122,030, respectively, and gross losses of $585 and $15,556, respectively, were realized on available-for-sale securities. Included in gains is $256,819 in 1996 and $122,030 in 1995 collected on bonds issued as guaranteed investment contracts with Executive Life Insurance Company (Executive Life). In 1991, the Bank determined that these investments were permanently impaired as Executive Life was placed into conservatorship and, as a result, the bonds were written down to their estimated value. Subsequently, the Bank received collections from the conservator and collections in excess of the remaining bases have been reported as securities gains. Management of the Bank is uncertain of any future collections.

    Securities with carrying values of $1,200,000 at December 31, 1996, were pledged for various purposes as required by law.

    Banking regulations define "high-risked mortgage securities" as mortgage derivative products that are determined through testing to have more volatility, particularly price volatility, than a benchmark mortgage pass-through security. It is the policy of the Bank to monitor its mortgage derivative products through testing to determine if any are considered "high-risked." At December 31, 1996, securities included no "high-risked mortgage securities."


NOTE C - LOANS

    Loans outstanding include the following types at December 31, 1996:

                                                                                     (In
                                                                                  Thousands)
      Real estate                                                                $   2,824
      Agricultural                                                                     896
      Commercial and industrial                                                        476
      Loans to individuals for personal expenditures                                 1,429
                                                                                 ---------
                                                                                     5,625
      Unearned interest                                                               (144)
      Reserve for loan losses                                                          (91)
                                                                                 ---------
                                                                                 $   5,390
                                                                                 =========

    At December 31, 1996, the Bank had no loans on which the accrual of interest had been discontinued.



                                 ( Continued )

                                 DUCK HILL BANK

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS




NOTE C - LOANS  (Continued)

    Transactions in the reserve for loan losses for the years ended December 31, 1996 and 1995, were as follows:

                                                                                                        (In Thousands)
                                                                                                     1996          1995
                                                                                                  -----------   -----------
      Balance at beginning of year                                                                $        90   $        85
      Additions:
          Recoveries                                                                                        2             5
          Provision for loan losses charged to operations                                                  35            10
                                                                                                  -----------   -----------
                                                                                                          127           100
      Deductions:
          Loans charged off                                                                               (36)          (10)
                                                                                                  -----------   -----------
      Balance at end of year                                                                      $        91   $        90
                                                                                                  ===========   ===========


NOTE D - PREMISES AND EQUIPMENT

    The detail of premises and equipment at December 31, 1996, is as follows:



                                                                                                                    (In
                                                                                                                Thousands)
                                                                                                                ----------
      Premises:
          Land                                                                                                    $      16
          Buildings and improvements                                                                                    170
      Equipment                                                                                                         318
                                                                                                                  ---------
                                                                                                                        504
      Less accumulated depreciation                                                                                    (377)
                                                                                                                  ---------
                                                                                                                  $     127
                                                                                                                  =========



    The amounts charged to operating expense for depreciation totaled $45,639 for 1996.

                                 DUCK HILL BANK

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS




NOTE E - REGULATORY MATTERS

    The Bank is subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

    To ensure capital adequacy, quantitative measures have been established by regulators and these require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average adjusted total assets (leverage). Management believes, as of December 31, 1996, that the Bank exceeds all capital adequacy requirements.

    At December 31, 1996, the Bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has total risk-based capital of 10% or more, has a Tier I risk-based ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization.

    The actual capital amounts and ratios at December 31, 1996, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure:



                                                                                                    ($ In Thousands)
                                                                                                  Amount           Ratio
                                                                                               -----------        -------
          Total risk-based                                                                     $     1,851          31.2%
          Tier I risk-based                                                                          1,777          29.9%
          Tier I leverage                                                                            1,777           8.9%

    The minimum amounts of capital and ratios as established by banking regulators at December 31, 1996, were as follows:

                                                                                                    ($ In Thousands)
                                                                                                  Amount            Ratio
                                                                                               -----------         -------
          Total risk-based                                                                     $       475           8.0%
          Tier I risk-based                                                                            237           4.0%
          Tier I leverage                                                                              800           4.0%

    Banking regulations also limit the amount of dividends that may be paid without prior approval of the agencies which regulate the Bank.

                                 DUCK HILL BANK

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS



NOTE F - INCOME TAXES

    The current and deferred income tax provisions included in the statements of income for the years ended December 31, 1996 and 1995, are as follows:


                                                                                                           (In Thousands)
                                                                                                         1996         1995
                                                                                                       --------     ---------
      Current tax expense                                                                              $    114     $      74
      Deferred tax expense (benefit)                                                                         (1)            3
                                                                                                       --------     ---------

                                                                                                       $    113     $      77
                                                                                                       ========     =========

    The reasons for the differences between the federal statutory rates and the effective rates are as follows:

                                                                                        ($ In Thousands)
                                                                                     Years Ended December 31,
                                                                   ---------------------------------------------------------
                                                                               1996                            1995
                                                                   --------------------------      -------------------------
                                                                                      % of                            % of
                                                                                     Pretax                          Pretax
                                                                      Amount         Income           Amount         Income
                                                                   -----------     ----------      -----------      --------
    Tax at statutory rate                                         $        133             34%     $        87           34%
    Change in rates resulting from:
          Tax-exempt interest                                              (13)            (3%)            (11)          (4%)
    Nondeductible expenses                                                   2             --                2           --
    Other                                                                   (9%)           (2)              (1)          --
          ----                                                     -----------     ----------      -----------     --------
      Actual Tax Provision                                         $       113             29%     $        77           30%
                                                                   ===========     ==========      ===========     ========

    The components of the net deferred tax liability included in the financial statements at December 31, 1996, are as follows:

                                                                                                                      (In
                                                                                                                   Thousands)
      Deferred tax asset:
          Reserve for loan losses                                                                                  $     17
          State net operating loss carryover                                                                             12
                                                                                                                   --------
                                                                                                                         29
                                                                                                                   --------
    Deferred tax liability:
          Premises and equipment                                                                                         13
          Unrealized gain on available-for-sale securities                                                               44
          Securities                                                                                                     17
                                                                                                                   --------
                                                                                                                         74
                                                                                                                   --------

      Net deferred tax liability                                                                                   $     45
                                                                                                                   ========

    The Bank's tax returns for the years 1995 and 1996 are being examined by the Internal Revenue Service. Based upon preliminary findings, management is of the opinion that any adjustments will not be significant.

                                 DUCK HILL BANK

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS



NOTE G - RELATED PARTY TRANSACTIONS

    In the normal course of business, the Bank makes loans to its directors and officers and to companies in which they have a significant ownership interest. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans amounted to approximately $118,000 at December 31, 1996. In the opinion of management, such loans are consistent with sound banking policies and are within applicable regulatory and lending limitations.


NOTE H - COMMITMENTS AND CONTINGENT LIABILITIES

    In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit life, etc., which are not reflected in the accompanying financial statements at December 31, 1996. The Bank had no outstanding letters of credit, and had made loan commitments of approximately $34,000. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instrument. The Bank uses the same credit policies in making commitments and conditional obligations as it does for its lending activities. No significant losses are anticipated as a result of these transactions.


NOTE I - CONCENTRATION OF CREDIT RISK

    Most of the Bank's loans, commitments, and letters of credit have been granted in the Bank's primary market area. Generally, borrowers are also depositors of the Bank. Investments in states and municipal securities also include governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note C. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted primarily to commercial borrowers.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Restated Charter of the Registrant provides as follows:

         TWELFTH: INDEMNIFICATION OF CERTAIN PERSONS:

                  To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

         Article V, INDEMNIFICATION, of the Registrant's Amended and Restated Bylaws provides as follows:

                  The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

                  Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

                  A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the Board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders.

ITEM 21.   EXHIBITS.

                  The following exhibits are filed herein or have been, as noted, previously filed:


Exhibit No.                                                 Description
--------------  ------------------------------------------------------------------------------------------------
    2.1         Agreement and Agreement to Merge, dated as of November 6, 1997, by and between Union
                Planters Corporation, Union Planters Holding Corporation, Union Planters Bank, National
                Association and Duck Hill Bank. (Included as Appendix A to the Proxy Statement included as part of this Registration Statement)

    2.2         Agreement to Merge of Duck Hill Bank into and with Union Planters Bank, National Association
                (Included as Appendix B to the Proxy Statement included as part of this Registration Statement)

    4.1         Restated Charter of Union Planters Corporation.  (Incorporated by reference to Exhibit 3(a)  of the UPC March 31, 1998 Form 10-Q/A)

    4.2         Amended and Restated Bylaws of Union Planters Corporation. (Incorporated by reference to exhibit 3(d)
                to the Annual Report on Form 10-K of UPC for the fiscal year ended December 31, 1996
                (File No. 0-6919))

    5.1         Opinion of E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters
                Corporation, as to the validity of the shares of UPC Common Stock

    8.1         Opinion of Wyatt, Tarrant & Combs as to federal income tax consequences

   23.1         Consent of Price Waterhouse LLP

   23.2         Consent of T. E. Lott & Company, independent auditors for Duck Hill Bank

   23.3         Consent of E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters
                Corporation (included in Exhibit 5.1)

   23.4         Consent of Wyatt Tarrant & Combs (included in Exhibit 8.1)

   24.1         Power of Attorney (contained on the signature page hereof)

   99.1         Form of proxy of Duck Hill Bank

ITEM 22.   UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (7) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (8) That every prospectus: (i) that is filed pursuant to Paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on this the 16th day of April, 1998.

                                     REGISTRANT

                                     UNION PLANTERS CORPORATION



                                     By: /S/ Benjamin W. Rawlins, Jr.
                                        ----------------------------------------
                                         Benjamin W. Rawlins, Jr.
                                         Chairman of the Board and Chief
                                         Executive Officer

         We, the undersigned directors and officers of Union Planters Corporation do hereby constitute and appoint E. James House, Jr. and M. Kirk Walters, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and at the dates indicated.


         SIGNATURES                                 TITLE                                        DATE
         ----------                                 -----                                        ----
/S/Benjamin W. Rawlins, Jr.               Chairman of the Board, Chief Executive             April 16, 1998
-----------------------------------         Officer, Director (Principal
   Benjamin W. Rawlins, Jr.                 Executive Officer)


/S/Jackson W. Moore                       President, Chief Operating Officer,                April 16, 1998
-----------------------------------         Director
   Jackson W. Moore

/S/John W. Parker                         Executive Vice President and                       April 16, 1998
-----------------------------------         Chief Financial Officer
   John W. Parker                           (Principal Financial Officer)


/S/M. Kirk Walters                        Senior Vice President, Treasurer,                  April 16, 1998
-----------------------------------         and Chief Accounting Officer
   M. Kirk Walters


         SIGNATURES                                 TITLE                                        DATE
         ----------                                 -----                                        ----

/S/Albert M. Austin                                Director                                   April 16, 1998
----------------------------------
   Albert M. Austin

/S/Marvin E. Bruce                                 Director                                   April 16, 1998
----------------------------------
   Marvin E. Bruce

/S/George W. Bryan                                 Director                                   April 16, 1998
----------------------------------
   George W. Bryan

/S/James E. Harwood                                Director                                   April 16, 1998
----------------------------------
   James E. Harwood

/S/Parnell S. Lewis, Jr.                           Director                                   April 16, 1998
----------------------------------
   Parnell S. Lewis, Jr.

/S/C.J. Lowrance, III                              Director                                   April 16, 1998
----------------------------------
   C. J. Lowrance, III

/S/Stanley D. Overton                              Director                                   April 16, 1998
----------------------------------
   Stanley D. Overton

/S/Dr. V. Lane Rawlins                             Director                                   April 16, 1998
----------------------------------
   Dr. V. Lane Rawlins

/S/Donald F. Schuppe                               Director                                   April 16, 1998
----------------------------------
   Donald F. Schuppe

/S/David M. Thomas                                 Director                                   April 16, 1998
----------------------------------
    David M. Thomas

/S/Richard A. Tripper, Jr                          Director                                   April 16, 1998
----------------------------------
   Richard A. Tripper, Jr.

/S/ Spence L. Wilson                               Director                                   April 16, 1998
----------------------------------
    Spence L. Wilson

                                  EXHIBIT INDEX

                  The following exhibits are filed herein or have been, as noted, previously filed:

Exhibit No.                                                 Description
--------------  ---------------------------------------------------------------------------------------------------
    2.1         Agreement and Agreement to Merge, dated as of November 6, 1997, by and between Union Planters
                Corporation, Union Planters Holding Corporation, Union Planters Bank, National Association
                and Duck Hill Bank. (Included as Appendix A to the Proxy Statement included as part of this
                Registration Statement)

    2.2         Agreement to Merge of Duck Hill Bank into and with Union Planters Bank, National Association
                (Included as Appendix B to the Proxy Statement included as part of this Registration Statement)

    4.1         Restated Charter of Union Planters Corporation.  (Incorporated by reference to Exhibit 3(a) to the
                Annual Report on Form 10-K of UPC for the fiscal year ended December 31, 1996)

    4.2         Amended and Restated Bylaws of Union Planters Corporation. (Incorporated by reference to exhibit 3(d)
                to the Annual Report on Form 10-K of UPC for the fiscal year ended December 31, 1996
                (File No. 0-6919))

    5.1         Opinion of E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters
                Corporation, as to the validity of the shares of UPC Common Stock

    8.1         Opinion of Wyatt, Tarrant & Combs as to federal income tax consequences

   23.1         Consent of Price Waterhouse LLP

   23.2         Consent of  T. E. Lott & Company, independent auditors for Duck Hill Bank

   23.3         Consent of E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters
                Corporation (included in Exhibit 5.1)

   23.4         Consent of Wyatt Tarrant & Combs (included in Exhibit 8.1)

   24.1         Power of Attorney (contained on the signature page hereof)

   99.1         Form of proxy of Duck Hill Bank

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